EXHIBIT 10.3

EXECUTION VERSION

ASSET SALE AGREEMENT

BY AND AMONG

NORTEL NETWORKS CORPORATION

NORTEL NETWORKS LIMITED

NORTEL NETWORKS INC.

AND

THE OTHER ENTITIES IDENTIFIED HEREIN AS SELLERS

AND

PSP HOLDING LLC

DATED AS OF AUGUST 26, 2010

i

TABLE OF CONTENTS

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TABLE OF CONTENTS

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EXHIBITS

Exhibit A – Other Sellers

Exhibit B – EMEA Sellers

Exhibit C – Canadian Debtors; U.S. Debtors; Non-Debtor Sellers

Exhibit D – EMEA Asset Sale Agreement

Exhibit E – Contract Manufacturing Inventory Agreements Term Sheet

Exhibit F – Escrow Agreement

Exhibit G – Intellectual Property License Agreement

Exhibit H – Knowledge of the Purchaser

Exhibit I – Loaned Employee Agreement

Exhibit J – Mandatory Regulatory Approvals - Relevant Antitrust Jurisdictions / Authorities

Exhibit K – Form of Sublease

Exhibit L – Transitional Trademark License Agreement

Exhibit M – Transition Services Agreement

Exhibit 2.1.7(d) – Cure Costs and Related Agreements

Exhibit 5.1.1(b) – Form of U.S. Bidding Procedures Order

Exhibit 5.1.2(b) – Form of U.S. Sale Order

Exhibit 5.2.1 – Form of Canadian Sales Process Order

Exhibit 5.2.2 – Form of Canadian Approval and Vesting Order

Exhibit 5.4(a) – Form of Letter to Suppliers

Exhibit 5.7 – Certain Communications

Exhibit 5.16 – Form of Real Estate License

Exhibit 5.25 – Transition Services

ASSET SALE AGREEMENT

This Asset Sale Agreement is dated as of August 26, 2010, among Nortel Networks Corporation, a corporation organized under the laws of Canada (“NNC”), Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”), Nortel Networks Inc., a corporation organized under the laws of Delaware (“NNI” and, together with NNC and NNL, the “Main Sellers”), the affiliates of the Main Sellers listed in Exhibit A hereto (the “Other Sellers” and, together with the Main Sellers, the “Sellers”) and PSP Holding LLC, a limited liability company organized under the laws of Delaware (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Sellers and the affiliates of the Main Sellers listed in Exhibit B hereto (the “EMEA Sellers”) beneficially own and operate the Business (as defined below);

WHEREAS, on January 14, 2009 (the “Petition Date”), NNC, NNL and the Other Sellers listed in part 1 of Exhibit C hereto (together, the “Canadian Debtors”) filed with the Canadian Court (as defined below) an application for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) (the proceedings commenced by such application, the “CCAA Cases”) and were granted certain initial creditor protection pursuant to an order issued by the Canadian Court on the same date, which also appointed Ernst & Young Inc. as “Monitor” in connection with the CCAA Cases and has been extended by further order of the Canadian Court from time to time, most recently on April 14, 2010, as the same may be amended and restated from time to time by the Canadian Court;

WHEREAS, NNI and the Other Sellers listed in part 2 of Exhibit C hereto are debtors-in-possession under the U.S. Bankruptcy Code (as defined below) which commenced cases under Chapter 11 of the U.S. Bankruptcy Code on the Petition Date by filing voluntary petitions for relief in the U.S. Bankruptcy Court for the District of Delaware (the “Chapter 11 Cases”);

WHEREAS, the EMEA Sellers other than Nortel Networks (Northern Ireland) Limited on the Petition Date filed applications with the English Court (as defined below), pursuant to the Insolvency Act of 1986, as amended (the “Insolvency Act”) and the European Union’s Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the proceedings commenced by such applications, the “EMEA Cases”) and the English Court issued orders appointing Alan Bloom, Stephen Harris, Christopher Hill and Alan Hudson of Ernst & Young LLP as joint administrators of each of the EMEA Sellers (other than Nortel Networks (Ireland) Limited, for which David Hughes of Ernst & Young Chartered Accountants and Alan Bloom serve as joint administrators) (the “Joint Administrators”) under the Insolvency Act, which orders were extended for a 24-month period by further order of the English Court on January 10, 2010;

WHEREAS, the entities listed under the heading “Israeli Companies” in part 4 of Exhibit C hereto (the “Israeli Companies”) on January 18, 2009 filed applications with the Tel-Aviv-Jaffa District Court (the “Israeli Court”), pursuant to the Israeli Companies Law, 1999, and the regulations relating thereto (collectively, the “Israeli Companies Law”) for a stay of proceedings, and the Israeli Court appointed Yaron Har-Zvi and Avi D. Pelossof (the “Joint Israeli Administrators”) on January 19, 2009, as joint administrators of the Israeli Companies under the Israeli Companies Law;

WHEREAS, on May 28, 2009, the Commercial Court of Versailles, France ordered the commencement of secondary proceedings and the appointment of an administrator and a liquidator in respect of Nortel Networks S.A.;

WHEREAS, on July 14, 2009, Nortel Networks (CALA) Inc. (collectively with the Other Sellers listed in part 2 of Exhibit C hereto, the “U.S. Debtors”) commenced a case under Chapter 11 of the U.S. Bankruptcy Code by filing a voluntary petition for relief in the U.S. Bankruptcy Court of the District of Delaware;

WHEREAS, the Other Sellers listed in part 3 of Exhibit C hereto (the “Non-Debtor Sellers”) and Nortel Networks (Northern Ireland) Limited are not subject to any Bankruptcy Proceedings (as defined below) as of the date hereof;

WHEREAS, the Sellers have agreed to transfer to the Purchaser and/or the Designated Purchasers (as defined below), and the Purchaser has agreed to purchase and assume, and cause the Designated Purchasers to purchase and assume, including, to the extent applicable, pursuant to sections 363 and 365 of the U.S. Bankruptcy Code and pursuant to the Canadian Approval and Vesting Order, the Assets and the Assumed Liabilities (each as defined below) from the Sellers, upon the terms and conditions set forth hereinafter;

WHEREAS, simultaneously with the execution of this Agreement, the EMEA Sellers, the Joint Administrators and the Purchaser are entering into a separate agreement in the form set forth in Exhibit D hereto (the “EMEA Asset Sale Agreement”) providing for the sale to the Purchaser (and/or the EMEA Designated Purchasers (as defined therein)) of the assets of the Business held by the EMEA Sellers;

WHEREAS, the Parties (as defined below) acknowledge and agree that the purchase by the Purchaser (and the Designated Purchasers and the EMEA Designated Purchasers, if any) of the Assets and the EMEA Assets (as defined below), the license of Intellectual Property under the Intellectual Property License Agreement and the Trademark License Agreement (each as defined below), and the assumption by the Purchaser, the Designated Purchasers and the EMEA Designated Purchasers, as the case may be, of the Assumed Liabilities and the EMEA Assumed Liabilities (as defined below) are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers, their Affiliates or the EMEA Sellers and each Seller acknowledges that the consideration to be paid is fair value and reasonably equivalent value for the acquisitions by the Purchaser, the Designated Purchasers and the EMEA Designated Purchasers of the Assets and the EMEA Assets, the license of Intellectual Property under the Intellectual Property License Agreement and the Trademark License Agreement (each as defined below) and the assumption by the Purchaser, the Designated Purchasers and the EMEA Designated Purchasers of the Assumed Liabilities and the EMEA Assumed Liabilities, as set forth hereunder and in the EMEA Asset Sale Agreement; and

WHEREAS, in addition, on or before the Closing, the Purchaser, certain Sellers (or Affiliates of the Sellers) and certain EMEA Sellers will enter into the following ancillary agreements (together, the “Ancillary Agreements”): (i) the Intellectual Property License Agreement, (ii) the Transition Services Agreement, (iii) the Trademark License Agreement and (iv) the Loaned Employee Agreement (each as defined below) and will use their reasonable best efforts to negotiate in good faith (v) the Local Sale Agreements, (vi) the Sublease, (vii) the Contract Manufacturing Inventory Agreements, and (viii) the Subcontract Agreement (each as defined below). On or before the Closing, the Purchaser will also use its reasonable best efforts to negotiate in good faith and enter into the NN Turkey Distribution and Services Agreement (each as defined below).

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby (the sufficiency of which is acknowledged), the Parties agree as follows:

ARTICLE I.

INTERPRETATION

SECTION 1.1 Definitions. Capitalized Terms Used But Not Otherwise Defined Herein Shall Have The Meanings Set Forth Below:

“Accounting Arbitrator” means the auditing firm of international reputation that is (i) jointly selected by the Primary Parties and NNUK, or (ii) in case they cannot agree on any such firm, such other auditing firm of international reputation (or, if the Primary Parties and NNUK agree on other criteria, such Person as satisfies such other criteria) that is selected by the American Arbitration Association at the request of the first of the Primary Parties and NNUK to move.

“Acquired Business” means the Business of the Sellers to the extent to be acquired or assumed hereunder.

“Action” means any litigation, action, hearing, investigation, complaint, suit (whether civil, criminal, administrative or otherwise at law or in equity), charge, binding arbitration, Tax audit or other legal, administrative or judicial proceeding, including Intellectual Property litigation (including infringement, indemnification, and declaratory judgment actions).

“Adjusted Net Working Capital Transferred” means, as of any given date, an amount equal to the Inventory Value plus the CIP Unbilled Accounts Receivable plus Prepaid Expenses minus the Warranty Provision minus Transferred Employee Liabilities.

“Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, or is Controlled by, such Person; provided, however, that (i) no EMEA Seller or Subsidiary of an EMEA Seller shall be deemed an Affiliate of any Seller, and (ii) no joint venture listed in Section 1.1(a) of the Sellers Disclosure Schedule shall be deemed an Affiliate of any Seller.

“Aggregate Escrow Amount” means the aggregate of the Succession Tax Escrow Amount, the EMEA Tax Escrow Amount, and the Post-Closing Purchase Price Escrow Amount.

“Agreement” means this Asset Sale Agreement, the Sellers Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and all amendments hereto and thereto made in accordance with Section 10.4.

“Alternative Transaction” means (i) the sale, transfer or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, amalgamation, plan of arrangements or other similar transaction, of all or a “substantial portion” of the Business or all or a “substantial portion” of the Assets and the EMEA Assets, considered as a whole, in a transaction or a series of transactions (A) with one or more Persons other than the Purchaser and/or its Affiliates or (B) with a Successful Bidder, other than the Purchaser or its Affiliates, which may include multiple bidders whose bids are combined or (ii) the retention by all or part of the Sellers (or their successor entities emerging from the Bankruptcy Proceedings) of all or a majority of the Business, or all or a majority of the Assets and the EMEA Assets taken as a whole, pursuant to a plan of reorganization under Section 1129 of the Bankruptcy Code filed or otherwise sponsored by one or more third-party creditors of the Sellers pursuant to which all or a majority of the reorganized entity (including such portion of the Business or such Assets) is acquired by one or more Persons (other than the third-party creditors or the Purchaser and/or the Purchaser’s Affiliates) in a transaction announced prior to such reorganization or within six (6) months of such reorganization, rather than being retained by the creditors generally; provided, however, that an “Alternative Transaction” shall not include (1) except as specified in clause (ii) above, the retention of the Acquired Business by all or part of the Sellers (or their successor entities emerging from the Bankruptcy Proceedings) under a standalone plan of reorganization or plan of arrangement approved by the U.S. Bankruptcy Court or another Bankruptcy Court or any plan of arrangement approved by the Canadian Court, (2) the sale, assignment, leasing, expiration, termination or other disposition by the Sellers of any real estate or real estate lease, as applicable, not in violation of this Agreement, in connection with the implementation of the Sellers’ global real estate strategy and not as part of a sale of a going concern, or (3) the sale, transfer or other disposition, directly or indirectly, of any portion of the Business, the Assets or the EMEA Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers. As used in this definition, “substantial portion” shall refer to 35% of the fair market value of the Business or the Assets and the EMEA Assets, considered as a whole, as applicable.

“Ancillary Agreements” has the meaning set forth in the recitals to this Agreement.

“Antitrust Laws” means the HSR Act, the EC Merger Regulation, and any competition, merger control and antitrust Law of the European Union, any applicable European Union member states and EFTA states, and any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Assets” has the meaning set forth in Section 2.1.1.

“Assigned Contracts” means all Seller Contracts except (i) the Excluded 365 Contracts, (ii) the Excluded Non-365 Contracts and (iii) the Non-Assigned Contracts.

“Assumed and Assigned Contracts” has the meaning set forth in Section 2.1.5(c).

“Assumed Liabilities” has the meaning set forth in Section 2.1.3.

“Auction” has the meaning attributed to such term in the U.S. Bidding Procedures Order.

“Available Real Estate Leases” has the meaning set forth in Section 2.1.6(b)(i).

“Bankruptcy Consents” has the meaning set forth in Section 4.1(a).

“Bankruptcy Court” means the U.S. Bankruptcy Court, the Canadian Court, the English Court or any other court before which Bankruptcy Proceedings are held.

“Bankruptcy Laws” means the U.S. Bankruptcy Code, the CCAA, the Insolvency Act and the other applicable bankruptcy, insolvency, administration or similar Laws of any jurisdiction where Bankruptcy Proceedings are held.

“Bankruptcy Proceedings” means the Chapter 11 Cases, the CCAA Cases, the EMEA Cases and, in each case, any proceedings occurring or authorized thereunder, as well as any other voluntary or involuntary bankruptcy, insolvency, administration or similar judicial or other proceedings concerning any of the Sellers or the EMEA Sellers that are held from time to time.

“Base Purchase Price” has the meaning set forth in Section 2.2.1.

“Bid” means any bid, proposal, offer or quotation which, if accepted, would result in the award of a Contract.

“Bid Deadline” has the meaning set forth in the Bidding Procedures.

“Bidding Procedures” means the procedures approved pursuant to the U.S. Bidding Procedures Order.

“Break-Up Fee” means a cash fee in the amount of $2,500,000 minus any Expense Reimbursement paid.

“Bundled Contract” has the meaning set forth in Section 5.14(a).

“Business” means, collectively, the following business segments of the Sellers and EMEA Sellers as described below:

(i) the Multi-Service Switch (formerly known as “Passport”, including the element management platform portion thereof, Shasta and DPN (and related element management products) business segments of the Sellers and the EMEA Sellers comprising Employees, customer and supplier relationships and the goodwill associated therewith, through which such entities, individually, jointly or in collaboration with or pursuant to contracts with Third Parties, and using any variety of technologies, research, design, develop, process, manufacture (through contract manufacturers), assemble, test, support, market and sell globally to end users and resellers the Products; and

(ii) the global services business segment of the Sellers and the EMEA Sellers, which provides, individually or with Third Parties, the following services with respect to the Products (collectively, the “Services”):

(a) implementation and enhancement services, including network planning, consultation, network management, engineering, installation, integration, convergence, optimization and security services;

(b) support services, including the support of multi-vendor voice-data-video-converged networks, including providing software, technical support, hardware and software maintenance, corrective content management, equipment spares logistics, and on-site engineers;

(c) managed and outsourced services, ranging from support of individual solutions to entire multi-vendor networks;

(d) hosted services, including single and multi-tenant hosted services, hosted multimedia services and applications performance engineering;

(e) application services, including application development, integration and communications-enabled application solutions; and

(f) communications integration services provided in connection with third party equipment,

but, in each case, only to the extent that the services relate to, are ancillary to, implement, support and manage, the Products and Third Party equipment supplied in connection with the Products or equipment supplied by Third Parties if, as of the date hereof, the Sellers generally provide such services with respect to such equipment, but excluding, in each of clauses (i) and (ii) above: (A) the LGN Joint Venture or NN Turkey, (B) any Excluded Asset or EMEA Excluded Asset, and (C) Overhead and Shared Services.

“Business Day” means a day on which the banks are opened for business (Saturdays, Sundays, statutory and civic holidays excluded) in (i) New York, New York, United States, (ii) Toronto, Ontario, Canada, and (iii) London, England, United Kingdom.

“Business Information” means, whether in paper, digital or other tangible form, (i) if used exclusively in connection with the Business, all books, records, files, ledgers, sales literature or similar documents in the possession or under control of the Sellers and that, in each case, is used exclusively in connection with the Business, including information on past, present and prospective customers and suppliers, policies and procedures, Owned Equipment manuals and materials and procurement documentation exclusively used in the Business or in respect of any Asset or Assumed Liability, documents containing information relating to the research and development of the Products or the Services (whether relating to activities by the Sellers and the EMEA Sellers associated with the Products and Services as of the Closing or any time prior thereto), documents containing technical information, operating and production records, quality control records, blueprints, research and development notebooks and files, customer credit data, manuals, documents containing engineering and scientific data, sales and promotional literature, drawings, technical plans, business plans, budgets and price lists, and (ii) copies of the materials listed on Section 1.1(b) of the Sellers Disclosure Schedule; provided, that with regard to copies provided pursuant to clause (ii), “Business Information” shall not include (A) the competitively sensitive portions of the foregoing that relate to Excluded Assets, Excluded Liabilities or other business lines of the Sellers, and (B) any materials whose disclosure would (1) jeopardize any attorney-client or other legal privilege or (2) contravene any fiduciary duty or agreement existing on the date hereof (including any confidentiality agreement to which the Sellers or any of their Affiliates are a party); and provided, further, that “Business Information” shall not include the Employee Records.

“Business Registered IP” has the meaning set forth in Section 4.5(b).

“Calculation Principles” means the Nortel Accounting Principles, to the extent applicable to the determination of the Adjusted Net Working Capital Transferred, and the other accounting principles, methodologies and policies for the determination of the Adjusted Net Working Capital Transferred set forth in Section 1.1(c) of the Sellers Disclosure Schedule.

“Canadian Approval and Vesting Order” has the meaning set forth in Section 5.2.2.

“Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

“Canadian Debtors” has the meaning set forth in the recitals to this Agreement.

“Canadian Sale Hearing” has the meaning set forth in Section 5.1.2.

“Canadian Sales Process Order” has the meaning set forth in Section 5.2.1.

“Canadian Sales Process Order Motion” has the meaning set forth in Section 5.2.1.

“Cash Collateral” means the cash collateralizing performance bonds or other credit support posted or procured by a Seller set forth on Section 1.1(d) of the Sellers Disclosure Schedule.

“CCAA” has the meaning set forth in the recitals to this Agreement.

“CCAA Cases” has the meaning set forth in the recitals to this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“CIP Unbilled Accounts Receivable” means, as of any given date, all amounts classified by the Sellers and the EMEA Sellers in Contracts in progress accounts and other uninvoiced accounts receivable relating to the Business with respect to Contracts in progress, as recognized by the Business pursuant to the Calculation Principles.

“Claim” has the meaning set forth in section 101(5) of the U.S. Bankruptcy Code.

“Clean Team Confidentiality Agreement” means the clean team confidentiality agreement by and between NNL and its Subsidiaries and the Purchaser and its Subsidiaries, dated as of April 20, 2010, as amended from time to time.

“Clean Team Members” has the meaning attributed to that term in the Clean Team Confidentiality Agreement.

“Closing” has the meaning set forth in Section 2.3.1.

“Closing Adjusted Net Working Capital Transferred” has the meaning set forth in Section 2.2.3.1(a).

“Closing EMEA Downward Adjustment” has the meaning set forth in Section 2.2.3.1(a).

“Closing Date” has the meaning set forth in Section 2.3.1.

“Closing Pre-Close Employment Payments” has the meaning set forth in Section 2.2.3.1(a).

“Closing Statement” has the meaning set forth in Section 2.2.3.1(a).

“Closing Total Prepaid Revenue Transferred” has the meaning set forth in Section 2.2.3.1(a).

“COBRA” means the continuation coverage required by Section 4980B of the Code.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collective Labor Agreement” means any written agreement, or addendum appendix or side letter thereto, that a Person has entered into with any union or collective bargaining agent with respect to terms and conditions of employment of such Person’s employees.

“Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases.

“Competing Transaction” has the meaning set forth in Section 5.27.

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment.

“Confidential Information” has the meaning set forth in Section 5.11(b).

“Confidentiality Agreement” means the confidentiality agreement by and among the Purchaser and NNI, among other parties, dated March 4, 2010.

“Consent” means any approval, authorization, consent, order, license, permission, permit, qualification, exemption or waiver by any Government Entity or other Third Party.

“Contract” means any written binding contract, agreement, instrument, lease, ground lease or commitment.

“Contractual Liabilities” means all Liabilities of the Sellers that arise in the Ordinary Course under Customer Contracts or under the MSS Portion of any Bundled Contracts, including marketing, allowance funds, technical training, demonstration equipment, events, trade shows, advertising, other direct marketing activities and rebate programs, any obligations to buy back from resellers the Products sold by the Business to its resellers under the Seller Contracts or under the MSS Portion of any Bundled Contracts.

“Contract Manufacturing Inventory Agreements” means the agreements among the Purchaser and/or any Designated Purchasers, the relevant Sellers, and the contract manufacturers of the Business listed in Section 1.1(e) of the Sellers Disclosure Schedule that the relevant Parties will use their commercially reasonable efforts to execute on or before the Closing in the form that shall be negotiated in good faith pursuant to Section 5.23 and the term sheet attached hereto as Exhibit E.

“Contract Rejection Date” has the meaning set forth in Section 5.13(a).

“Control”, including, with its correlative meanings, “Controlled by” and “under common Control with”, means, in connection with a given Person, the possession, directly or indirectly, of the power to either (i) elect more than fifty percent (50%) of the directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, contract or otherwise.

“Covered Assets and Persons” has the meaning set forth in Section 5.18(a).

“Cross-Border Protocol” means that certain Cross-Border Insolvency Protocol approved by the U.S. Bankruptcy Court’s Order Pursuant to 11 U.S.C. §§ 105(a) Approving Cross-Border Court-to-Court Protocol, dated January 15, 2009, and the Canadian Court in an order, dated January 14, 2009, as the same may be amended from time to time.

“Cure Cost” means (i) any amounts required by section 365(b)(1) of the U.S. Bankruptcy Code to cure any defaults by the relevant U.S. Debtor under a 365 Contract and to pay any actual pecuniary losses that have resulted from such defaults under such 365 Contract, (ii) with respect to any Non-365 Seller Contract (other than Contracts of a Canadian Debtor that are assignable to the Purchaser without the consent of the counterparty), any amounts necessary to cure any monetary defaults and to pay any actual pecuniary losses under such Seller Contract in respect of the period prior to the Petition Date, and (iii) any amounts required to cure any monetary defaults under a Subleased Real Estate Lease and to pay any actual pecuniary losses under such Subleased Real Estate Lease in respect of the period prior to the Petition Date.

“Customer Contract” means any Seller Contract pursuant to which a Seller provides Products and/or Services to an end-user or a reseller, distributor, system integrator or service provider (including the Seller Contracts for Products or Services to be utilized by such reseller or distributor itself).

“Deferred Transfer Assumed Liability” has the meaning set forth in Section 5.13(d).

“Deferred Transfer Purchased Asset” has the meaning set forth in Section 5.13(c).

“Designated Courts” has the meaning set forth in Section 10.6(b).

“Designated Other Non-365 Contracts” has the meaning set forth in Section 2.1.6(a)(ii).

“Designated Other 365 Contracts” has the meaning set forth in Section 2.1.5(b).

“Designated Purchaser” has the meaning set forth in Section 2.4.

“Disagreement Notice” has the meaning set forth in Section 2.2.3.1(b).

“Distribution Agent” means the Person that will act as distribution agent for the Sellers and the EMEA Sellers hereunder, to be notified by the Main Sellers to the Purchaser by and not later than five (5) Business Days before the Closing.

“EC Merger Regulation” means Council Regulation (EC) No 139/2004 of January 20, 2004 on the control of concentrations between undertakings, as amended.

“Effective Hire Date” means the day on which the employment of an Employee commences or continues with the Purchaser or its Affiliates as provided in this Agreement.

“EMEA Asset Sale Agreement” has the meaning set forth in the recitals to this Agreement.

“EMEA Assets” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Assumed Liabilities” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Cases” has the meaning set forth in the recitals to this Agreement.

“EMEA Designated Purchaser” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Downward Adjustment” has the meaning attributed to such term in Schedule 8 of the EMEA Asset Sale Agreement.

“EMEA Owned Inventory” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“EMEA Sellers” has the meaning set forth in the recitals to this Agreement.

“EMEA Tax Escrow Amount” has the meaning attributed to that term in the EMEA Asset Sale Agreement.

“Employee” means any employee of the Sellers engaged in the Acquired Business, as listed in Section 4.11(b) of the Sellers Disclosure Schedule.

“Employee Information” has the meaning set forth in Section 4.11(b).

“Employee Records” means SAP electronic data files with respect to Transferred Employees.

“Employee Transfer Date” means, with respect to each jurisdiction where Employees will become Transferred Employees in accordance with this Agreement, 12:01 a.m. local time in such jurisdiction on the day immediately following the Closing Date.

“Employment Contract” means any Seller Employee Plan or other plan, program, agreement or arrangement pursuant to which any Person provides employment or consulting services to the Acquired Business.

“English Court” means the High Court of Justice of England and Wales.

“Environmental Liabilities and Claims” means any Liability (including, without limitation, remedial actions, punitive damages, consequential damages, treble damages, legal and expert fees, fines, penalties, sanctions, natural resource damages, or costs of feasibility studies, remedial investigation, and remedial actions to the extent required by Environmental Law), Action or other claim to the extent relating to (i) violations of Environmental Law prior to the Closing, (ii) any Releases or threatened Releases at, onto, from, beneath or migrating to or otherwise relating to (A) any assets or properties currently or formerly owned or operated by the Business or any predecessor in interest prior to the Closing, or (B) any facilities that received Hazardous Materials generated by the Business prior to the Closing, or (iii) natural resources damages related to conditions occurring prior to the Closing.

“Environmental Law” means any applicable Law relating to or regulating: (i) the management, Release or remediation of Hazardous Materials; (ii) the exposure of persons to Hazardous Materials; (iii) occupational health and safety; or (iv) pollution or protection of the environment or natural resources, including the United States Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and the Toxic Substances Control Act, all as amended, and any requirements of a Government Entity promulgated pursuant to these applicable laws or any analogous foreign, state, provincial or local laws.

“Environmental Permit” means any Consent required under any Environmental Law for the Acquired Business as currently conducted.

“Equipment” means tangible personal property, excluding any Inventory, Intellectual Property and, to the extent required by Law, any items of tangible property personally assigned to the Transferring Employees, but including all equipment, apparatus, appliances, test equipment, test labs, trial equipment, tooling, business supplies, hardware (including Computer Hardware) and other articles of tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is a member of a controlled group or any trade or business (whether or not incorporated) which is under common control with the Sellers or any Subsidiary within the meaning of Sections 414(b) and 414(c) of the Code.

“Escrow Account” means the following four (4) escrow accounts to be set up by the Escrow Agent pursuant to the Escrow Agreement: (i) an escrow account for the Succession Tax Amount (the “Succession Tax Escrow Account”), (ii) an escrow account for the EMEA Tax Escrow Amount, (iii) an escrow account holding the Post-Closing Purchase Price Escrow Amount (the “Post-Closing Purchase Price Escrow Account”), and (iv) an escrow account holding the Good Faith Deposit.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means the escrow agreement among NNI, NNL, NNUK, the Purchaser and the Escrow Agent to be entered into in the form of Exhibit F hereto in accordance with Section 2.2.5(a).

“Estimated EMEA Downward Adjustment” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Adjusted Net Working Capital Transferred” has the meaning set forth in Section 2.2.2(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.2.2(a).

“Estimated Pre-Close Employment Payments” has the meaning set forth in Section 2.2.2(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.2.2(b).

“Estimated Total Prepaid Revenue Transferred” has the meaning set forth in Section 2.2.2(a).

“European Union Entity” means a Government Entity of the European Union. For the avoidance of doubt, “European Union Entity” means a supranational Government Entity and not a Government Entity of any member State of the European Union.

“Excluded Assets” has the meaning set forth in Section 2.1.2.

“Excluded Employee Liabilities” has the meaning set forth in Section 7.3.

“Excluded Liabilities” has the meaning set forth in Section 2.1.4.

“Excluded Non-365 Contract” has the meaning set forth in Section 2.1.6(a)(iii).

“Excluded Products and Services” means all products and services provided by businesses or business segments of any Seller or EMEA Seller other than the Business.

“Excluded Taxes” has the meaning set forth in Section 6.9(a).

“Excluded 365 Contract” has the meaning set forth in Section 2.1.5(e).

“Exclusion Criteria” means (i) non-competition provision in any Customer Contract or Bundled Contract that would materially restrict the Purchaser or its Affiliates after the Closing from competing in any material business activity or (ii) a provision requiring the Purchaser to produce products and deliver services other than the Products or Services.

“Executory Contract” means an “executory contract” for the purposes of the U.S. Bankruptcy Code.

“Expense Reimbursement” means the Purchaser’s reasonable and documented out-of-pocket costs and expenses (including fees and expenses of the Purchaser’s advisors and notification and filing fees) in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby to the date of termination of this Agreement, in an aggregate amount which shall not exceed $1,500,000.

“Final Contract Designation Date” means (a) for an Other365 Contract, the later of (i) the twentieth (20th) day prior to the Closing Date and (ii) five (5) Business Days after such Other 365 Contract is listed on Schedule 2.1.5(b) of the Sellers Disclosure Schedule and a true, accurate and complete list thereof is delivered to the Purchaser and (b) for an Other Non-365 Contract, the later of (i) the third (3rd) Business Day prior to the Closing Date and (ii) five (5) Business Days after such Other Non-365 Contract is listed on Schedule 2.1.6(a)(ii) of the Sellers Disclosure Schedule; provided, that, in each case, if any U.S. Debtor confirms to the Purchaser a plan under Chapter 11 of the U.S. Bankruptcy Code pursuant to an order of the U.S. Bankruptcy Court prior to either of such dates, the “Final Contract Designation Date” for either an Other 365 Contract or an Other Non-365 Contract shall be the effective date of such plan.

“Final Order” means an order of any Bankruptcy Court, any court of competent jurisdiction or other Government Entity (i) as to which no appeal, notice of appeal, motion for leave to appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for leave to appeal, motion for rehearing or motion for new trial shall have expired; and (iii) as to which no stay is in effect; provided, however, that, with respect to an order issued by the U.S. Bankruptcy Court, the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 or Federal Rule of Civil Procedure 60 shall not cause an order not to be deemed a “Final Order” unless such motion shall be filed within fourteen (14) days of the entry of the order at issue.

“Financial Statements” has the meaning set forth in Section 4.7.

“Financing” has the meaning set forth in Section 3.4(b).

“French Escrow Amount” has the meaning attributed to the term in the EMEA Asset Sale Agreement.

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Good Faith Deposit” has the meaning set forth in Section 2.2.4(a).

“Government Entity” means any U.S., Canadian, UK, supranational, foreign, domestic, federal, territorial, provincial, state, municipal or local governmental authority, quasi-governmental authority, instrumentality, minister, governor in council, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including the European Commission.

“GST/HST” means goods and services tax or harmonized sales tax payable under Part IX of the Excise Tax Act (Canada).

“Hazardous Materials” means any chemical, material, waste or substance defined by or regulated under any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, pollutant, contaminant, toxic substance or toxic waste, including petroleum, petroleum products, asbestos, lead or polychlorinated biphenyls.

“Headcount Forecast” has the meaning set forth in the Transition Services Agreement.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inactive Employees” means Employees (other than Employees whose employment transfers to the Purchaser or a Designated Purchaser by operation of Law) who (i) have accepted the Purchaser’s or a Designated Purchaser’s Offer as provided in Section 7.1, and (ii) are on a Seller-approved leave of absence for military service, short- or long-term disability, medical leave, pregnancy or parental leave, Family and Medical Leave Act, jury duty or any other leave of absence provided under applicable Law as of the Employee Transfer Date and, in each case, are expected to return and actually work in the time permitted for such leave under applicable Law and, for any other leave, is expected to return to work and actually returns to work within six (6) months from the Closing Date.

“Inbound License Agreements” has the meaning set forth in Section 4.5(g)(i).

“Indebtedness” of any Person means at any date, without duplication, all obligations of such Person (i) for indebtedness for borrowed money (including any unpaid principal, premium and accrued and unpaid interest, penalties or fees), (ii) for indebtedness evidenced by promissory notes, bonds, debentures, notes or similar instruments, (iii) in respect of leases that are capitalized in accordance with GAAP under which such Person is the lessee, (iv) in respect of letters of credit issued for the account of such Person (to the extent drawn), (v) any “earn-out” obligations or other obligation for the deferred purchase price of property or services (excluding trade payables) and (vi) research and development funds received or invoices under any alliance agreement that may be required to be earned by future performance or repaid thereunder, (vii) in respect of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (vi) above, (vii) any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayment or default under any of the Indebtedness referred to in items (i) and (ii) above.

“Insolvency Act” has the meaning set forth in the recitals to this Agreement.

“Intellectual Property” means all intellectual and industrial property and all rights therein as recognized under the laws of the United States of America, Canada and/or other countries or jurisdictions, including rights in and to: (a) Trademarks; (b) Patents; (c) copyrights and works of authorship (including any registrations therefor or applications for registration thereof); (d) mask works and integrated circuit topographies (including any registrations therefor or applications for registration thereof); (e) trade secrets, know-how, and proprietary and confidential technical or business information; (f) any Software; (g) any technology; and (h) sui generis database rights.

“Intellectual Property License Agreement” means the agreement to be entered into between the relevant Sellers, on the one hand, and the Purchaser (or the relevant Designated Purchasers), on the other hand, on or prior to the Closing in the form attached hereto as Exhibit G.

“Inventory” means any inventories of raw materials, manufactured and purchased parts, works in process, packaging, stores and supplies, unassigned finished goods inventories (which are finished goods not yet assigned to a specific customer order) and merchandise.

“Inventory Value” means, as of any given date, the book value, net of all applicable reserves and provisions, of the Owned Inventory and the EMEA Owned Inventory calculated in accordance with the Calculation Principles.

“IP Escrow Agreements” has the meaning set forth in Section 5.9(c).

“IRS” means the United States Internal Revenue Service.

“Joint Administrators” has the meaning set forth in the recitals to this Agreement.

“KEIP” means the Nortel Networks Corporation Key Executive Incentive Plan approved by the U.S. Bankruptcy Court in part on March 5, 2009, and in part on March 20, 2009, and substantially approved by the Canadian Court in part on March 6, 2009, and in part on March 20, 2009, as the same has been and may further be amended, modified, supplemented or replaced from time to time in accordance with Section 5.9(d).

“KERP” means the Nortel Networks Corporation Key Employee Retention Plan approved by the U.S. Bankruptcy Court on March 5, 2009, and approved by the Canadian Court on March 6, 2009, as the same has been and may further be amended, modified, supplemented or replaced from time to time in accordance with Section 5.9(d).

“Knowledge” or “aware of” or “notice of” or a similar phrase shall mean, with reference to the Sellers, the actual knowledge of those Persons listed on Section 1.1(f) of the Sellers Disclosure Schedule, and, with reference to the Purchaser, the actual knowledge of those Persons listed on Exhibit H.

“KPD Provision” means, as of any given date, the provisions for “Known Product Defects” (as defined in Nortel Accounting Principles) to be recognized and measured by the Business pursuant to the Calculation Principles with respect to defects (other than defects covered by the Non-KPD Warranty Provision) of Products and/or Services that have been sold by the Sellers and the EMEA Sellers.

“Law” means any U.S., Canadian, UK, supranational, foreign, domestic, federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, notice, order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law.

“LGN Joint Venture” means LG-Nortel Co. Ltd., which was established in November 2005 as a joint venture between NNL and LG Electronics Inc. for the purpose of jointly developing and marketing certain telecommunications equipment and network solutions. As of June 29, 2010 Nortel Networks Limited completed the sale of its 50% plus 1 share interest in LG-Nortel Co. Ltd with LG Electronics Inc., to Telefonaktiebolaget LM Ericsson (Publ).

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, direct or indirect, liquidated or unliquidated, absolute or contingent, matured or unmatured or determined or undeterminable, known or unknown, including those arising under any Law, Action or Claim and those arising under any Contract or otherwise, including any Tax liability.

“Licensed Intellectual Property” means the Intellectual Property being licensed to the Purchaser or the relevant Designated Purchaser(s) under the Intellectual Property License Agreement and the Trademark License Agreement.

“Lien” means any lien (statutory or otherwise), mortgage, pledge, security interest, charge, right of first refusal, hypothecation, encumbrance, easement, encroachment, right-of-way, restrictive covenant on real property, real property license, lease or conditional sale arrangement. For the avoidance of doubt, “Lien” does not include any Intellectual Property license.

“Loaned Employees” has the meaning set forth in Section 7.1.1.

“Loaned Employee Agreement” means the agreement between the Main Sellers and certain of the Other Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, to be executed before the Closing in the form attached hereto as Exhibit I.

“Local Sale Agreements” has the meaning set forth in Section 2.1.8.

“Losses” means all losses, damages and reasonable and documented out-of-pocket costs and expenses.

“LTD Representative” has the meaning set forth in Section 2.1.4(o).

“Main Sellers” has the meaning set forth in the preamble to this Agreement.

“Mandatory Regulatory Approvals” means a decision, in whatever form (including a declaration of lack of jurisdiction or a mere filing or notification, if the Closing can take place, pursuant to the applicable Antitrust Law, without a decision or the expiry of any waiting period) by any Government Entity under the Antitrust Laws of any of the jurisdictions listed in Exhibit J (the “Relevant Antitrust Jurisdiction / Authorities”) or the expiry of the applicable waiting period, as applicable, under the Antitrust Laws of any of the jurisdictions listed in Exhibit J, in each case authorizing or not objecting to the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) and including, in each case, as applicable, any decision or consent by any such Government Entity setting forth conditions or obligations on the Purchaser or any of its Affiliates if such conditions or obligations have been or, pursuant to Section 5.5(d), Section 5.5(e) hereof or Clause 10.8 or 10.9 of the EMEA Asset Sale Agreement are required to be, accepted by the Purchaser.

“Material Adverse Effect” means any event, change, circumstance, development, condition, fact, occurrence or effect that, individually or together with any other events, changes, circumstances, developments, conditions, facts, occurrences or effects has had, or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, results of operation or condition (financial or otherwise) of the Business to be transferred hereunder and under the EMEA Asset Sale Agreement, taken as a whole, but in each case shall not include the effect of events, changes, circumstances, developments, conditions, facts, occurrences, or effects to the extent resulting from (a) changes, events and occurrences in the industries and markets in which the Business operates, but only to the extent that such changes, events or occurrences do not have a disproportionate effect on to the Business relative to other businesses in such industries and markets, (b) macroeconomic factors, interest rates, currency exchange rates, general financial market conditions, acts of God, war, terrorism or hostilities, but only to the extent that such factors or conditions, acts of God, war, terrorism or hostilities, in each case, do not have a disproportionate effect on the Business, relative to other businesses in the industries or markets in which the Business operates, (c) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (d) compliance with this Agreement, (e) the transactions contemplated hereby or any announcement hereof or the identity of the Purchaser, (f) the pendency of the Bankruptcy Proceedings, (g) the attrition of customers or employees prior to the Closing Date (provided, that the reason for customer attrition, if not otherwise excluded pursuant to the other clauses of this definition in determining whether there has been a Material Adverse Effect, shall be included in determining whether there has been a Material Adverse Effect), (h) actions taken by the Sellers at the specific written request of the Purchaser or (i) the failure of the Business to achieve internal or external financial forecasts or projections, provided, however, that the effect of any underlying event, change, circumstance, development, condition, fact, occurrence or effect giving rise to any such failure to meet forecasts or projections, if not otherwise excluded pursuant to the other clauses of this definition in determining whether there has been a Material Adverse Effect, shall be included in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 4.4(a).

“Monetary Cost” has the meaning set forth in the Transition Services Agreement.

“Monetary Cost Schedule” has the meaning set forth in the Transition Services Agreement.

“Monitor” means Ernst & Young Inc., in its capacity as the Canadian Court-appointed Monitor in connection with the CCAA Cases.

“MSS Portion” has the meaning set forth in Section 5.14(b).

“New York Courts” has the meaning set forth in Section 10.6(b).

“NNC” has the meaning set forth in the preamble to this Agreement.

“NNFSAS Escrow Agent” has the meaning set forth in the EMEA Asset Sale Agreement.

“NNI” has the meaning set forth in the preamble to this Agreement.

“NNL” has the meaning set forth in the preamble to this Agreement.

“NNTC” has the meaning set forth in Section 6.1(d).

“NN Turkey” means Nortel Networks Netas Telekomunikasyon A.S., a joint stock corporation formed under the laws of Turkey.

“NN Turkey Distribution and Services Agreement” means the agreement between the Purchaser and/or a Designated Purchaser, on the one hand, and NN Turkey, on the other hand, governing the sale and servicing of certain Products by the Business to NN Turkey for resale.

“NNUK” means Nortel Networks UK Limited.

“Non-Assignable Contracts” has the meaning set forth in Section 5.13(a).

“Non-Assigned Contracts” means the Non-Assignable Contracts, to the extent all applicable Consents to assignment thereof to the Purchaser or a Designated Purchaser have not been granted prior to the Closing Date.

“Non-Exclusive Supply Contract” means any supply Contract to which any Seller is a party that relates to the Business and also relates to one or more other businesses of any of the Sellers.

“Non-Debtor Sellers” has the meaning set forth in the recitals to this Agreement.

“Non-KPD Warranty Provision” means, as of any given date, the provision to be recognized and measured by the Business pursuant to the Calculation Principles for potential claims by customers under the Warranty Obligations (other than claims covered by the KPD Provision).

“Non-Solicitation Period” means the twenty-four (24) month period immediately following the Closing Date.

“Non-Union Employee” means an Employee whose terms and conditions of employment are not governed by a Collective Labor Agreement.

“Non-365 Customer Contract List” has the meaning set forth in Section 2.1.6(a)(i).

“Non-365 Customer Contracts” has the meaning set forth in Section 2.1.6(a)(i).

“Non-365 Seller Contracts” means Seller Contracts other than 365 Contracts.

“Nortel Accounting Principles” means the accounting principles employed in the preparation of the Financial Statements, as set forth in Section 1.1(g) of the Sellers Disclosure Schedule.

“Nortel Retained Business” has the meaning set forth in the Intellectual Property License Agreement.

“Nortel Special Incentive Plan” means the Nortel Special Incentive Plan approved by the U.S. Bankruptcy Court on March 4, 2010, and approved by the Canadian Court on March 3, 2010, as amended, modified, supplemented or replaced from time to time in accordance with Section 5.9(d).

“Offer” has the meaning set forth in Section 7.1.1.

“Offer Consideration Period” has the meaning set out in Section 7.1.1.

“Omitted Inbound License Agreement” has the meaning set forth in Section 4.5(g)(i).

“Omitted Outbound License Agreement” has the meaning set forth in Section 4.5(g)(ii).

“Omitted Patent Cross-License Agreement” has the meaning set forth in Section 4.5(g)(iii).

“Ordinary Course” means the ordinary course of the Business consistent with past practice since January 14, 2009, and as such practice may be modified from time to time (i) to the extent necessary to reflect the Bankruptcy Proceedings or (ii) as may be required in the reasonable judgment of the Sellers to further effectuate the separation of the Business from the other businesses of the Sellers in a manner consistent with the Transaction Documents.

“Other Contract” means any Seller Contract that is not a Customer Contract or an Employment Contract.

“Other Loaned Employees” means Employees to whom the Purchaser or a Designated Purchasers have offered employment pursuant to Article VII but who cannot commence employment with the Purchaser or such Designated Purchaser until an entity is established in the country in which such Employee was employed immediately prior to the Closing Date.

“Other Non-365 Contract List” has the meaning set forth in Section 2.1.6(a)(ii).

“Other Non-365 Contracts” has the meaning set forth in Section 2.1.6(a)(ii).]

“Other Sellers” has the meaning set forth in the preamble to this Agreement.

“Other 365 Contract List” has the meaning set forth in Section 2.1.5(b).

“Other 365 Contracts” has the meaning set forth in Section 2.1.5(b).

“Outbound License Agreement” has the meaning set forth in Section 4.5(g)(iii).

“Overhead and Shared Services” means corporate or shared services provided to or in support of the Business that are general corporate or other overhead services (or were provided prior to any recent divestiture by any Seller since the filing of the Bankruptcy Proceedings) and which are provided to both (a) the Business and (b) other businesses or business segments of any Seller, including travel and entertainment services, temporary labor services, office supplies services (including copiers and faxes), personal telecommunications services, Computer Hardware and Software used by Employees, fleet services, energy/utilities services, procurement and supply arrangements, corporate or shared research and development services, treasury services, public relations, legal, compliance and risk management services (including workers’ compensation), payroll services, sales and marketing support services, information technology and telecommunications services, accounting services, tax services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, logistics services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and including all hardware and Software (in object code form) or other Intellectual Property necessary for or used in connection therewith.

“Owned Equipment” means (i) those items of Equipment (including, but not limited to, Computer Hardware) owned by any of the Sellers that are held or used exclusively in connection with the Business (excluding, subject to the proviso set forth at the end of this paragraph, all trade fixtures and fixtures, furniture, furnishings and fittings at any office or other facility where the Acquired Business is or has been conducted), including items of Equipment owned by any of the Sellers that are held or used exclusively in connection with the Business that are (A) located at the shared labs identified in Section 1.1(h) of the Sellers Disclosure Schedule or (B) on loan the Sellers’ contract manufacturers or R&D Service providers as listed in Section 1.1(h) of the Sellers Disclosure Schedule , and (ii) the other Equipment listed in Section 1.1(h) of the Sellers Disclosure Schedule, provided, however, that “Owned Equipment” shall not include any (A) Owned Inventory, (B) any items of tangible property personally assigned to Employees who are not (1) Transferred Employees as of the Employee Transfer Date, or (2) Loaned Employees, (C) any Intellectual Property, or (D) information technology assets, such as data servers and large scale storage devices; provided, further, that if the Purchaser elects to have the relevant Seller enter into a Sublease with such Purchaser or a Designated Purchaser at the Sellers’ Beijing, China facility, “Owned Equipment” shall include all trade fixtures, furniture, furnishings and fittings at such facility.

“Owned Inventory” means any Inventory owned by the Sellers and held or used exclusively in connection with the Business, including any Inventory which is owned by the Sellers but remains in the possession or control of a contract manufacturer or another Third Party (but excluding any inventory that is purchased by any of the Sellers from any contract manufacturer after the Closing Date under any agreement between such Sellers and contract manufacturers or under any Contract Manufacturing Inventory Agreement and excluding any inventory that is required to be purchased by any of the Sellers from a contract manufacturer after the date of this Agreement but prior to the Closing Date in connection with the Ordinary Course quarterly review process completed by such contract manufacturer to determine inventory levels in excess of the Sellers’ forecasts). For the avoidance of doubt, Owned Inventory shall include assets on loan and would not include products shipped to customers or related costs of services delivered for which a corresponding deferred cost of goods sold has been recorded.

“Partial Allocation” has the meaning set forth in Section 2.2.6(b).

“Party” or “Parties” means individually or collectively, as the case may be, the Sellers and the Purchaser.

“Patent Cross-License Agreements” has the meaning set forth in Section 4.5(g)(iii).

“Patents” means all national (of any country of origin) and multinational statutory invention registrations, patents, patent applications, provisional patent applications, and all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by multinational treaties or conventions.

“Permitted Encumbrances” means (i) statutory Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due or, if due, for Taxes the validity of which is being contested in good faith by appropriate proceedings and which are set forth on Section 1.1(i) of the Sellers Disclosure Schedule, in each case, for which adequate reserves have been established to the extent required by GAAP; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, warehouses and similar Liens arising or incurred in the Ordinary Course for sums not yet delinquent or overdue or which are being contested in good faith by appropriate proceedings; (iii) Liens arising hereunder or under any Assigned Contracts (after giving effect to the assignment hereunder); (iv) any Liens imposed by any Bankruptcy Court in connection with the Bankruptcy Proceedings that are to be discharged at Closing pursuant to the terms of the Canadian Approval and Vesting Order and the U.S. Sale Order; (v) any other Liens set forth in Section 1.1(j) of the Sellers Disclosure Schedule; and (vi) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights of way, restrictions and other similar charges or encumbrances which do not impair in any material respect the use or value of the related assets in the Business as currently conducted.

“Person” means an individual, a partnership, a corporation, an association, a limited or unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity or Government Entity.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Plan of Record Products” means the products related to the Business under development by the Sellers as of the date hereof, as set forth in Section 1.1(k) of the Sellers Disclosure Schedule.

“Pre-Close Employment Payments” has the meaning attributed to such term in Schedule 6 of the EMEA Asset Sale Agreement.

“Post-Closing Purchase Price Escrow Amount” means $10,000,000, minus the amount, if any, by which the Estimated Closing Adjusted Net Working Capital Transferred is less than the Target Adjusted Net Working Capital Transferred, as calculated pursuant to Section

2.2.2(b)(ii); provided, however, that the Post-Closing Purchase Price Escrow Amount shall not be less than $1,000,000.

“Post-Closing Taxable Period” means any taxable period or portion thereof beginning after the Closing Date.

“Pre-Closing Taxable Period” means any taxable period or portion thereof ending on or prior to the Closing Date.

“Prepaid Expenses” means prepaid expenses specifically identified as relating to the Business which have a future economic value.

“Prepaid Revenue” means the revenue collected by the Sellers on account of the Prepaid Services as of the Closing Date.

“Prepaid Revenue Transferred” means, for any Services Contract, the product of (x) Prepaid Revenue divided by the Prepaid Services Period and (y) the number of days remaining in the Prepaid Services Period as of the Closing Date. Notwithstanding the foregoing, the Sellers shall retain all Seller Receivables.

“Prepaid Services” means those services to be performed on a regular basis in a given period under any Services Contract for which the Sellers have collected payments in advance of performing such services prior to the Closing Date. For the avoidance of doubt, such services shall not include the satisfaction of any Warranty Obligations.

“Prepaid Services Period” means, for any Services Contract, the total number of days for which the Sellers (i) have issued or will issue an invoice to the customer or (ii) have received payment from the customer, in each case on account of the Prepaid Services.

“Primary Party” means (i) each of the Main Sellers, on the one hand, and (ii) the Purchaser, on the other hand.

“Product Volume Forecast” has the meaning set forth in the Transition Services Agreement.

“Products” means those products that are manufactured by or on behalf of and/or marketed by the Business, as set forth in Section 1.1(l) of the Sellers Disclosure Schedule and all prior versions thereof that are supported by or on behalf of the Business as of the date hereof.

“Provider’s Cost” has the meaning set forth in the Transition Services Agreement.

“Public Software” means open source Software and any other Software that is subject to a license that requires as a condition of use, modification and/or distribution of the Software that such Software or other Software that is incorporated into, derived from or distributed or integrated with such Software be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge whether as, shareware, “copyleft” Software, or similar Software. Public Software includes Software subject to the GNU Lesser General Public License, and the Mozilla Public License.

“Purchase Price” has the meaning set forth in Section 2.2.1.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Authorized Agents” has the meaning set forth in Section 10.6(c).

“Purchaser Authorized Canadian Agent” has the meaning set forth in Section 10.6(c).

“Purchaser Authorized U.S. Agent” has the meaning set forth in Section 10.6(c).

“Purchaser Employee Plan” means any “employee benefit plan,” whether or not in writing and whether covering a single individual or a group of individuals, within the meaning of Section 3(3) of ERISA and any other employee benefit plan, including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, meal allowance plan, redundancy or severance plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post-retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Purchaser or any of its Subsidiaries or Affiliates with respect to their employees employed in those countries where they will employ Transferred Employees pursuant to this Agreement.

“Purchaser Parties” means the Purchaser, any Designated Purchasers and any EMEA Designated Purchasers, any of their respective Subsidiaries and any former, current or future general or limited partners, directors, officers, employees, agents, managers, members, Affiliates, stockholders, assignees and representatives of any of the foregoing in their capacity as such.

“Qualified Expenditures” has the meaning set forth in Section 6.5(b).

“Real Estate Lease List” has the meaning set forth in Section 2.1.6(b)(i).

“Records Custodian” means a Person of international reputation that is acceptable to the Purchaser and the Main Sellers, acting reasonably.

“Release” when used in conjunction with Hazardous Materials, means any spilling, leaking, pumping, emitting, emptying, pouring, discharging, depositing, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials) into the environment.

“Respective Affiliates” has the meaning set forth in Section 10.16(c).

“Representative Counsel” has the meaning set forth in Section 2.1.4(o).

“Representatives” has the meaning set forth in Section 5.27.

“Restricted Technical Records” means the Livelink database or any other similar database containing all necessary documents with respect to the technical aspects of the Qualified Expenditures of NNTC or NNL in their 2002 and subsequent taxation years.

“Sale Hearing” has the meaning set forth in the Bidding Procedures.

“Selected Suppliers” means those suppliers of the Acquired Business that are party to Other Contracts that the Purchaser wishes to have assigned to the Purchaser or a Designated Purchaser at Closing in accordance with Section 2.1.5 or Section 2.1.6, as applicable.

“Seller Authorized Agents” has the meaning set forth in Section 10.6(d).

“Seller Authorized Canadian Agent” has the meaning set forth in Section 10.6(d).

“Seller Authorized U.S. Agent” has the meaning set forth in Section 10.6(d).

“Seller Bid” has the meaning set forth in Section 2.1.1(i).

“Seller Break-up Fee” means an amount equal to two-thirds of the Break-up Fee.

“Seller Consents” has the meaning set forth in Section 2.1.1(g).

“Seller Contracts” means (i) those Contracts of a Seller that relate exclusively to the Acquired Business or to the Assets (including Inbound License Agreements that are used, as of the date hereof, exclusively in connection with the Acquired Business or any Asset, but excluding any other licenses of Intellectual Property) and (ii) the Contracts of a Seller that are listed on Section 1.1(m) of the Sellers Disclosure Schedule.

“Seller Employee Plan” means any “employee benefit plan,” whether or not reduced to writing and whether covering a single individual or a group of individuals, within the meaning of Section 3(3) of ERISA and any other employee benefit plan including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, meal allowance plan, redundancy or severance plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, agreement, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the Sellers or any of their Subsidiaries or Affiliates (other than any EMEA Sellers, if any) with respect to Employees.

“Seller Expense Reimbursement” means an amount equal to two-thirds (2/3) of the Expense Reimbursement.

“Seller Insurance Policies” has the meaning set forth in 5.18(a).

“Seller Receivables” means all accounts receivable of the Sellers (excluding any CIP Unbilled Accounts Receivable) and other debts owing to the Sellers, in each case under any Seller Contract, which remain unpaid as of Closing, together with any interest accrued thereon.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to the Purchaser on the date hereof.

“Sellers’ Trademarks” has the meaning set forth in Section 5.21.

“Service Provider” has the meaning set forth in Section 5.24(c).

“Services” means those services described in clause (ii) of the definition of “Business” hereunder.

“Services Contract” means a Customer Contract (or the MSS Portion of any Bundled Contract) for Services that is an Assigned Contract.

“Settlement Agreement” has the meaning set forth in Section 2.1.4(o).

“Software” means any and all computer programs, including operating system and application software, implementation of algorithms, development tools and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on Computer Hardware), and all related documentation (including data entry and data processing procedures, report generation, quality control procedures and user manuals related to the foregoing).

“Special Arrangements” has the meaning set forth in Section 4.11(a).

“Sponsor” has the meaning set forth in Section 3.4(b).

“Sponsor Commitment Letter” has the meaning set forth in Section 3.4(b).

“State Government” means any state, territory or possession of the United States or any department or agency of any of such state, territory or possession with jurisdiction and responsibility throughout such state, territory or possession.

“Straddle Period” has the meaning set forth in Section 6.4(b).

“Subcontract Agreement” means one or more subcontracting agreements between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand.

“Sublease” has the meaning set forth in Section 5.24(a).

“Subleased Real Estate Lease” has the meaning set forth in Section 2.1.6(b)(ii).

“Subsidiary” of any Person means any Person Controlled by such first Person.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Succession Tax Escrow Amount” means $500,000, which amount shall secure the Sellers’ obligations under Section 6.9.

“Target Adjusted Net Working Capital Transferred” means $26.9 million.

“Target Total Prepaid Revenue Transferred” means $11.1 million.

“Tax” means (a) any domestic or foreign federal, state, local, provincial, territorial or municipal taxes or other impositions by or on behalf of any Government Entity, including the following taxes and impositions: net income, gross income, individual income, capital, value added, goods and services, harmonized sales, gross receipts, sales, use, ad valorem, business rates, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll, employment, unemployment, severance, occupation, social security, excise, stamp, stamp duty reserve, customs, and all other taxes, fees, duties, assessments, deductions, withholdings or charges of the same or of a similar nature, however denominated, together with any interest and penalties, additions to tax and additional amounts imposed or assessed with respect thereto, and (b) any obligation to pay any amounts set forth in clause (a) with respect to another Person, whether by contract, as a result of transferee or successor liability, as a result of being a member of an affiliated, consolidated, combined or unitary group or otherwise for any period.

“Tax Authority” means any local, municipal, governmental, state, provincial, territorial, federal, including any U.S., Canadian, U.K. or other fiscal, customs or excise authority, body or officials (or any entity or individual acting on behalf of such authority, body or officials) anywhere in the world, with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Claim” has the meaning set forth in Section 6.9(b).

“Tax Claim Notice” has the meaning set forth in Section 6.9(b).

“Tax Credit Purchaser” has the meaning set forth in Section 6.5(b).

“Tax Returns” means all returns, reports (including any amendments, elections, declarations, disclosures, claims for refunds, schedules, estimates and information returns) and other information filed or required to be filed with any Tax Authority relating to Taxes.

“Third Party” means any Person that is neither a Party nor an Affiliate of a Party, including with respect to the Sellers, the EMEA Sellers.

“Total Prepaid Revenue Transferred” means the total Prepaid Revenue Transferred for all Services Contracts.

“Trademark License Agreement” means the trademark license agreement between the relevant Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other hand, in respect of certain Trademarks used in respect of the Products and/or Services to be entered into on or before the Closing in the form attached hereto as Exhibit L.

“Trademarks” means, together with the goodwill associated therewith, all trademarks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including all marks registered in the United States Patent and Trademark Office, the trademark offices of the states and territories of the United States of America, and the trademark offices of other nations throughout the world (including the Canadian Intellectual Property Office), and all rights therein provided by multinational treaties or conventions.

“Transaction Documents” means this Agreement, the EMEA Asset Sale Agreement, the Ancillary Agreements and all other ancillary agreements to be entered into, or documentation delivered by, any Party and/or any Designated Purchaser pursuant to this Agreement, the EMEA Asset Sale Agreement or any Local Sale Agreement.

“Transfer Tax Return” has the meaning set forth in Section 6.7(a).

“Transfer Taxes” means all goods and services, sales, excise, harmonized sales, use, transfer, documentary, filing, recordation, value-added, stamp, stamp duty reserve, and all other similar Taxes, duties or other like charges, however denominated (including any real property transfer Taxes and conveyance and recording fees and notarial fees), together with interest, penalties and additional amounts imposed with respect thereto.

“Transfer Tax Determination” has the meaning set forth in Section 2.2.6(b).

“Transferred Employee” means Employees who accept an Offer by, and commence employment with, the Purchaser or a Designated Purchaser in accordance with the terms of Section 7.1 or Section 7.2 and those Employees whose employment transfers by operation of Law.

“Transferred Employee Liabilities” means those Assumed Liabilities set forth in Section 7.1.2(c)(ii) and Section 7.1.2(c)(iv) of the Sellers Disclosure Schedule.

“Transferred Intellectual Property” means (i) the Patents set forth in Section 1.1(n)(i) of the Sellers Disclosure Schedule, (ii) the Trademarks set forth in Section 1.1(n)(ii) of the Sellers Disclosure Schedule, (iii) the Intellectual Property (other than Patents and Trademarks) in the Software used exclusively in the Products or in the Plan of Record Products as of the Closing Date or that was used exclusively in the Acquired Business (including in the development of Products or Plan of Record Products) as of July 20, 2009, including without limitation the Software set forth in Section 1.1(n)(iii) of the Sellers Disclosure Schedule, and (iv) any Intellectual Property (other than Patents, Trademarks or Software) owned by any of the Sellers that is used exclusively in connection with the Acquired Business as of the Closing Date.

“Transition Services Agreement” means an agreement between the TSA Sellers and the TSA EMEA Sellers, on the one hand, and the Purchaser and the relevant Designated Purchasers and/or EMEA Designated Purchasers, on the other hand, to be executed on or prior to the Closing Date, in the form attached hereto as Exhibit M, except that the Schedules to such agreement shall be agreed to by the Parties in accordance with Section 5.25.

“TSA Consents” has the meaning ascribed to the term “Third Party Consents” in the Transition Services Agreement.

“TSA EMEA Employment Escrow Agent” has the meaning attributed to that term in the Transition Services Agreement.

“TSA EMEA Employment Escrow Amount” has the meaning attributed to that term in the Transition Services Agreement.

“TSA EMEA Sellers” means NNUK and Nortel Networks (Ireland) Limited.

“TSA Escrow Agent” has the meaning set forth the Transition Services Agreement.

“TSA Escrow Agreement” has the meaning set forth the Transition Services Agreement.

“TSA Escrow Amount” means $1,000,000.

“TSA Sellers” means the Main Sellers and those entities listed in Exhibit A attached to the form Transition Services Agreement contained in Exhibit M hereto.

“Union Employee” means an Employee whose terms and conditions of employment are covered by a Collective Labor Agreement as specified in Section 4.11(b) of the Sellers Disclosure Schedule.

“U.S. Bankruptcy Code” means Title 11 of the United States Code.

“U.S. Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“U.S. Bankruptcy Rules” means the U.S. Federal Rules of Bankruptcy Procedure.

“U.S. Bidding Procedures Order” has the meaning set forth in Section 5.1.1.

“U.S. Bidding Procedures and Sale Motion” has the meaning set forth in Section 5.1.1.

“U.S. Debtors” has the meaning set forth in the recitals to this Agreement.

“U.S. Government” means the United States Government or any department, agency or instrumentality thereof.

“U.S. Sale Hearing” has the meaning set forth in Section 5.1.2(a).

“U.S. Sale Order” has the meaning set forth in Section 5.1.2(b).

“Visa Employees” means Employees who are identified as having a visa or permit in Section 4.11(b) of the Sellers Disclosure Schedule and whose employment with the Purchaser or a Designated Purchaser cannot commence or continue on the Employee Transfer Date, solely due to the Purchaser or a Designated Purchaser’s inability to obtain the required visa or permit with respect to such Employee’s employment on such date; provided, however, that no such Employee shall be a Visa Employee or a Transferred Employee unless such Employee reports to work with the Purchaser or a Designated Purchaser with such required visa or permit no later than the earlier of the date such Employee’s required visa or permit is obtained or twelve (12) months from the Closing Date.

“WARN Act” means, collectively, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law.

“Warranty Obligations” means the warranty obligations relating to Products and Services assumed by the Purchaser and/or a Designated Purchaser and/or a Designated EMEA Designated Purchaser pursuant to Section 2.1.3(o) hereof and clause 2.3.8 of the EMEA Asset Sale Agreement.

“Warranty Provision” means, as of any given date, the sum of (i) the KPD Provision, (ii) the Non-KPD Warranty Provision and (iii) the Contractual Liabilities.

“365 Contracts” means Contracts to which a U.S. Debtor is a party that are Executory Contracts and were entered into before the Petition Date that the Purchaser may elect to have a U.S. Debtor assume and assign pursuant to section 365 of the U.S. Bankruptcy Code.

“365 Customer Contract List” has the meaning set forth in Section 2.1.5(a).

“365 Customer Contracts” has the meaning set forth in Section 2.1.5(a).

SECTION 1.2 Interpretation.

1.2.1 Gender and Number. Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.2.2 Certain Phrases and Calculation of Time. In this Agreement (i) the words “including” and “includes” mean “including (or includes) without limitation”, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from but excluding” and the words “to” and “until” each mean “to and including”, (iv) the use of the words “or” and “any” shall not be exclusive, and (v) in determining whether an asset is “exclusively” used in connection with the Acquired Business, incidental, de minimis or casual uses outside the Acquired Business shall not be considered. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

When calculating the period of time “within” which, “prior to” or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.2.3 Headings, etc. The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.2.4 Currency and Calculations. All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in United States currency. All calculations and estimates to be performed or undertaken, unless otherwise specifically indicated, are to be expressed in United States currency. All payments required under this Agreement shall be paid in United States currency in immediately available funds, unless otherwise specifically indicated herein. Where another currency is to be converted into United States currency it shall be converted on the basis of the exchange rate published in the Wall Street Journal (Eastern Edition) newspaper for the day in question.

1.2.5 Statutory References. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as in force from time to time.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

SECTION 2.1 Purchase and Sale.

2.1.1 Assets. Subject to the terms and conditions of this Agreement, at Closing, the Purchaser shall, and shall cause the relevant Designated Purchasers to, purchase or assume from the relevant Sellers, and each Seller shall transfer or assign to the Purchaser or the relevant Designated Purchasers, all of its right, title and interest in and to the following assets (such assets, excluding the Excluded Assets, the “Assets”) (x) in the case of Assets that are transferred or assigned by U.S. Debtors, free and clear of all Liens and Claims (other than Permitted Encumbrances, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates) pursuant to sections 363 and 365 of the U.S. Bankruptcy Code, (y) in the case of Assets that are transferred or assigned by the Canadian Debtors, free and clear of all Liens (other than Permitted Encumbrances, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates) pursuant to the Canadian Approval and Vesting Order, when granted, and (z) in the case of Assets that are transferred or assigned by the Non-Debtor Sellers, free and clear of all Liens (other than Permitted Encumbrances, Assumed Liabilities and Liens created by or through the Purchaser, the Designated Purchasers or any of their Affiliates):

(a) the Owned Inventory as of the Closing Date;

(b) the Owned Equipment as of the Closing Date;

(c) the Assigned Contracts, including the prepaid expenses of the Sellers thereunder and all options to renew, purchase, expand, or lease (including rights of first refusal, first negotiation and first offer);

(d) all rights of the Sellers as of the Closing Date under (i) non-disclosure, confidentiality, non-compete or non-solicitation agreements that are Assigned Contracts, (ii) to the extent they relate exclusively to the Business or the Assets, with Transferred Employees (to the extent assignable without the applicable Transferred Employee’s consent), contractors and agents of the Sellers or with other Third Parties or (iii) confidentiality and similar agreements entered into by any Seller or their respective representatives in connection with the sale of the Business, to the extent relating solely to the Assets or the Business;

(e) the tangible embodiments of the Business Information existing as of the Closing Date, subject to Section 2.1.2(e);

(f) the Transferred Intellectual Property as of the Closing Date, subject to the licenses granted to NNL, NNI and each of the EMEA Sellers pursuant to the Intellectual Property License Agreement and subject to any and all licenses granted under or to such Intellectual Property prior to the Closing Date not in violation of Section 5.9, together with (A) all income, royalties, damages and payments due or payable after the Closing Date relating to the Transferred Intellectual Property (except for (x) any income, royalties, damages and payments from claims asserted prior to the Closing Date or payment obligations accrued for periods prior to the Closing Date, whether or not due or payable after the Closing Date, and (y) any income or royalties payable under any contract, arrangement or agreement other than the Assigned Contracts), (B) the right, if any, to register, prosecute, maintain and defend the Transferred Intellectual Property before any public or private agency or registrar, and (C) the right to sue and recover damages or other compensation for past, present or future infringements, dilutions, misappropriations, or other violations thereof, the right to sue and obtain equitable relief in respect of such infringements, dilutions, misappropriations and other violations, and the right to fully and entirely stand in the place of the Sellers in all matters related thereto;

(g) all Consents of Government Entities that are exclusive to the Acquired Business and listed in Section 2.1.1(g) of the Sellers Disclosure Schedules to the extent assignable under applicable Law (the “Seller Consents”);

(h) to the extent not already included in the definition of Owned Inventory or Owned Equipment, all supplies owned by the Sellers and used exclusively in connection with the Acquired Business;

(i) all rights as of the Closing Date arising from or in connection with any Bid made prior to the Closing Date by any Seller or by a contractor team or joint venture in which any Seller is participating, in each case exclusively related to the Acquired Business, which is capable of acceptance after the Closing and, if accepted, would result in the award of a Customer Contract that (if entered into after the date hereof and prior to the Closing Date) would be an Assigned Contract hereunder or to which the Purchaser has provided its prior written consent (to the extent required pursuant to Section 5.9) (any such Bid, a “Seller Bid”);

(j) all rights as of the Closing under all warranties, representations and guarantees made by suppliers, manufacturers, contractors, and Third Parties to the extent related to the Assets;

(k) all assets of the Sellers described in the definition of Adjusted Net Working Capital Transferred as of the Closing Date not otherwise transferred or assigned pursuant to this Section 2.1.1;

(l) any net insurance proceeds received or to be received in respect of the Owned Equipment, to the extent payable to the Purchaser pursuant to Section 5.18(c);

(m) any Tax records required by Law to be transferred to the Purchaser or a Designated Purchaser;

(n) any defenses of the Sellers, to the extent relating to the Assumed Liabilities; and

(o) goodwill associated with the Business.

2.1.2 Excluded Assets. Notwithstanding anything in this Section 2.1 or elsewhere in this Agreement or in any of the other Transaction Documents to the contrary, nothing herein shall be deemed to sell, transfer, assign or convey (or require the Sellers to do any of the foregoing as to) the following assets to the Purchaser or any Designated Purchaser, and the Sellers shall retain all of their respective rights, title and interests in and to, and the Purchaser and the Designated Purchasers shall have no rights with respect to, the rights, title and interests of the Sellers in and to, any of the following assets (collectively, the “Excluded Assets”):

(a) cash equivalents, accounts receivable (including intercompany receivables but excluding the CIP Unbilled Accounts Receivable of the Acquired Business as of the Closing Date), bank account balances and all petty cash of the Sellers;

(b) all rights to Tax refunds, Tax credits or similar Tax benefits relating to the Assets or the Acquired Business allocable to a Pre-Closing Taxable Period or to the portion of a Straddle Period ending on and including the Closing Date, except to the extent expressly transferred by this Agreement to the Purchaser or a Designated Purchaser and, for the avoidance of doubt, excluding any such item with respect to Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 6.1, which shall be for the benefit of the Purchaser;

(c) other than the Assigned Contracts and any other contract rights transferred in connection with the Assets, pursuant to Section 2.1.1, Section 5.13 or Section 5.14(b), any rights of the Sellers under any Contract (including, for the avoidance of doubt, and without limiting any rights under, the Subcontract Agreement, the Non-Assigned Contracts, the Bundled Contracts, the Excluded 365 Customer Contracts, the Excluded Non-365 Customer Contracts and the Seller Insurance Policies (except pursuant to Section 2.1.1(l));

(d) any security deposits (including, for the avoidance of doubt, any Cash Collateral) made by or on behalf of the Sellers (including those relating to Other Contracts that are Assigned Contracts);

(e) the minute books, stock ledgers and Tax records of the Sellers other than the Tax records described in Section 2.1.1(m);

(f) (i) any books, records, files, documentation or sales literature other than the Business Information (subject to clause (iii) of this subsection (f)), (ii) any Employee Records other than those required to be delivered to the Purchaser pursuant to Section 5.6(e) and Article VII and (iii) such portion of the Business Information that the Sellers are required by Law (including Laws relating to privacy but subject to any exemption from those Laws included in the Canadian Approval and Vesting Order or the U.S. Sale Order), in connection with any Action or Claim or by any agreement with a Third Party to retain and/or not to disclose (provided that copies of such information shall be provided to the Purchaser to the extent permitted by applicable Law, under the applicable Action or such agreement, but in any event, copies of the Business Information with such sensitive information redacted shall be provided to the Purchaser);

(g) any right to any Intellectual Property (i) of any Seller (including the Sellers’ names) or any Affiliates of any Seller, with the exception of (A) the Transferred Intellectual Property, and (B) Intellectual Property to the extent rights are granted thereto pursuant to the Intellectual Property License Agreement or the Trademark License Agreement, and (ii) of any Third Party, except to the extent licensed under an Assigned Contract or otherwise granted pursuant to Section 5.4(c);

(h) all rights of the Sellers under this Agreement and the other Transaction Documents;

(i) all claims, causes of action and rights of the Sellers or any Subsidiary thereof to the extent relating to any Excluded Liabilities or to any Liabilities for which the Sellers are responsible under this Agreement (including rights of set-off, rights to refunds and rights of recoupment from or against any Third Party);

(j) all of the rights and claims of the U.S. Debtors available to the U.S. Debtors under the U.S. Bankruptcy Code, of whatever kind or nature, as set forth in sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the U.S. Bankruptcy Code, and any related claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing;

(k) all records prepared in connection with the sale of the Assets;

(l) all stock or other equity interests in any Person;

(m) any asset owned by NN Turkey, the LGN Joint Venture or Guangdong - Nortel Telecommunications Equipment Co. Ltd.;

(n) any assets, properties and rights to the extent relating to the Excluded Products and Services (except in all cases as otherwise provided in the Intellectual Property License Agreement);

(o) any refunds due from, or payments due on, claims with the insurers of any Sellers in respect of losses arising prior to the Closing Date, other than as specified in Section 2.1.1(l);

(p) any Equipment other than the Owned Equipment; and

(q) any Inventory other than the Owned Inventory.

In addition to the above, the Sellers, at the Sellers’ sole costs, shall have the right to retain, following the Closing, copies of any book, record, literature, list and any other written or recorded information constituting Business Information to which the Sellers in good faith determine they are reasonably likely to need access for bona fide business or legal purposes, including in connection with the Bankruptcy Proceedings.

2.1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall, and shall cause the relevant Designated Purchasers to, assume and become responsible for, and perform, discharge and pay when due, only the following Liabilities of the Sellers (the “Assumed Liabilities”):

(a) Except as otherwise expressly provided herein, all Liabilities of the Acquired Business arising after the Closing to the extent related to the ownership, conduct or operation of the Acquired Business after the Closing, including (i) all such Liabilities with respect to the ownership, exploitation and operation of the Assets after the Closing, (ii) all such Liabilities related to Actions or claims brought against the Acquired Business after the Closing, (iii) all such Liabilities under any Environmental Laws after the Closing, (iv) all such Liabilities under any products liability Laws or similar Laws concerning defective products after the

Closing, and (v) all such Liabilities under any applicable Laws in relation to telecommunications providers after the Closing;

(b) all Liabilities arising from or in connection with the performance of the Assigned Contracts (or breach thereof) or any arrangements entered into pursuant to Section 5.13 or 5.14 (or breach thereof), in each case after the Closing (but subject to Section 2.1.3(o)), including (i) any Cure Costs payable by the Purchaser pursuant to Section 2.1.7, (ii) any obligation under any Assigned Contract and under any arrangements entered into pursuant to Section 5.13 or 5.14 to buy back from resellers the Products sold by the Acquired Business to such resellers under such Assigned Contract, (iii) any indemnification obligations or obligations under any warranty Liabilities and Known Product Defects (as defined in the Nortel Accounting Principles) relating to Products and Services which have been supplied under any Assigned Contract, and (iv) all Contractual Liabilities under Customer Contracts that are Assigned Contracts;

(c) (i) all Liabilities resulting from any licensing assurances, declarations, agreements or undertakings relating to the Transferred Intellectual Property which the Sellers may have granted or committed to Third Parties, solely to the extent that the terms of such licensing assurances, declarations, agreements, or undertakings require assignees of the Transferred Intellectual Property to assume such Liability, and (ii) Liabilities resulting from the assurances, declarations and undertakings made to standard-setting bodies as listed in Section 2.1.3(c) of the Sellers Disclosure Schedule (including, with respect to such Liabilities, the name of each relevant standard-setting body and, to the extent available, any Patents included in the Transferred Intellectual Property that are subject to such Liability), it being understood that the Sellers or their Affiliates may have made other licensing assurances, declarations or undertakings to various standard-setting bodies concerning the Transferred Intellectual Property, the Liabilities for such other assurances, declarations or undertakings are not assumed hereunder but are being referenced merely to provide notice thereof;

(d) all Liabilities for, or related to, any obligation for, any Tax that the Purchaser or any Designated Purchaser bears under Article VI (including, for the avoidance of doubt, Transfer Taxes to the extent set forth in Article VI);

(e) except to the extent otherwise expressly set forth in Article VII, all Liabilities related to or arising from or in connection with: (i) the Purchaser’s or any Designated Purchasers’ (or any of their Affiliates’) employment or termination of employment (whether or not arising under or in respect of any Purchaser Employee Plan) of Transferred Employees, to the extent arising on or after the time of transfer of such Transferred Employees on the Effective Hire Date; (ii) except where such Liability is attributable to an act or omission of the Sellers, the Purchaser’s or relevant Designated Purchasers’ (or any of their Affiliates’) Offer or notice of continued employment (including any Liability, other than a Liability attributable to an act or omission by the Sellers, arising as a result of any breach of applicable employment Law by the Purchaser or relevant Designated Purchaser in connection with any pre-employment screening process), as applicable, to any Employee pursuant to the terms of Section 7.1, (iii) except where such Liability is attributable to an act or omission of the Sellers, the Purchaser’s or relevant Designated Purchasers’ (or any of their Affiliates’) decision to make or not make Offers to Employees, to the extent such Offer violates applicable Law with respect to discrimination among employees or potential employees, and (iv) the failure of the Purchaser or any Designated Purchasers or their Affiliates to satisfy their obligations with respect to the Employees, including the Transferred Employees, as set out in Article VII;

(f) all Liabilities that relate to or arise from or in connection with any Purchaser Employee Plan;

(g) all Liabilities related to any payments with respect to accrued and unpaid vacation days to the extent provided in and in accordance with Sections 7.1.2(c)(ii), (iii) and (iv);

(h) all Liabilities arising on or after the Closing Date that relate to or arise from or in connection with the Seller Employee Plans and Collective Labor Agreements set forth on Section 4.11(g) of the Sellers Disclosure Schedule (or the liabilities of which are transferred in connection herewith) to the Purchaser or a Designated Purchaser. For greater certainty, there shall be no transfer of assets or liabilities from the Nortel Networks Negotiated Pension Plan to the Purchaser, Designated Purchasers or any Purchaser Employee Plan;

(i) any obligation to provide continuation coverage pursuant to COBRA or any similar Law under any Purchaser Employee Plan that is a “group health plan” (as defined in section 5000(b)(1) of the Code) to Transferred Employees and/or his or her qualified beneficiaries who have a qualifying event that occurs on or after such Transferred Employee’s Employee Transfer Date;

(j) all Liabilities payable or to be provided on or after the Closing Date related to the Transferred Employees set forth on Section 2.1.3(j) of the Sellers Disclosure Schedule, as updated prior to Closing in accordance with Section 7.1.2(c), as applicable;

(k) all Liabilities related to Transferred Employees expressly assumed by the Purchaser or a Designated Purchaser as set out in Article VII;

(l) all Liabilities relating to executory supply purchase orders for products or services (other than raw materials, manufactured or purchased parts, work in process, packaging, stores, tooling, finished goods or supplies, in each case to be delivered to contract manufacturers), entered into by the Sellers in connection with the Acquired Business in the Ordinary Course before the Closing with any Person (other than a contract manufacturer) who is a supplier of the Acquired Business and under which such products and/or services have not been delivered or supplied as of the Closing Date;

(m) all Liabilities related to the Seller Bids;

(n) all other Liabilities listed in Section 2.1.3(n) of the Sellers Disclosure Schedule;

(o) all Liabilities of the Sellers described in the definition of Adjusted Net Working Capital Transferred as of the Closing Date not otherwise transferred or assigned pursuant to Section 2.1.3; and

(p) Liabilities related to the obligation to repurchase Acquired Business related Inventory under contract manufacturing agreements, as and to the extent specified in the Contract Manufacturing Inventory Agreements.

2.1.4 Excluded Liabilities. Except as expressly provided in Section 2.1.3, neither the Purchaser nor any of the Designated Purchasers shall assume (or be deemed to have assumed) at the Closing any of the Liabilities of any Seller or its Affiliates, including the Excluded Employee Liabilities (collectively, the “Excluded Liabilities”), and for the avoidance of doubt, any Liability identified as an Excluded Liability shall not be an Assumed Liability. Without limiting the foregoing, Excluded Liabilities include:

(a) all Indebtedness of the Sellers and their Affiliates;

(b) all Liabilities arising out of the Contracts that are not Assigned Contracts;

(c) other than as specifically set forth herein, all Liabilities to the extent arising out of or relating to the Excluded Assets or the operation by the Sellers of any business other than the Business, whether before, on or after the Closing Date;

(d) other than as specifically set forth herein, any Liability relating to events or conditions occurring or existing in connection with, or arising out of, the Business of the Sellers prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of the Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business of the Sellers) including any liability with respect to Cure Costs payable by the Sellers pursuant to Section 2.1.7;

(e) other than as specifically set forth herein, litigation, including without limitation the matters set forth in Section 4.6 of the Sellers Disclosure Schedule, and related claims and Liabilities (including Environmental Liabilities and Claims) or any other claims against any Seller of any kind or nature whatsoever involving or relating to facts, events or circumstances arising or occurring prior to the Closing, no matter when raised (including Liability for breach, misfeasance or under any other theory relating to any Seller’s conduct, performance or non-performance);

(f) other than as specifically set forth in Section 5.19, all guarantees of Third Party obligations by the Sellers and reimbursement obligations to guarantors of the Sellers’ obligations or under letters of credit;

(g) all accounts payable and trade payables of the Sellers or their Affiliates, including, in each case, intercompany payables;

(h) all fees or commissions of any brokers, funds or investment banks in connection with the transactions contemplated by this Agreement and the other Transaction Documents other than the EMEA Asset Sale Agreement or the documentation ancillary thereto based upon arrangements made by or on behalf of the Sellers or any of their Affiliates; it being understood, however, that the Purchaser shall not assume any similar fees in connection with the EMEA Asset Sale Agreement or the documentation ancillary thereto;

(i) all Liabilities for, or related to any obligation for, any Tax that the Sellers are required to bear under Article VI; for the avoidance of doubt, the Parties intend that no Purchaser or Designated Purchaser shall have any transferee or successor liability for any Tax that the Sellers bear under Article VI;

(j) all obligations to provide continuation coverage pursuant to COBRA or any similar Law to any Person who has been employed in the Acquired Business and who does not become a Transferred Employee;

(k) except as provided in Section 2.1.3(h), all Liabilities or other obligations arising from the Seller Employee Plans;

(l) any Liability of the Sellers or any ERISA Affiliate under Title IV of ERISA;

(m) except as provided in Section 2.1.3(h), any pension or retirement Liability of the Sellers or any ERISA Affiliate; and

(n) all Liabilities of the Sellers arising under this Agreement and the Ancillary Agreements; and

(o) all Liabilities arising from the Amended and Restated Settlement Agreement (the “Settlement Agreement”) dated March 30, 2010 among NNC, NNL and their various Affiliates, Ernst & Young, Inc., the Former Employees Representative, Sue Kennedy (the “LTD Representative”), Koskie Minsky LLP (the “Representative Counsel”) and the CAW-Canada.

2.1.5 Assumption and/or Assignment or Rejection of 365 Contracts.

(a) Section 2.1.5(a) of the Sellers Disclosure Schedule sets forth a list (as may be updated and/or amended from time to time after the date hereof, the “365 Customer Contract List”) of those Customer Contracts to which a U.S. Debtor is a party that are Executory Contracts for purposes of the U.S. Bankruptcy Code and were entered into before the Petition Date (the “365 Customer Contracts”), which the relevant U.S. Debtor will assume and assign to the Purchaser or a Designated Purchaser pursuant to section 365 of the U.S. Bankruptcy Code to the extent allowed by applicable Law.

(b) Section 2.1.5(b) of the Sellers Disclosure Schedule sets forth a list (as may be updated and/or amended from time to time after the date hereof, the “Other 365 Contract List”) of all Other Contracts to which a U.S. Debtor is a party that are Executory Contracts for purposes of the U.S. Bankruptcy Code and were entered into before the Petition Date (Contracts that may be included on the Other 365 Contract List, the “Other 365 Contracts”) which the Purchaser has elected to have the relevant U.S. Debtor pursuant to section 365 of the U.S. Bankruptcy Code assume and assign to the Purchaser or a Designated Purchaser to the extent allowed by applicable Law (such Contracts on the Other 365 Contract List shall be collectively referred to as the “Designated Other 365 Contracts”). The Other 365 Contract List may be updated from time to time after the date hereof to reflect any additional Other 365 Contract that the Purchaser may designate as a Designated Other 365 Contract or remove any previously designated Designated Other 365 Contract prior to the applicable Final Contract Designation Date.

(c) The (i) 365 Customer Contracts and (ii) Designated Other 365 Contracts are collectively referred to as the “Assumed and Assigned Contracts”.

(d) The U.S. Debtors shall seek the approval of the U.S. Bankruptcy Court to the assumption and assignment of the Assumed and Assigned Contracts effective as of Closing as part of the U.S. Sale Order in accordance with Section 5.1.

(e) Any Other 365 Contracts that are not Designated Other 365 Contracts shall be referred to as an “Excluded 365 Contract” and shall not be an Assigned Contract hereunder.

(f) The Purchaser shall not have the right to amend the Other 365 Contract List after the applicable Final Contract Designation Date without the prior written consent of NNI.

2.1.6 Assignment of Non-365 Contracts.

(a) Non-365 Contracts

(i) Section 2.1.6(a)(i) of the Sellers Disclosure Schedule sets forth a list (as may be updated and/or amended from time to time, the “Non-365 Customer Contract List”) of all Sellers’ Customer Contracts other than 365 Customer Contracts (the “Non-365 Customer Contracts”), which the relevant Seller will assign to the Purchaser or a Designated Purchaser at Closing. The Non-365 Customer Contract List shall be updated after the date hereof with all 365 Customer Contracts entered into by the Sellers in the Ordinary Course between the date hereof and the Closing Date.

(ii) Section 2.1.6(a)(ii) of the Sellers Disclosure Schedule sets forth a list (as may be updated and/or amended from time to time, the “Other Non-365 Contract List”) of all Other Contracts that are not Other 365 Contracts (Contracts that may be included on the Other Non-365 Contract List, the “Other Non-365 Contracts”) which the Purchaser has elected to have the relevant Seller assign to the Purchaser or a Designated Purchaser to the extent allowed by applicable Law (such Contracts on the Other Non-365 Contract List shall be collectively referred to as the “Designated Other Non-365 Contracts”). The Other Non-365 Contract List may be updated from time to time after the date hereof to reflect any additional Other Non-365 Contract that the Purchaser may designate as a Designated Other Non-365 Contract or remove any previously designated Designated Other Non-365 Contract prior to the applicable Final Contract Designation Date.

(iii) Any (x) Other Non-365 Contracts that are not Designated Other Non-365 Contracts, and (y) Available Real Estate Leases under which the Purchaser has not elected to enter into a Sublease pursuant to Section 2.1.6(b)

shall be referred to as “Excluded Non-365 Contracts” and shall not be Assigned Contracts hereunder.

(iv) The Purchaser shall not have the right to amend the Other Non-365 Contract List after the applicable Final Contract Designation Date without the prior written consent of the Main Sellers.

(b) Real Estate Leases

(i) Section 2.1.6(b)(i) of the Sellers Disclosure Schedule sets forth a list prepared by the Sellers (the “Real Estate Lease List”) of all real estate used in the conduct of the Acquired Business, whether located in the United States or in any other jurisdiction, except as otherwise covered under the EMEA Asset Sale Agreement, and subject to leases, subleases, space licenses or other agreements permitting a Seller to occupy real property, including an indication of which of the related properties have been made available to the Purchaser for either a Sublease or, as described in Section 5.16, a post-closing transitional license (the “Available Real Estate Leases”).

(ii) Section 2.1.6(b)(ii) of the Sellers Disclosure Schedule sets forth a list of the Available Real Estate Leases with respect to which (x) the Purchaser has elected to have the relevant Seller enter into a Sublease (as defined in Section 5.24) with the Purchaser or a Designated Purchaser at Closing (the “Subleased Real Estate Leases”), in accordance with and subject to the terms of the relevant lease, with each such Sublease to have a term to expire as specified in Section 5.24; or (y) the Purchaser has elected to have the relevant Seller enter into a license agreement (as contemplated by Section 5.16) with the Purchaser or a Designated Purchaser at Closing. Prior to the Bid Deadline, the list of Subleased Real Estate Leases and the list of designated licenses may be updated to reflect the designation or removal of Available Real Estate Leases.

(iii) After the Bid Deadline, the Purchaser shall have no right to designate additional Available Real Estate Leases for entry into a Sublease with or license to the Purchaser or Designated Purchaser or to remove any Available Real Estate Lease which has or shall have previously been designated by the Purchaser for sublease under this Section 2.1.6(b), without the prior written consent of the Main Sellers.

(iv) It is further understood and agreed that the Purchaser shall be obligated to enter into Subleases under all Subleased Real Estate Leases.

(c) Subject to Section 2.1.6(d), Section 2.1.10, Section 5.13 and the receipt of any required Consent, all the Non-365 Customer Contracts and the Designated Other Non-365 Contracts in effect as of the Closing shall be assigned to the Purchaser or a Designated Purchaser at Closing pursuant to Section 2.1.1(c) and the Purchaser or a Designated Purchaser shall enter into a Sublease at Closing pursuant to Section 5.24 with the relevant Seller under each of the Subleased Real Estate Leases in effect as of the Closing.

(d) The Parties shall, and the Purchaser shall cause the Designated Purchasers to, use their reasonable best efforts to obtain all Consents required to permit the assignment to the Purchaser (or, if specified by the Purchaser, to a Designated Purchaser) of the 365 Customer Contracts, the Designated Other 365 Contracts, the Non-365 Customer Contracts and the Designated Other Non-365 Contracts in force as of the Closing Date, and the entry into the Subleases; provided, however, that, except as expressly provided in Section 2.1.7(c) with respect to Cure Costs for Customer Contracts, the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in seeking such Consents. For greater certainty, the failure to obtain any or all of such Consents shall not in itself entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment to the Purchase Price.

2.1.7 Cure Costs; Adequate Assurance.

(a) On or prior to the date hereof, the Sellers shall have delivered Section 2.1.7(a)(i) of the Sellers Disclosure Schedule to the Purchaser, which Schedule contains with respect to each Other 365 Contract and Other Non-365 Contract, the Sellers’ good faith estimate of the amount of Cure Costs.

(b) To the extent that the assumption and assignment of any 365 Customer Contract entails the payment of any Cure Cost, NNI shall, or shall cause the relevant U.S. Debtor to, pay or otherwise provide for payment of such Cure Cost as required by the U.S. Bankruptcy Code and provided in the U.S. Sale Order. To the extent that assumption and assignment of any Designated Other 365 Contract entails the payment of any Cure Cost (the “Other 365 Cure”) as required by the U.S. Bankruptcy Code and provided in the U.S. Sale Order, the Purchaser shall be responsible for payment of such Cure Cost; provided, that any such payment by the Purchaser shall not entitle the Purchaser to any adjustment to the Purchase Price or any reimbursement or indemnification from the Sellers on account of payments made by the Purchaser pursuant to this section 2.1.7(b).

(c) To the extent that assignment to the Purchaser or a Designated Purchaser of any Non-365 Customer Contract entails the payment of any Cure Cost, the relevant Main Sellers shall, or shall cause the relevant Seller to, pay such amounts directly to such counterparty in a manner agreed between such Main Seller or such relevant Seller, as applicable, and such counterparty or ordered by a court of competent jurisdiction. To the extent that assignment to the Purchaser or a Designated Purchaser of any Assigned Contract other than a Non-365 Customer Contract or an Assumed and Assigned Contract entails the payment of Cure Costs (the “Other Non-365 Cure,” and together with the Other 365 Cure, the “Other Cure”), the Purchaser shall be responsible for payment of such Cure Cost to such contracting party in a manner agreed between the Purchaser, the Sellers and such contracting party or ordered by a court of competent jurisdiction; provided, that any such payment shall not entitle the Purchaser to any adjustment to the Purchase Price or any reimbursement or indemnification from the Sellers on account of payments made by the Purchaser pursuant to this section 2.1.7(c).

(d) The Purchaser and the Sellers agree to carry out the actions set forth in Exhibit 2.1.7(d).

(e) To the extent that entry into a Sublease with the Purchaser or a Designated Purchaser of any Subleased Real Estate Lease entails the payment of Cure Costs, the Purchaser shall pay its pro-rata share (based on the ratio of the rentable square footage of the premises subject to such sublease to the overall rentable square footage of the premises demised under such Subleased Real Estate Lease) of such Cure Costs directly to such contracting party in a manner agreed between the Purchaser and such contracting party or ordered by a court of competent jurisdiction. The Main Seller or relevant Seller shall be responsible to pay the remainder of such Cure Costs in a manner agreed between such Main Seller or such relevant Seller, as applicable, and such counterparty or ordered by a court of competent jurisdiction. In the case of any Cure Costs relating to any Available Real Estate Lease, the Sellers and the Purchaser shall agree as to the amounts required to be paid to the relevant landlord prior to payment by either the Sellers or the Purchaser with respect to the same.

(f) Prior to the hearing before the U.S. Bankruptcy Court to approve the assumption and assignment of the Assumed and Assigned Contracts, the Purchaser shall provide adequate assurance of its and the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of section 365(f)(2)(B) of the U.S. Bankruptcy Code and to the extent required by the U.S. Sale Order.

(g) The Parties shall, and shall cause the Other Sellers and the Designated Purchasers, as applicable, to, use reasonable best efforts to obtain all Consents required to permit the assignment to the Purchaser (or, if specified by the Purchaser, a Designated Purchaser) of the Assigned Contracts and the entry into Subleases; provided, however, that the Sellers shall be under no obligation to seek any such Consent prior to the completion of the Auction or to compromise any right, asset or benefit or to expend any amount or incur any Liability or provide any other consideration in seeking such Consents other than filing and application fees to Government Entities and payment of Cure Costs for which such Party is responsible pursuant to Section 2.1.7, and, provided, further, that the failure to obtain any or all of such Consents shall not entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment to the Purchase Price.

2.1.8 Local Sale Agreements. Subject to the terms and conditions hereof, to the extent necessary to effect the Closing on the terms hereof, the relevant Sellers shall, and the Purchaser shall, and shall cause the relevant Designated Purchasers to, enter into such agreements or instruments, including bills of sale and/or assignment and assumption agreements (the “Local Sale Agreements”), providing for (i) the sale, transfer, assignment or other conveyance to the Purchaser and/or relevant Designated Purchasers, in accordance with the requirements of applicable local Law, of any Assets located in the countries where such Local Sale Agreements are required, and (ii) the assumption by the Designated Purchasers of any Assumed Liability that the Purchaser intends to allocate to them. In the event of a conflict between this Agreement and any Local Sale Agreement, this Agreement shall prevail. The Parties further agree that no allocation of Purchase Price and no amounts by way of valuation of the Assets, whether provisional, estimated or final, shall be included in any instruments of assignment and/or transfer, except as required by applicable Law.

2.1.9 EMEA Asset Sale Agreement. None of the EMEA Sellers or the Joint Administrators shall assume, or be deemed to assume, any Liability whatsoever under this Agreement and nothing in this Agreement (except to the extent expressly incorporated into the EMEA Asset Sale Agreement) shall apply to, or govern, the sale, assignment, transfer, retention or assumption of assets, rights, properties or Liabilities of, or by, any EMEA Sellers or the Joint Administrators in any manner whatsoever. The only assets, rights, properties and Liabilities of the EMEA Sellers or the Joint Administrators that are being sold, assigned or transferred to, and assumed by, the Purchaser or the EMEA Designated Purchasers, and the terms and conditions thereof, and representations with respect thereto, are solely as expressly set forth in the EMEA Asset Sale Agreement. Neither the Purchaser nor any Designated Purchaser shall be entitled to make any claim under this Agreement, or assert any right hereunder, against any Person other than the Sellers.

2.1.10 Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, if a Consent of a Third Party (including a Government Entity) has not been obtained on or prior to Closing, then, unless such Consent is subsequently obtained, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any Asset or any obligation or benefit arising thereunder if an attempted direct or indirect sale, transfer, lease, sublease or assignment thereof, without such Consent (in each case, after taking into account the effect of the U.S. Sale Order, the Canadian Approval and Vesting Order, and any other order of a court of competent jurisdiction), would constitute a breach, default, violation or other contravention of Law or the rights of such Third Party or would be ineffective with respect to any party to a Contract concerning such Asset. For greater certainty, except as explicitly set forth in Article VIII, failure to obtain any such Consent shall not entitle the Purchaser to terminate this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment of the Purchase Price, and the Main Sellers and the Purchaser shall each act in accordance with Section 5.13 hereof in relation to any Deferred Transfer Purchased Assets.

SECTION 2.2 Purchase Price.

2.2.1 Purchase Price. Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the purchase, sale, assignment and conveyance of the Sellers’ and EMEA Sellers’ right, title and interest in, to and under the Assets and the EMEA Assets, respectively, pursuant and subject to the terms hereof and pursuant and subject to the terms of the EMEA Asset Sale Agreement, respectively, and of the rights granted by certain Sellers and the EMEA Sellers under the Intellectual Property License Agreement and the Trademark License Agreement, the Purchaser, on its own behalf and as agent for the Designated Purchasers, shall (x) assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities and the EMEA Assumed Liabilities and (y) pay to the Distribution Agent, as agent for the Sellers and the EMEA Sellers, an aggregate amount of cash equal to thirty-nine million dollars ($39,000,000) (the “Base Purchase Price”), as adjusted pursuant to Sections 2.2.2 and 2.2.3 (as so adjusted, the “Purchase Price”); provided, that for the avoidance of doubt, the Parties acknowledge that amounts of or in respect of VAT (as defined in the EMEA Asset Sale Agreement) and/or Transfer Taxes shall be paid directly to the Tax Authority or, to the relevant Seller, EMEA Seller or Joint Administrators for remittance to the applicable Tax

Authority in the amount required to be paid to such Tax Authority in accordance with applicable Law, pursuant to and in accordance with the relevant provisions of this Agreement and the EMEA Asset Sale Agreement and shall not be paid to the Distribution Agent). For the avoidance of doubt, for Canadian Tax purposes only and without prejudice to the rest of this Agreement, the Purchase Price shall only include those portions of the Assumed Liabilities and EMEA Assumed Liabilities which reflect amounts payable to third parties on the Closing Date.

2.2.2 Estimated Purchase Price.

(a) For purposes of determining the amount of cash to be paid as the Estimated Purchase Price by the Purchaser (on its own behalf and as agent for the Designated Purchasers) to the Distribution Agent as agent for the Sellers and the EMEA Sellers at the Closing pursuant to Section 2.3.2(a), at least three (3) Business Days prior to the Closing Date, the Main Sellers and the EMEA Sellers shall deliver to the Purchaser a written statement (the “Estimated Closing Statement”) prepared in good faith in accordance with the Calculation Principles and the terms hereof setting forth (i) the estimated Adjusted Net Working Capital Transferred as of the Closing Date (the “Estimated Closing Adjusted Net Working Capital Transferred”), (ii) all estimated EMEA Downward Adjustments as of the Closing Date (the “Estimated EMEA Downward Adjustment”), (iii) the estimated Total Prepaid Revenue Transferred as of the Closing Date (the “Estimated Total Prepaid Revenue Transferred”), (iv) the estimated Pre-Close Employment Payments that the EMEA Sellers have failed to pay prior to the Closing in accordance with the EMEA Asset Sale Agreement (the “Estimated Pre-Close Employment Payments”) and (v) the Estimated Purchase Price.

(b) As used in this Agreement, “Estimated Purchase Price” shall mean an amount equal to:

(i) the Base Purchase Price; minus

(ii) the amount, if any, by which the Estimated Closing Adjusted Net Working Capital Transferred is less than the Target Adjusted Net Working Capital Transferred; minus

(iii) the Estimated EMEA Downward Adjustment; minus

(iv) the excess (if any) of the Estimated Total Prepaid Revenue Transferred over the Target Total Prepaid Revenue Transferred; minus

(v) an amount equal to the Estimated Pre-Close Employment Payments.

2.2.3 Post-Closing Purchase Price Adjustment.

2.2.3.1 Closing Statement; Dispute Resolution

(a) As promptly as practicable (and in any event within sixty (60) days after the Closing), the Purchaser shall deliver to the Main Sellers and the EMEA Sellers a written statement (the “Closing Statement”) that shall contain their final calculation of (i) the Adjusted

Net Working Capital Transferred as of the Closing Date (the “Closing Adjusted Net Working Capital Transferred”), (ii) all EMEA Downward Adjustments as of the Closing (the “Closing EMEA Downward Adjustment”), (iii) the Total Prepaid Revenue Transferred as of the Closing Date (the “Closing Total Prepaid Revenue Transferred”), (iv) Pre-Close Employment Payments that the EMEA Sellers have failed to pay prior to the Closing as of the Closing (the “Closing Pre-Close Employment Payments”), (v) the final Purchase Price, and (vi) the amount payable by either Party pursuant to Section 2.2.3.2 as an adjustment to the Estimated Purchase Price. The Closing Statement shall be prepared in accordance with the Calculation Principles and the terms hereof. Throughout the periods during which the Closing Statement is being prepared and any disputes that may arise under this Section 2.2.3 are being resolved, the Main Sellers and the EMEA Sellers shall, promptly upon request, provide the Purchaser and its respective accountants reasonable access to the assets, books, records, documents, schedules and workpapers and personnel of the Acquired Business in connection with the preparation of the Estimated Closing Statement.

(b) If the Main Sellers and the EMEA Sellers disagree with the determination of the Closing Statement, the Main Sellers and the EMEA Sellers shall notify the Purchaser of such disagreement within sixty (60) days after delivery of the Closing Statement (such notice, the “Disagreement Notice”). The Disagreement Notice shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Closing Statement. If the Main Sellers and the EMEA Sellers fail to deliver the Disagreement Notice by the end of such sixty- (60-) day period, the Main Sellers and the EMEA Sellers shall be deemed to have accepted as final the Closing Statement delivered by the Purchaser. Matters included in the calculations in the Closing Statement to which the Main Sellers and the EMEA Sellers do not object in the Disagreement Notice shall be deemed accepted by the Main Sellers and the EMEA Sellers and shall not be subject to further dispute or review. Throughout the periods during which the Closing Statement is being prepared and any disputes that may arise under this Section 2.2.3 are being resolved, the Purchaser shall, promptly upon request, provide the Main Sellers and the EMEA Sellers and their respective accountants reasonable access to the assets, books, records, documents, schedules, workpapers and personnel of the Purchaser in connection with the Main Sellers’ and the EMEA Sellers’ and their respective accountants’ review of the Closing Statement. The Purchaser, the Main Sellers and the EMEA Sellers shall negotiate in good faith to resolve any disagreement with respect to the Closing Statement, and any resolution agreed to in writing by the Purchaser and the Main Sellers and the EMEA Sellers shall be final and binding upon the Parties.

(c) If the Purchaser and the Main Sellers and the EMEA Sellers are unable to resolve any disagreement as contemplated by Section 2.2.3.1(b) within fourteen (14) days after delivery of a Disagreement Notice by the Main Sellers and the EMEA Sellers, either the Main Sellers, the EMEA Sellers or the Purchaser may appoint the Accounting Arbitrator, on behalf of all Parties and the EMEA Sellers, to resolve such disagreement. The Accounting Arbitrator’s determination shall be based only on the written submissions by the Main Sellers, the EMEA Sellers and the Purchaser and not upon any independent review by the Accounting Arbitrator. The Primary Parties and NNUK shall instruct the Accounting Arbitrator and the Accounting Arbitrator shall consider only those items and amounts set forth in the Closing Statement as to which the Main Sellers, the EMEA Sellers and the Purchaser have not resolved their disagreement. With respect to each such item, the decision of the Accounting Arbitrator shall be the amount claimed by the Main Sellers and the EMEA Sellers, the amount claimed by the Purchaser, or an amount between the amount claimed by the Main Sellers and the EMEA Sellers and the amount claimed by the Purchaser. The Main Sellers, NNUK and the Purchaser shall instruct, and they shall use their reasonable best efforts to cause, the Accounting Arbitrator to deliver to the Primary Parties and NNUK, as promptly as practicable (and in no event later than thirty (30) days after his or her appointment), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such report and the Closing Statement, as adjusted thereby, shall be final and binding upon the Parties and the EMEA Sellers. Neither the Main Sellers, the EMEA Sellers nor the Purchaser shall have any ex parte communications or meetings with the Accounting Arbitrator regarding the subject matter hereof without the other Primary Parties’ prior consent. In the event the Accounting Arbitrator concludes that the Purchaser was correct as to a majority (by dollar amount) of the disputed items, then the Sellers and the EMEA Sellers shall pay the Accounting Arbitrator’s fees, costs and expenses. In the event the Accounting Arbitrator concludes that the Main Sellers and the EMEA Sellers were correct as to a majority (by dollar amount) of the disputed items, then the Purchaser shall pay the Accounting Arbitrator’s fees, costs and expenses.

2.2.3.2 Purchase Price Adjustment

(a) Working Capital Adjustment Payments:

(i) If the Closing Adjusted Net Working Capital Transferred, as finally determined in accordance with Section 2.2.3.1, is less than the Estimated Adjusted Net Working Capital Transferred, then the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay, or cause the Distribution Agent to pay, to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to such difference by wire transfer of immediately available funds to the bank account(s) designated in writing by the Purchaser within five (5) Business Days of the final determination of the Closing Adjusted Net Working Capital Transferred.

(ii) If, instead, the Closing Adjusted Net Working Capital Transferred, as finally determined in accordance with Section 2.2.3.1, is greater than the Estimated Adjusted Net Working Capital Transferred but less than the Target Adjusted Net Working Capital Transferred, then the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the difference between the Closing Adjusted Net Working Capital Transferred and the Estimated Adjusted Net Working Capital Transferred by wire transfer of immediately available funds to the bank account(s) designated in writing by the Main Sellers, within five (5) Business Days of the final determination of the Closing Adjusted Net Working Capital Transferred.

(iii) If, instead, the Closing Adjusted Net Working Capital Transferred, as finally determined in accordance with Section 2.2.3.1, is greater than both the Estimated Adjusted Net Working Capital Transferred and the Target Adjusted Net Working Capital Transferred, then the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the difference between the Target Adjusted Net Working Capital Transferred and the Estimated Adjusted Net Working Capital Transferred by wire transfer of immediately available funds to the bank account(s) designated in writing by the Main Sellers, within five (5) Business Days of the final determination of the Closing Adjusted Net Working Capital Transferred.

(b) EMEA Downward Adjustment:

(i) If the Closing EMEA Downward Adjustment, as finally determined in accordance with Section 2.2.3.1, is greater than the Estimated EMEA Downward Adjustment, then the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay, or cause the Distribution Agent to pay, to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to such difference by wire transfer of immediately available funds to the bank account(s) designated in writing by the Purchaser within five (5) Business Days of the final determination of the Closing EMEA Downward Adjustment.

(ii) If, instead, the Closing EMEA Downward Adjustment, as finally determined in accordance with Section 2.2.3.1, is less than the Estimated EMEA Downward Adjustment, then the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the difference between the Estimated EMEA Downward Adjustment and the Closing EMEA Downward Adjustment by wire transfer of immediately available funds to the bank account(s) designated in writing by the Main Sellers, within five (5) Business Days of the final determination of the Closing EMEA Downward Adjustment.

(c) Prepaid Revenue Adjustments:

(i) If the Closing Prepaid Revenue Transferred, as finally determined in accordance with Section 2.2.3.1, is greater than the Estimated Prepaid Revenue Transferred, then the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay, or cause the Distribution Agent to pay, to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to such difference by wire transfer of immediately available funds to the bank account(s) designated in writing by the Purchaser within five (5) Business Days of the final determination of the Closing Prepaid Revenue Transferred.

(ii) If, instead, the Closing Prepaid Revenue Transferred, as finally determined in accordance with Section 2.2.3.1, is less than the Estimated Prepaid Revenue Transferred but greater than the Target Prepaid Revenue Transferred, then the Purchaser, acting on its own behalf and as agent of the Designated

Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the difference between the Closing Prepaid Revenue Transferred and the Estimated Prepaid Revenue Transferred by wire transfer of immediately available funds to the bank account(s) designated in writing by the Main Sellers, within five (5) Business Days of the final determination of the Prepaid Revenue Transferred.

(iii) If, instead, the Closing Prepaid Revenue Transferred, as finally determined in accordance with Section 2.2.3.1, is less than both the Estimated Prepaid Revenue Transferred and the Target Prepaid Revenue Transferred, then the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the difference between the Target Prepaid Revenue Transferred and the Estimated Prepaid Revenue Transferred by wire transfer of immediately available funds to the bank account(s) designated in writing by the Main Sellers, within five (5) Business Days of the final determination of the Closing Prepaid Revenue Transferred.

(d) Pre-Close Employment Payments:

(i) If the Closing Pre-Close Employment Payments, as finally determined in accordance with Section 2.2.3.1, is greater than the Estimated Pre-Close Employment Payments, then the Main Sellers, acting on their own behalf and as agent of the Other Sellers and the EMEA Sellers, shall pay, or cause the Distribution Agent to pay, to the Purchaser, acting on its own behalf and as agent of the Designated Purchasers (if applicable), an amount equal to such difference by wire transfer of immediately available funds to the bank account(s) designated in writing by the Purchaser within five (5) Business Days of the final determination of the Closing Pre-Close Employment Payments.

(ii) If, instead, the Closing Pre-Close Employment Payments, as finally determined in accordance with Section 2.2.3.1, is less than the Estimated Pre-Close Employment Payments, then the Purchaser, acting on its own behalf and as agent of the Designated Purchasers, shall pay to the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to such difference by wire transfer of immediately available funds to the bank account(s) designated in writing by the Main Sellers within five (5) Business Days of the final determination of the Closing Pre-Close Employment Payments.

(e) Any payment to be made under this Section 2.2.3.2 shall include interest thereon accrued from the Closing Date to the date of payment at a rate per annum of three percent (3%). Such interest shall accrue from day to day.

(f) The Parties shall deliver appropriate instructions to the Escrow Agent in respect of any payment required to be made by the Sellers and the EMEA Sellers pursuant to this Section 2.2.3.2. Any funds remaining in the Escrow Account after such payment has been made, or all such funds in the Escrow Account in the event no such payment is required to be made, shall be delivered to the Distribution Agent, and the Parties shall promptly deliver appropriate instructions to the Escrow Agent to effect such delivery.

2.2.4 Good Faith Deposit.

(a) On the next Business Day following the entry of the Bidding Procedures Order, the Purchaser will deliver to the Escrow Agent cash in the amount of $1.25 million ($1,250,000) (the “Good Faith Deposit”) to serve as earnest money under this Agreement and the EMEA Asset Sale Agreement.

(b) The Good Faith Deposit, together with actual earnings thereon, shall:

(i) be applied to the Estimated Purchase Price to be paid by the Purchaser and therefore be paid by the Escrow Agent to the Distribution Agent (as agent of the Sellers and the EMEA Sellers) at Closing pursuant to Section 2.3.2(b); or

(ii) become property of the Sellers and the EMEA Sellers in the event that this Agreement is terminated by the Main Sellers pursuant to Section 9.1(c)(ii) or Section 9.1(e)(i); or

(iii) become property of the Sellers and the EMEA Sellers in the event that this Agreement is terminated by any Primary Party pursuant to Section 9.1(b)(iii) in the event that the EMEA Asset Sale Agreement is terminated by the EMEA Sellers pursuant to Clauses 15.4.2(C), 15.4.3(B) and 15.4.5(A) of the EMEA Asset Sale Agreement.

(c) If not previously paid to the Sellers, the Good Faith Deposit together with actual earnings thereon shall be held by the Escrow Agent until the Closing and delivered to the Distribution Agent at Closing in accordance with Section 2.3.2(b) or, in the event this Agreement or the EMEA Asset Sale Agreement is terminated before the Closing for any reason other than those set forth in Section 2.2.4(b), be returned by the Escrow Agent to the Purchaser; provided, that such return of the Good Faith Deposit by the Escrow Agent to the Purchaser shall not relieve the Purchaser from any potential obligation it may have to pay damages to the Sellers or the EMEA Sellers for a breach hereof and/or of the EMEA Asset Sale Agreement, as applicable, as and when such damages become due and payable (including pursuant to any settlement of claims).

2.2.5 Escrow.

(a) On or prior to the date of the entry of the Bidding Procedures Order, each of NNL, NNI, NNUK and the Purchaser shall have entered into the Escrow Agreement with the Escrow Agent, in order to secure payment of the Good Faith Deposit and the payment by the Sellers or the EMEA Sellers, as appropriate, of amounts owed to the Purchaser pursuant to Section 2.2.3 as post-Closing purchase price adjustments.

(b) Each of NNL, NNI, NNUK and the Purchaser hereby undertakes to promptly execute and deliver to the Escrow Agent, in accordance with the formalities set forth in the Escrow Agreement, joint instructions to pay to the Distribution Agent (as agent for the Sellers and the EMEA Sellers) or the Purchaser, as applicable, funds from the Escrow Account at any time that any Person becomes entitled to such payment from the Escrow Account pursuant to this Agreement.

2.2.6 Purchase Price Allocation.

(a) The Parties and the EMEA Sellers shall (i) first allocate to the tangible Assets, the tangible EMEA Assets and the CIP Unbilled Accounts Receivable of the Acquired Business a proportion of the Purchase Price (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities and the EMEA Assumed Liabilities), equal to the net book value of such Assets and such EMEA Assets as of the Closing Date and (ii) then allocate the balance of the Purchase Price, as adjusted in clause (i) of this Section, to the intangible Assets and the intangible EMEA Assets.

(b) To the extent necessary to file Transfer Tax Returns, the Parties shall negotiate in good faith to determine an allocation of the Purchase Price, (and, to the extent properly taken into account under the applicable Tax Laws, the Assumed Liabilities and the EMEA Assumed Liabilities) among the Assets and the EMEA Assets in accordance with the principles of Section 1060 of the Code and the Treasury regulations promulgated thereunder and other applicable Tax Laws, which allocation shall be consistent with the principles of Section 2.2.6(a) (such allocation, a “Partial Allocation”). If the Parties do not reach agreement on a Partial Allocation after negotiating in good faith, the Partial Allocation shall be submitted to the Accounting Arbitrator, which shall prepare a final Partial Allocation; provided, however, that if a different Partial Allocation is required by a Government Entity (including for this purpose an allocation required, approved or authorized pursuant to a Bankruptcy Proceeding), then the Partial Allocation shall be modified as necessary to be consistent with the required allocation (but in all cases shall be consistent with the principles of Section 2.2.6(a) to the extent permitted by such Government Entity). Notwithstanding the preceding sentence, if the Parties have not reached agreement on the Partial Allocation and the Accounting Arbitrator has not submitted its determination on or before the date that a Transfer Tax Return is required to be filed with the relevant Tax Authority (giving effect to any valid extensions) pursuant to Section 6.7(b), then such Transfer Tax Return shall be timely filed in the manner that the Party with primary responsibility the payment of such Transfer Taxes under this Agreement reasonably determines (the “Transfer Tax Determination”), provided, that such Transfer Tax Determination shall be made in good faith and have a reasonable prospect of being sustained, and provided, further, that, upon receiving the Accounting Arbitrator’s later determination and to the extent permitted under applicable Law, the filing Party shall promptly file, or cause to be filed, an amended return in accordance therewith. The Purchaser agrees to indemnify and hold harmless the Sellers and their respective officers and directors from any Losses arising out of or resulting from the Transfer Tax Determination, including without limitation, any Tax, interest, penalty or sanction. The Parties agree (i) to be bound by the final Partial Allocation accepted by the Parties or prepared by the Accounting Arbitrator (as modified to be consistent with the allocation required by a Government Entity, as described above), as applicable, and (ii) to act in accordance with the allocations contained in such final Partial Allocation for all purposes relating to Transfer Taxes (including the preparation and filing of any Transfer Tax Returns). For purposes of this Section

2.2.6(b), the term “Parties” shall include the EMEA Sellers to the extent any negotiations or agreement required hereunder concern Transfer Tax Returns.

SECTION 2.3 Closing.

2.3.1 Closing Date. The completion of the purchase and sale of the Assets and the assumption of the Assumed Liabilities shall occur simultaneously with the closing of the transactions contemplated by the EMEA Asset Sale Agreement and shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP in New York, New York, commencing at 8:00 am New York time on the date which is five (5) Business Days after the day upon which all of the conditions set forth under Article VIII (other than conditions to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions at Closing) have been satisfied or, if permissible, waived by the Main Sellers and/or the Purchaser (as applicable), or at such other place, date and time as shall be mutually agreed upon in writing by the Purchaser, the Main Sellers, the Joint Administrators and the EMEA Sellers (the day on which the Closing takes place being the “Closing Date”). The transactions contemplated by this Agreement and the other Transaction Documents will be deemed completed (the “Closing”) at the time the Parties release and exchange signature pages and the Sellers and the Distribution Agent, as applicable, receive the deliverables set forth in Section 2.3.2.

Upon occurrence of the Closing, such legal title, title and interest as has been agreed to be transferred pursuant to Article II and risk of loss with respect to the Assets will transfer to the Purchaser or the relevant Designated Purchaser, and the Assumed Liabilities will be assumed by the Purchaser and the relevant Designated Purchasers, at 11:59 p.m. local time on the Closing Date in the jurisdiction in which the Assets are located in accordance with the terms hereof. For the avoidance of doubt, all Transferred Employees shall transfer at the Employee Transfer Date.

2.3.2 Closing Actions and Deliveries. At the Closing:

(a) the Purchaser shall deliver to:

(i) the Distribution Agent, as distribution agent for the Sellers and the EMEA Sellers, an amount equal to the Estimated Purchase Price minus the Good Faith Deposit, the Aggregate Escrow Amount, the French Escrow Amount, the TSA Escrow Amount and the TSA EMEA Employment Escrow Amount (together with any actual earnings thereon) by wire transfer in immediately available funds to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Distribution Agent in a written notice to the Purchaser;

(ii) the Escrow Agent, an amount equal to the Aggregate Escrow Amount;

(iii) the NNFSAS Escrow Agent, an amount equal to the French Escrow Amount;

(iv) the TSA Escrow Agent, an amount equal to the TSA Escrow Amount;

(v) the TSA Employment Escrow Agent, an amount equal to the TSA Employment Escrow Amount;

(vi) the Main Sellers, a duly executed certificate of an executive officer of the Purchaser certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied; and

(vii) the other parties thereto, executed counterparts of the Transition Services Agreement, the Intellectual Property License Agreement, the Trademark License Agreement and any other Ancillary Agreements that have been executed at such time.

(b) NNL, NNI, NNUK and the Purchaser shall cause the Escrow Agent to deliver to the Distribution Agent (as agent for the Sellers and the EMEA Sellers), and the Escrow Agent shall deliver to the Distribution Agent (as agent for the Sellers and the EMEA Sellers), the Good Faith Deposit (together with actual earnings thereon) by wire transfer in immediately available funds to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Distribution Agent in a written notice to NNL, NNI and NNUK and the Purchaser;

(c) the Main Sellers shall deliver to the Purchaser:

(i) a duly executed certificate of an executive officer of one of the Main Sellers certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(ii) updated Sections 2.1.5(a), 2.1.5(b), 2.1.6(a)(i), 2.1.6(a)(ii), 2.1.6(b)(ii) and 4.11(b) of the Sellers Disclosure Schedule, if applicable.

(iii) executed counterparts of the Transition Services Agreement, the Intellectual Property License Agreement, the Trademark License Agreement and any other Ancillary Agreements that have been executed at such time; and

(iv) certified copies of the U.S. Sale Order and the Canadian Approval and Vesting Order; and

(d) each Party shall deliver, or cause to be delivered, to the other Parties any other documents reasonably requested by such other Parties in order to effect, or evidence the consummation of, the transactions contemplated herein.

(e) each Seller shall deliver to the Purchaser, (x) a duly executed certificate certifying that such Seller is not a non-resident of Canada for purposes of section 116 of the Income Tax Act (Canada) (and the equivalent Quebec tax statute), or (y) in the case of a Seller that is a non-resident of Canada for purposes of section 116 of the Income Tax Act (Canada) (and the equivalent Quebec tax statute), a duly executed certificate certifying that the Assets transferred or assigned to the Purchaser pursuant to this Agreement or any of the other Transaction Documents by such Seller do not include any taxable Canadian property as defined in the Income Tax Act (Canada) (and the equivalent Quebec tax statute).

SECTION 2.4 Designated Purchaser(s).

(a) The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.4, one or more Affiliates of the Purchaser to (i) purchase specified Assets (including specified Assigned Contracts), (ii) assume specified Assumed Liabilities, and/or (iii) employ identified Transferred Employees on and after the Closing Date (any Person that shall be properly designated by the Purchaser in accordance with this clause, a “Designated Purchaser”); it being understood and agreed, however, that any such right of the Purchaser to designate a Designated Purchaser is conditioned upon (y) such Designated Purchaser being able to perform the applicable covenants under Section 2.1.7 and Article VII and demonstrate satisfaction of the requirements of section 365 of the U.S. Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance with respect to the Assumed and Assigned Contracts and (z) any such designation not creating any Liability (including any Liability relating to Taxes other than Taxes for which the Purchaser is liable pursuant to Article VI) for the Sellers or their Affiliates that would not have existed had the Purchaser purchased the Assets, assumed the Assumed Liabilities and/or employed the Transferred Employees, and which Liability is not fully reimbursed by or on behalf of the Purchaser. No such designation shall relieve the Purchaser of any of its obligations hereunder. Any breach hereof by a Designated Purchaser shall be deemed a breach by the Purchaser. The Purchaser and each Designated Purchaser shall be jointly and severally liable for any obligations assumed by any of them hereunder.

(b) As soon as reasonably practicable and in no event later than twenty (20) days prior to the Closing Date, the Purchaser shall make the designation referenced in Section 2.4(a) by way of a written notice to be delivered to the Sellers; provided, however, that the Parties agree that such notice may be amended and/or updated by the Purchaser from time to time to the extent there is a relevant material change in the information provided by the Sellers with respect to the jurisdictions in which the Assets are located. Such notice shall contain appropriate information about the Designated Purchaser(s), including the legal name of the Designated Purchaser, the jurisdiction of incorporation or formation of the Designated Purchaser, the actual (and if there is any intention to change such residence on or prior to Closing proposed) jurisdiction of Tax residence of the Designated Purchaser and shall (i) indicate in reasonable detail which Assets, Assumed Liabilities and Transferred Employees the Purchaser intends such Designated Purchaser(s) to purchase, assume and/or employ, as applicable, hereunder, (ii) include a signed counterpart or an accession agreement to this Agreement, in either case in a form reasonably acceptable to the Main Sellers, whereby such Designated Purchaser agrees to be bound by the terms of this Agreement and authorizing the Purchaser to act as such Designated Purchaser(s)’ agent for all purposes hereunder and (iii) contain such reasonable evidence as the relevant Seller may reasonably require to demonstrate that any such designation will not (x) create any liability relating to Taxes for any Seller or any Affiliate thereof or any member of the Sellers’ group that would not have existed had the Purchaser purchased the relevant Asset, assumed the relevant Assumed Liability or employed the relevant Transferred Employee and (y)

reduce the amount of consideration actually received by any Seller whether as a result of any deduction or withholding for or on account of Tax or otherwise, where such reduction would not have occurred had the purchase, assumption and/or employment (as relevant) been made by the Purchaser, in each of clauses (x) and (y) which cost is not fully reimbursed by the Purchaser or a Designated Purchaser at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to, and agrees with, the Sellers and the EMEA Sellers as follows:

SECTION 3.1 Organization and Corporate Power.

(a) The Purchaser is a limited liability company duly organized and validly existing and in good standing under the Laws of Delaware. Each Designated Purchaser other than the Purchaser is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Each of the Purchaser and the Designated Purchasers has the requisite power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party.

(b) Each of the Purchaser and the Designated Purchasers is qualified or licensed to do business as contemplated by this Agreement and the other Transaction Documents, to own or lease and operate its properties and assets, including the Assets, and is in good standing in each jurisdiction in which its ownership of assets or operation of business requires it to so qualify or to be so licensed, except to the extent that the failure to be so qualified or licensed would not materially hinder, delay or impair the Purchaser’s or any such Designated Purchaser’s ability to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement, the other Transaction Documents to which it is or will become a party.

SECTION 3.2 Authorization; Binding Effect; No Breach.

(a) The execution, delivery and performance of each Transaction Document to which the Purchaser or any of the Designated Purchasers is, or at Closing will be, a party have been duly authorized by the Purchaser and the relevant Designated Purchasers, as applicable. Assuming due authorization, execution and delivery by the relevant Sellers, each Transaction Document to which the Purchaser or any Designated Purchaser is, or at the Closing Date will be, a party constitutes, or upon execution thereof will constitute, a valid and binding obligation of the Purchaser or such Designated Purchaser, as applicable, enforceable against such Person in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principals of equity regardless of whether considered in a proceeding in equity or at Law.

(b) The execution, delivery and performance by each of the Purchaser and the Designated Purchasers of the Transaction Documents to which the Purchaser or such Designated Purchaser is, or on the Closing Date will be, a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, or require any Consent (other than the Mandatory Regulatory Approvals) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter or by-laws of the Purchaser or the relevant Designated Purchaser, (ii) any Contract or other document to which the Purchaser or the relevant Designated Purchaser is a party or to which any of its assets is subject or (iii) any Laws to which the Purchaser, the relevant Designated Purchaser, or any of their assets is subject, except, in the case of (ii) and (iii) above, for such defaults, violations, actions and notifications that would not individually or in the aggregate materially hinder, delay or impair the performance by the Purchaser or the Designated Purchasers of any of their obligations under any Transaction Document.

SECTION 3.3 Adequate Assurance of Future Performance. To the extent required by any Bankruptcy or other Laws, the Purchaser will be able to provide, at Closing or on such earlier date as is designated by the U.S. Bankruptcy Court, adequate assurance of its and/or the relevant Designated Purchasers’ future performance under each Assumed and Assigned Contract to the parties thereto (other than the U.S. Debtors) in satisfaction of section 365(f)(2)(B) of the U.S. Bankruptcy Code, and no other or further assurance will be necessary thereunder with respect to any Assumed and Assigned Contract. The Purchaser acknowledges and agrees that, if it becomes necessary to provide an Assumed and Assigned Contract counterparty or a landlord under any Subleased Real Estate Lease with additional assurances to satisfy the Purchaser’s or a Designated Purchaser’s obligations under Section 2.1.6(d) or Section 2.1.7, the Purchaser shall, and shall cause the relevant Designated Purchasers to, perform all actions and bear all such costs and expenses as may be necessary or advisable in connection with their obligations under Section 2.1.6(d) and Section 2.1.7 without recourse to any Seller; provided, however, that the Purchaser may, subject to the conditions set forth herein (and other than with respect to a Customer Contract), elect to forego performing such actions and incurring such costs and expenses, in which event the relevant Assumed and Assigned Contract shall be deemed to be a Non-Assigned Contract at Closing, unless otherwise agreed in writing by the Seller that is a party thereto.

SECTION 3.4 Financing.

(a) The Purchaser shall have at the Closing sufficient available funds to permit the Purchaser and the Designated Purchasers to pay (i) the Estimated Purchase Price and all other amounts to be paid or repaid by the Purchaser under the Transaction Documents to the extent payable on the Closing Date and (ii) all of the Purchaser’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement and the EMEA Asset Sale Agreement.

(b) The Purchaser has delivered to the Main Sellers and the Joint Administrators correct and complete copies of an executed sponsor equity commitment letter of even date herewith (such sponsor commitment letter, the “Sponsor Commitment Letter”) pursuant to which the other party thereto (the “Sponsor”) has committed, subject solely to the terms and conditions expressly set forth therein, to invest an amount equal to the Estimated Purchase Price for purposes of funding the transactions contemplated herein and under the EMEA Asset Sale Agreement and paying any other amount due hereunder or in respect hereof including any damages that may be due in respect of any breach hereof by the Purchaser, as and when such damages become due and payable (the “Financing”).

(c) The Sponsor Commitment Letter in the form so delivered is valid and in full force and effect and is a legal, valid and binding agreement of the Sponsor, enforceable against the Sponsor in accordance with its terms. The Sponsor Commitment Letter constitutes the entire and complete agreement between the parties thereto with respect to the Financing (other than any definitive equity purchase or financing documents consistent with the terms of the Sponsor Commitment Letter that may be entered into between the Purchaser and the Sponsor in respect of the Financing). Except as set forth in the Sponsor Commitment Letter, (i) there are no conditions precedent to the obligations of the Sponsor to provide the Financing, and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which the Purchaser or the Sponsor or any of their respective Affiliates is a party that would permit the Sponsors to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing.

(d) The Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby and by the EMEA Asset Sale Agreement, and prior to the Closing, the Purchaser will have engaged in no other business activities and will have incurred no Liabilities or obligations other than as contemplated herein (other than those activities, obligations or Liabilities that may arise or relate to any equity purchase or financing transactions between the Purchaser, on the one hand, and the Sponsor and its Affiliates, as applicable, on the other hand).

SECTION 3.5 The Purchaser’s Acknowledgments; Exclusivity of Representations and Warranties.

(a) The Purchaser is experienced and sophisticated with respect to transactions of the type contemplated by this Agreement and the other Transaction Documents. In consultation with experienced counsel and advisors of its choice, the Purchaser has conducted its own independent review and analysis of the Business, the Assets, the EMEA Assets, the Assumed Liabilities, the EMEA Assumed Liabilities and the rights and obligations it is acquiring and assuming under this Agreement and the other Transaction Documents. The Purchaser acknowledges that it and/or its representatives (including its outside counsel) have been permitted such access to the books and records, facilities, equipment, contracts and other properties and assets of the Business as it required to complete its review, and that it and its representatives have had an opportunity to meet with the officers and other employees of the Sellers, the EMEA Sellers and the Business to discuss the Business.

(b) The Purchaser acknowledges and agrees that:

(i) except for the representations and warranties expressly set forth in herein or in the other Transaction Documents, which representations and warranties set forth herein shall terminate as of Closing, the Purchaser has not relied on any representation or warranty from the Sellers, the EMEA Sellers, or any Affiliate of any such Person or any employee, officer, director, accountant, financial, legal or other representative of the Sellers or the EMEA Sellers or their respective Affiliates in determining whether to enter into this Agreement;

(ii) except for the representations and warranties expressly set forth in Article IV, which representations and warranties shall not survive, and shall terminate as of, the Closing, none of the Sellers, the EMEA Sellers, or any employee, officer, director, accountant, financial, legal or other representative of the Sellers, the EMEA Sellers, or any Affiliate of any such Person has made any representation or warranty, express or implied, as to the Business (or the value or future thereof), the Assets or the EMEA Assets (including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets or the EMEA Assets, including under the International Convention on Contracts for the Sale of Goods (Geneva Convention) and any other applicable sale of goods Laws), the Assumed Liabilities, the EMEA Assumed Liabilities, or as to the accuracy or completeness of any information regarding any of the foregoing that the Sellers, the EMEA Sellers or any other Person furnished or made available to the Purchaser and its representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials);

(iii) notwithstanding anything herein to the contrary, all representations and warranties made in Article IV by the Main Sellers with respect to the EMEA Sellers, the Business of the EMEA Sellers, the EMEA Assets (including any portion thereof such as the EMEA Transferred Intellectual Property) or the EMEA Assumed Liabilities are made only to the Knowledge of the Main Sellers. The Sellers, their Affiliates and the representatives of any of the Sellers or any of their Affiliates shall not have or be subject to any Liability or obligation to the Purchaser, any Designated Purchaser or any Affiliate or representative of the Purchaser or any Designated Purchaser with respect to or on account of any such representation or warranty;

(iv) no Seller, EMEA Seller or any other Person shall have or be subject to any liability to the Purchaser, any Designated Purchaser or any Affiliate or representative of the Purchaser or any Designated Purchaser resulting from the distribution to the Purchaser or any Designated Purchaser, or the Purchaser’s or any Designated Purchaser’s use, of the information referred to in Section 3.6(b)(ii);

(v) except for the representations and warranties expressly set forth in Article IV (which representations and warranties shall not survive Closing), subject to the terms of the Bankruptcy Consents, upon the Closing, the Purchaser or any Designated Purchaser takes the Assets on an “as is” and “where is” basis; and

(vi) notwithstanding anything to the contrary contained herein, the Purchaser’s obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon the receipt of financing from any Person or the availability of funds to the Purchaser.

(c) Without limiting the generality of the foregoing, THE PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT (I) OF ANY ASSETS, INCLUDING WITH RESPECT TO THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, OR (II) REGARDING THE SCOPE, VALIDITY OR ENFORCEABILITY OF ANY TRANSFERRED INTELLECTUAL PROPERTY, OR LICENSED INTELLECTUAL PROPERTY RIGHTS.

SECTION 3.6 Brokers. Except for fees and commissions that will be paid by the Purchaser, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except (a) as set forth in the applicable section of the Sellers Disclosure Schedule (it being agreed that any matter disclosed in any section of the Seller Disclosure Schedule shall be deemed disclosed in any other section of the Seller Disclosure Schedule if such information is reasonably apparent to be so applied to such other section), (b) as expressly contemplated by this Agreement or (c) to the extent relating to the Excluded Assets or the Excluded Liabilities, each of the Main Sellers jointly and severally represents and warrants to the Purchaser as set forth in Section 4.1 through Section 4.14:

SECTION 4.1 Organization and Corporate Power.

(a) Each Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to entry of the U.S. Bidding Procedures Order and the U.S. Sale Order in the case of the U.S. Debtors and the Canadian Sales Process Order and Canadian Approval and Vesting Order in the case of the Canadian Debtors and receipt of such other Consents from the U.S. Bankruptcy Court and the Canadian Court in connection with the transactions contemplated hereby and in the other Transaction Documents as may be required (collectively, the “Bankruptcy Consents”), each of the Main Sellers has, and each Other Seller that will execute a counterpart to this Agreement or accede to this Agreement will have, the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or will become a party.

(b) Each of the Sellers is duly qualified or licensed to do business and to own, lease and operate its assets, including the Assets, and to carry on its respective portion of the Acquired Business in the Ordinary Course, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Acquired Business requires it to so qualify or to be so licensed, except to the extent that the failure to be so qualified or licensed does not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.2 Authorization; Binding Effect; No Breach.

(a) Subject to the receipt of the Bankruptcy Consents, (i) the execution, delivery and performance by each Main Seller of the Transaction Documents to which such Main Seller is, or at the Closing will be, a party has been or at Closing will be duly authorized by such Main Seller and (ii) the execution, delivery and performance by each Other Seller of the Transaction Documents to which such Seller will be a party will have been duly authorized by such Other Seller by the time such Other Seller executes a counterpart to this Agreement or accedes to this Agreement. Subject to receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser and the Designated Purchasers parties thereto, the Transaction Documents to which any Seller is or will be a party, will constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to (in the case of the Non-Debtor Sellers) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

(b) Subject to receipt of the Bankruptcy Consents and the Mandatory Regulatory Approvals, the execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is, or on the Closing Date will be, a party do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, result in the creation or imposition of any Lien upon any of the Assets, or (subject to the receipt of Consents in connection with the Assigned Contracts, any Subleases and any other Consents expressly provided for herein) require any Consent (other than the Mandatory Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter or by-laws of the relevant Sellers, (ii) any Material Contract to which the relevant Seller is a party, (iii) any order of any Government Entity applicable to any Seller or by which any of their respective Assets are bound or (iv) any Laws to which any of the Sellers, or any of the Assets are subject, except, in the case of (ii), (iii) and (iv) above, for such defaults, violations, actions, declarations and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (disregarding for these purposes the phrase “transactions contemplated hereby” in clause (e) of the definition of Material Adverse Effect).

SECTION 4.3 Title to Tangible Assets; Sufficiency of Assets.

(a) Except for Permitted Encumbrances, Liens created by or through the Purchaser or the Designated Purchasers or any of their Affiliates and Liens that shall be released prior to the Closing which are set forth in Section 4.3(a) of the Sellers Disclosure Schedule, the Owned Inventory and the Owned Equipment is owned beneficially by one or more of the Sellers, free and clear of all Liens, and such Sellers have good and marketable title thereto.

(b) All tangible assets included in the Owned Equipment are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the date hereof and assuming the assignment or novation of all Seller Contracts, all Non-Assignable Contracts and the MSS Portion of the Bundled Contracts to the Purchaser or a Designated Purchaser and the receipt of all Seller Consents, the Assets and the rights of, or to be acquired by, the Purchaser and/or the Designated Purchasers under this Agreement and the EMEA Asset Sale Agreement, together with the rights to be provided to the Purchaser and/or Designated Purchasers under the other Transaction Documents, considered together, include such assets, properties and rights (other than Intellectual Property, Overhead and Shared Services, non-exclusive supply contracts of the Business, the services of those Employees that will not be considered Transferred Employees for purposes of this Agreement and any services currently being provided to the Business as of the Closing Date that are offered to the Purchaser, but that the Purchaser elects not to receive under the Transition Services Agreement and other than any real estate assets of the Business that the Purchaser has agreed or elects not to have transferred or subleased to it hereunder) as are necessary and sufficient to conduct the Acquired Business substantially in the manner conducted by the Sellers as of the date hereof (as such conduct may reasonably be modified as a result of the restructuring plan previously disclosed to the Purchaser), except where the absence of such assets or rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.4 Material Contracts.

(a) Section 4.4(a) of the Sellers Disclosure Schedule sets forth, as of the date hereof, a list of every Seller Contract and Bundled Contract (with respect to those portions relating to the Products or Services), but excluding (a) all licenses of Intellectual Property, all of which are addressed in Section 4.5 below, (b) all real property leases, certain of which are addressed by Section 4.9 below, and (c) all purchase orders and invoices and any third-party or intercompany agreements related to Overhead and Shared Services, that:

(i) in the most recent fiscal year of the Main Sellers resulted in, or is reasonably expected by its terms in the future to result in, (A) the payment of more than $2,000,000 per annum in the aggregate or (B) the receipt by the Acquired Business of more than $2,000,000 per annum in the aggregate, except any Contracts referred to in any other subsection of this Section 4.4(a);

(ii) is a non-competition, exclusivity, or other agreement that materially restricts the Business, or would materially restrict the business of the Purchaser or the Purchaser’s Affiliates following the Closing, from directly or indirectly engaging in any business activity anywhere in the world (whether such agreement is exclusive by geography, product type or otherwise);

(iii) is a material joint venture, partnership or alliance Contract, or other agreement that involves the sharing of profits, losses, costs or liabilities in respect of the Business, Assets or Assumed Liabilities;

(iv) is a research and development Contract involving consideration or expenditures in excess of $2,000,000 in the most recent fiscal year or which is reasonably expected to involve consideration or expenditures of more than $2,000,000 per annum after the date hereof;

(v) is a Contract involving the sale or distribution of the Products, for consideration of more than $2,000,000 in the most recent fiscal year or which is reasonably expected to result in the payment of consideration of more than $2,000,000 in the aggregate per annum after the date hereof;

(vi) is a distribution Contract that contains any express inventory repurchase requirement (whether contingent or otherwise);

(vii) has “take or pay” or “requirements” provisions committing the Seller party thereto to purchase goods or services in excess of $2,000,000 in 2009 or any calendar year thereafter;

(viii) involves capital expenditures in excess of $2,000,000 after the date hereof;

(ix) requires the posting of a security deposit, letter of credit, performance bond or surety; or

(x) contains any material obligation secured by a Lien on any material Asset (other than by a Permitted Encumbrance or by any encumbrance that will be released prior to or on the Closing Date)

(all the above, collectively, the “Material Contracts”).

(b) Complete copies (including all waivers, schedules and amendments) of all Material Contracts have been made available to certain of the Purchaser’s representatives pursuant to the Clean Team Confidentiality Agreement.

(c) As of the date hereof, except (i) as disclosed in Section 4.4(c) of the Sellers Disclosure Schedule or reflected in the Material Contracts disclosed to the Purchaser and (ii) for any claims made in connection with the Bankruptcy Proceedings, no Seller has been notified in writing that any of them is in material breach or default under any Seller Contract that in the most recent fiscal year of the Main Sellers resulted in, or is reasonably expected by its terms in the future to result in, (A) the payment of more than $100,000 in the aggregate or (B) the receipt by the Acquired Business of more than $100,000 in the aggregate, nor has any Seller been notified in writing within the past six months of the other party’s intention to terminate, amend or modify any such Seller Contract in any material respect.

(d) As of the date hereof, no Seller has received any written notice within the last twelve (12) months that any of the ten (10) largest customers of the Business (based on the dollar amount of consolidated net sales of the Business attributable to such customer) for the fiscal year ended December 31, 2009, has sought or is seeking to significantly reduce its use of Services or purchase of Products or the price it will pay for a like volume of such Services or Products.

(e) As of the date hereof, no Seller has received any written notice within the last twelve (12) months that any of the five (5) largest suppliers (based on the dollar amount of consolidated net purchases of the Business attributable to such supplier) of the Business for the fiscal year ended December 31, 2009, has sought or is seeking to significantly reduce the supply of materials, products or services to the Business or significantly increase the price the Business must pay for a like volume of such materials, products or services.

SECTION 4.5 Intellectual Property.

(a) The Transferred Intellectual Property, the EMEA Transferred Intellectual Property and the Licensed Intellectual Property together include all the material Intellectual Property owned at least in part by the Sellers or the EMEA Sellers that, as of the date hereof, covers or is used by the Sellers or the EMEA Sellers to conduct or operate the Acquired Business, including in connection with the Products or Services, except with respect to any Intellectual Property used in connection with any Overhead and Shared Services.

(b) A list of all the Transferred Intellectual Property applied for or registered in the name of the Sellers is set forth in Section 4.5(b) of the Sellers Disclosure Schedule (the Intellectual Property disclosed in Section 4.5(b) of the Sellers Disclosure Schedule is collectively referred to as the “Business Registered IP”). The list identified in Section 4.5(b) of the Sellers Disclosure Schedule includes: (1) for each issued Patent and Patent application, the current owner of record, the Patent number or application serial number for each jurisdiction in which such Patent is filed, and date issued and filed; (2) for each registered or applied-for Trademark, the current owner of record, the application serial number or registration number, by country and state; (3) for any domain names, the registration date and name of registry; and (4) for each copyright registration or application, the owner of record, the number and date of such registration or application by country and state.

(c) To the Knowledge of the Sellers, neither the Transferred Intellectual Property nor the EMEA Transferred Intellectual Property is subject to any Liens other than Permitted Encumbrances.

(d) With respect to the Transferred Intellectual Property, the Sellers own right, title, and interest in and to each such item of Intellectual Property. To the Knowledge of the

Sellers, such rights, title and interest are sufficient for the Sellers to independently bring suit against a Third Party to enforce the issued patents, registered trademarks and registered service marks included in the Transferred Intellectual Property. With respect to the Licensed Intellectual Property (other than any Intellectual Property owned by a Third Party), to the Knowledge of the Sellers, the Sellers own right, title, and interest in and to each such item of Intellectual Property, such rights, title and interest being sufficient to permit the Sellers to license such Intellectual Property as set forth in the Intellectual Property License Agreement and the Trademark License Agreement. The Parties acknowledge and agree that the foregoing sentence does not constitute, and shall not be construed as, a representation or warranty with respect to non-infringement or non-misappropriation of Intellectual Property.

(e) Except as set forth in Section 4.5(e) of the Sellers Disclosure Schedule, none of the Sellers has received any written assertions during the two (2) years preceding the date of this Agreement that (i) any Seller operations of the Acquired Business, including such Seller’s use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation, or any other exploitation of the Products sold by the Acquired Business or of the Services rendered by the Acquired Business infringes, misappropriates, or violates in any material respect any Intellectual Property right of any Third Party; or (ii) the use or exploitation of any of the Transferred Intellectual Property infringes or violates in any material respect any Intellectual Property right of, or was misappropriated from, a Third Party.

(f) To the Knowledge of the Sellers, there has been no assertion or claim made in writing to the Sellers during the two (2) years preceding the date of this Agreement asserting invalidity, misuse or unenforceability of the Transferred Intellectual Property or challenging the Sellers’ right to use, right to transfer, or ownership of the Transferred Intellectual Property; in each case, excluding any assertions or claims that would not reasonably be expected to result in any invalidity, unenforceability, loss or other material impairment of any rights or interest in the subject Intellectual Property.

(g)

(i) To the Knowledge of the Sellers, Section 4.5(g)(i) of the Sellers Disclosure Schedule sets forth all material Contracts (other than Patent Cross-License Agreements) granting to the Sellers or any of their Affiliates any license under or to any Intellectual Property owned by a Third Party that is, as of the date hereof, incorporated into the Products, used in the performance of the Services, or otherwise utilized by the Acquired Business in its operations in the ordinary course (collectively, the “Inbound License Agreements”), indicating for each Inbound License Agreement, the title and the parties thereto, except to the extent an Inbound License Agreement prohibits disclosure of its existence without consent of the relevant Third Party, which consent the Sellers were unable to obtain, in which case it has been omitted from Section 4.5(g)(i) of the Sellers Disclosure Schedule (an “Omitted Inbound License Agreement”), but the number of such Inbound License Agreements that have been omitted is set forth in Section 4.5(g)(i) of the Sellers Disclosure Schedule, and the Sellers shall use reasonable efforts to provide such other information as reasonably requested by the Purchaser regarding such Inbound License Agreements, the disclosure of which does not breach such prohibition.

(ii) To the Knowledge of the Sellers, Section 4.5(g)(ii) of the Sellers Disclosure Schedule sets forth all material Contracts (other than Patent Cross-License Agreements) under which the Sellers grant a license to a Third Party under the Patents set forth in Section 1.1(m)(i) of the Sellers Disclosure Schedule where the predominant purpose of the Contract is the grant of a Patent license (collectively, the “Outbound License Agreements”), indicating for each Outbound License Agreement the title and the parties thereto, except to the extent an Outbound License Agreement prohibits disclosure of its existence without consent of the relevant Third Party, which consent the Sellers were unable to obtain, in which case it has been omitted from Section 4.5(g)(ii) of the Sellers Disclosure Schedule (an “Omitted Outbound License Agreement”), but the number of such Outbound License Agreements that have been omitted is set forth in Section 4.5(g)(ii) of the Sellers Disclosure Schedule, and the Sellers shall use reasonable efforts to provide such other information as reasonably requested by the Purchaser regarding such Inbound License Agreements, the disclosure of which does not breach such prohibition.

(iii) To the Knowledge of the Sellers, Section 4.5(g)(iii) of the Sellers Disclosure Schedule sets forth all Contracts between Sellers or their Affiliates and a Third Party under which the Sellers or their Affiliates both (i) grant a license under Patents owned by (or licensed to) them and (ii) receive from the counter-party a license under Patents owned by (or licensed to) such counter-party (but other than inbound and/or outbound license agreements where the only grant back from the licensee is under improvements on the licensed Intellectual Property), to the extent the scope of such Contracts covers Patents that are used in the Acquired Business (collectively the “Patent Cross-License Agreements”), indicating for each Patent Cross-License Agreement, the title and the parties thereto, except to the extent a Patent Cross-License Agreement prohibits disclosure of its existence without consent of the relevant Third Party, which consent the Sellers were unable to obtain, in which case it has been omitted from Section 4.5(g)(iii) of the Sellers Disclosure Schedule (an “Omitted Patent Cross-License Agreement”), but the number of such Patent Cross-License Agreements that have been omitted is set forth in Section 4.5(g)(iii) of the Sellers Disclosure Schedule, and the Sellers shall use reasonable efforts to provide such other information as reasonably requested by the Purchaser regarding such Patent Cross-License Agreements, the disclosure of which does not breach such prohibition.

(iv) No royalties or other amounts will be due or payable by the Purchaser under any Omitted Inbound License Agreement or Omitted Patent Cross-License Agreement in connection with entering into this Agreement.

(v) To the Knowledge of the Sellers, there is no outstanding dispute or disagreement with respect to (1) any Outbound License Agreement, or (2) any

Patent Cross-License Agreement, in each case that materially affects any of the Intellectual Property rights granted to the Purchaser herein.

(h) To the Knowledge of the Sellers, Section 4.5(h) of the Sellers Disclosure Schedule sets forth a true, accurate and complete list of any Public Software used in each of the Products and identifies (i) the specific Public Software used; (ii) the specific Public Software version; and (iii) the Products or portions thereof into which such Public Software is incorporated. To the Knowledge of the Sellers, the Acquired Business is in compliance with all license obligations associated with the use of such Public Software, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers (with respect to the Acquired Business) have used reasonable efforts to establish measures regarding data security. To the Knowledge of the Sellers, with respect to data security, the Acquired Business is in compliance with all the requirements of Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) The Sellers (with respect to the Acquired Business) have used reasonable efforts to establish measures regarding data security. To the Knowledge of the Sellers, with respect to data security, the Acquired Business is in compliance with all the requirements of Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) The Sellers (with respect to the Acquired Business) have used reasonable efforts to establish measures pertaining to the protection of trade secret information in the Sellers’ possession, custody or control. To the Knowledge of the Sellers, in the last two (2) years, none of the Sellers have received any written notice alleging unauthorized access to or disclosure of Third Party trade secret information.

(k) There have been no assertions or claims made in writing by the Sellers during the two (2) years preceding the date of this Agreement that any Third Party’s use, performance, licensing, copying, distribution, sale, offer for sale, lease, manufacture, having made, importation or any other exploitation of a Third Party product infringes, misappropriates or violates any of the Transferred Intellectual Property.

(l) To the Knowledge of the Sellers, all Business Registered IP is in good standing and subsisting, and in full force and effect, except for those items of Transferred Intellectual Property that expire at the end of their term prior to the Closing Date. No such Transferred Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course).

(m) Notwithstanding any provision herein to the contrary, this Section 4.5 consists of the sole representation and warranty in this Agreement regarding non-infringement, non-violation and non-misappropriation of Intellectual Property.

SECTION 4.6 Litigation. As of the date hereof, except for the Bankruptcy Proceedings, there is no Action pending or, to the Knowledge of the Sellers, threatened in writing before any Government Entity against any Seller involving the Business, the Assets or Assumed Liabilities (excluding the EMEA Assets and the EMEA Assumed Liabilities), that would be material to the Business taken as a whole. As of the date hereof, except for the Bankruptcy Proceedings, there is no outstanding order to which any Seller is subject in respect of the Business or the Assets (excluding the EMEA Assets) only, and not any other business segments or assets of the Sellers, nor are any of the Sellers in default with respect to any such order, in each case which materially affects or restricts the ownership of the Assets or Assumed Liabilities.

SECTION 4.7 Financial Statements.

(a) Section 4.7(a) of the Sellers Disclosure Schedule sets forth (i) the unaudited management statements of certain assets and liabilities of the Business as of December 31, 2008, December 31, 2009 and March 31, 2010 and (ii) the related unaudited management statements of income of the Business for the one- (1-) year periods ended December 31, 2008 and December 31, 2009 and the three- (3-) month period ended on March 31, 2010 (collectively with clause (i), the “Financial Statements”). Except as set forth in the Financial Statements, such Financial Statements were prepared based on the financial books and records maintained by the Sellers and the EMEA Sellers for the Business on the basis of the Nortel Accounting Principles and represent the Sellers’ good faith estimate of the selected balance sheet accounts and income statements set forth therein for the Business, in each case as of the dates and for the periods presented therein. The Financial Statements (a) have been prepared in accordance with the Nortel Accounting Principles, (b) include estimated costs that do not necessarily represent the costs that were actually allocated to the Business for the relevant periods (or that the Business will incur after the Closing), (c) include assets that have not been tested for impairment or otherwise adjusted for fair value, (d) reflect the estimated historical operation of the Business (including the Overhead and Shared Services and the Excluded Assets) for the periods specified therein and (e) do not represent the balance sheet accounts or the income statements that would have occurred if the Business had been operated by the Sellers as a “stand alone” entity.

(b) Except as set forth in Section 4.7(b) of the Sellers Disclosure Schedule, there are no Assumed Liabilities or EMEA Assumed Liabilities of a type that would be required to be included on a balance sheet of the Business prepared in accordance with Nortel Accounting Principles (or reflected in the notes thereto) except Liabilities that (i) in the aggregate are set forth or reflected in the Financial Statements; (ii) have been incurred in the Ordinary Course since the date of the last balance sheet included in the Financial Statements; (iii) have been incurred in connection with this Agreement or the transactions contemplated hereby; (iv) may be satisfied by the payment of Cure Costs; or (v) are not material to the Business as a whole.

(c) Any CIP Unbilled Accounts Receivable assumed by Purchasers hereunder represent bona fide transactions.

SECTION 4.8 Compliance with Laws; Consents.

(a) Since January 1, 2008, the Sellers have not received any notice alleging that any of them has been in violation of any applicable Law in connection with the Acquired

Business, in each case except for such violations as would not reasonably be expected to be material to the Business as a whole. None of the Sellers has received any written notice or written claims from any Government Entity within the twelve (12) months preceding the date hereof relating to any material non-compliance of the Acquired Business or the Assets with any applicable Law nor are there, based on the Knowledge of the Sellers, any such notice or claims threatened or pending, except where such claims would not reasonably be expected to be material to the Business as a whole.

(b) To the Knowledge of the Sellers (i) all the Consents of Government Entities necessary for, or otherwise material to, the conduct of the Acquired Business as conducted on the date hereof, have been duly obtained and are in full force and effect and (ii) the relevant Sellers are in compliance with the terms of each of such Consents, in each case except for such violations as would not reasonably be expected to be material to the Acquired Business taken as a whole. None of the Sellers has received any notice or written claims from any Government Entity relating to any material non-compliance of the Business or the Assets with such Consents nor are there, based on the Knowledge of the Sellers, any such notice or claims threatened or pending, except where such claims would not reasonably be expected to be material to the Business as a whole.

SECTION 4.9 Real Property. Each parcel of real property leased pursuant to any Subleased Real Estate Lease is leased by a Seller free and clear of all Liens on such Seller’s leasehold interest, as applicable, except for Permitted Encumbrances and encumbrances underlying the fee estate (provided that this representation is being made only with respect to that portion of the premises subject thereto which, following the completion of the segregation of such premises contemplated by Section 5.24, will be subject to a Sublease). The Sellers have made available to the Purchaser true, correct and complete copies of any Subleased Real Estate Lease, in each case as amended or otherwise modified and in effect. Following the completion of the segregation of the Subleased Real Estate Leases contemplated by Section 5.24, there will be no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right to use or occupancy of the premises subject to Sublease and there will be no Person (other than the Sellers) in possession of such premises. Each Subleased Real Estate Lease is valid and binding and is in full force and effect, in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally (including, without limitation, the Sellers’ rights under the Bankruptcy Proceedings) and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Except for any such event resulting from the Bankruptcy Proceedings, to the Knowledge of Sellers, since the Petition Date no Seller has materially breached any Subleased Real Estate Lease and no event has occurred that would cause a material breach except for those breaches that can be cured under Section 2.1.7. Since the Petition Date, neither any Seller nor any Affiliate of a Seller has given written notice to any landlord claiming a default by such landlord under a Subleased Real Estate Lease. To the Knowledge of the Sellers, no landlord under a Subleased Real Estate Lease has notified a Seller or any of its Affiliates that it intends to terminate such Subleased Real Estate Lease prior to its scheduled expiration.

SECTION 4.10 Environmental Matters.

(a) To the Knowledge of the Sellers, the Acquired Business is in compliance with Environmental Laws and has obtained and is in compliance with all Environmental Permits, except where failure to comply with Environmental Laws, or to obtain or comply with Environmental Permits, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) There are no Actions relating to the Acquired Business or the Assets pending or, to the Knowledge of the Sellers, threatened against any of the Sellers pursuant to Environmental Laws, in each case except those Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Sellers have received no written notice alleging any material violation of any Environmental Law relating solely to the Acquired Business within the prior six (6) months, nor have Sellers engaged in any discussions or negotiations with any Governmental Authority with respect to any alleged material violation of any Environmental Law solely relating to the Acquired Business within the prior six (6) months, in each case any other than any such notice, discussion, or negotiation that has been resolved.

(d) Notwithstanding anything in this Article IV to the contrary, none of the representations and warranties in this Article IV other than this Section 4.10 shall relate to environmental matters.

SECTION 4.11 Labor and Employee Benefits Matters.

(a) Section 4.11(a) of the Sellers Disclosure Schedule contains an accurate and complete list, by country, of (i) all material Seller Employee Plans and (ii) all employment agreements or other commitments for employment or engagement by the Sellers or their Affiliates with respect to Employees that deviate in any material respect from the standard form of offer letter for the applicable jurisdiction or provide for retention, severance or change in control payments or benefits to the Employees, excluding in each case Seller Employee Plans (collectively, the “Special Arrangements”). The Sellers have provided the Purchaser with a true and complete copy of the plan document or summary plan description for each material Seller Employee Plan and Special Arrangement, to the extent applicable, and, if no such plan document or summary plan description exists, an accurate written summary of the material terms of such Seller Employee Plan or Special Arrangement.

(b) The information contained in Section 4.11(b) of the Sellers Disclosure Schedule in respect of the Employees (the “Employee Information”) is accurate in all material respects as of the date hereof, and sets forth with respect to each Employee (except where that is not permissible under applicable data privacy Laws): (i) unique identifier, (ii) service date, (iii) job title/position, (iv) annual base salary and annual target incentive including, in each case, currency, (v) work location, (vi) visa type, if any, and expiry date (vii) the applicable Collective Labor Agreement, if any, (viii) vacation accrual rate, (ix) leave status, reason for the leave, the start date of the leave and expected return date, (x) status as full-time or part-time, (xi) home country of residence, (xii) Job Complexity Indicator, (xiii) country of payroll, (xiv) sales indicator, (xv) Exempt/Non-Exempt status (for Employees in the United States only), and (xvi)

payment currency. Such information shall be updated in accordance with the requirements of Section 7.4(h).

(c) There has not been for a period of twenty-four (24) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Sellers, has been threatened, any strike, material grievance under a Collective Labor Agreement, slowdown, lockout, picketing or work stoppage against any Seller by or on behalf of the Employees.

(d) Section 4.11(d) of the Sellers Disclosure Schedule lists all the Collective Labor Agreements in effect with respect to the Employees and, for those that have expired, whether notice to bargain has been given and the status of the bargaining process. For a period of twenty-four (24) consecutive months prior to the date hereof, no petition has been filed or proceedings instituted by, or on behalf of, a union, works council, collective bargaining agent, employee or group of employees with any Government Entity seeking recognition of a collective bargaining agent with respect to any Employees, no voluntary recognition has been given by the Sellers or any Affiliates with respect to Employees, and, to any of the Sellers’ Knowledge, no such organizational effort is currently being made or has been threatened by or on behalf of any union, employee, group of employees or collective bargaining agent to organize any Employees. The Sellers have provided the Purchaser with a true and complete copy of each of the Collective Labor Agreements listed in Section 4.11(d) of the Sellers Disclosure Schedule. To the Knowledge of the Sellers, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other violation of any Collective Labor Agreement set forth on Section 4.11(d) of the Sellers Disclosure Schedule.

(e) To the Knowledge of the Sellers, all of the Employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the Employees are employed. To the Knowledge of the Sellers, all Employees employed outside the United States are legally entitled to work in the country in which they are employed.

(f) There are no Seller Employee Plans that are multiemployer plans within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and none of the Sellers or any of their ERISA Affiliates has, within the past six (6) years, ever maintained, contributed to or participated in, or been required to maintain, contribute to or participate in, any such multiemployer plans.

(g) Except as set forth in Section 4.11(g) of the Sellers Disclosure Schedule, no Seller Employee Plan or Collective Labor Agreement (or any Liabilities or obligations related thereto) shall transfer to, or be assumed by, the Purchaser or a Designated Purchaser in connection with this Agreement, either alone or in combination with another event (whether contingent or otherwise), or by operation of Law.

(h) To the Knowledge of the Sellers, no Employee who is an executive of any Seller is a party to any confidentiality, noncompetition, proprietary rights or other such agreement with any Person other than such Seller, which has a Material Adverse Effect on such executive’s ability to perform his applicable services to the Acquired Business. To the Knowledge of the Sellers, no Employee is in violation of any term of any Employment Contract, confidentiality, noncompetition or other proprietary rights agreement or any other contract relating (i) to the right of such Employee to be employed by, or provide services to, such Seller with respect to the Acquired Business or (ii) to the knowledge or use of trade secrets or proprietary information with respect to any such Employee’s employment with the Sellers, in each case except for such violation as would not have, individually or in the aggregate, a Material Adverse Effect.

(i) None of the Sellers has, with respect to the Acquired Business, any Liability to provide retiree welfare benefits to any Person for any reason, except as may be required by COBRA, a Seller Employee Plan listed on Section 4.11(a) of the Sellers Disclosure Schedule, or applicable Law. Without limiting the generality of the foregoing, with respect to its Canadian Employees and former employees, pursuant to the Order of the Canadian Court dated March 31, 2010 approving the Settlement Agreement, NNC and NNL have no ongoing funding or administration obligations under the Nortel Networks Negotiated Pension Plan in respect of the period after September 30, 2010.

(j) To the Knowledge of Sellers, and in each case except for such violations as would not reasonably be expected to be material to the Business as a whole, with respect to the Employees: (i) the Sellers are in compliance in all material respects with all applicable Laws relating to labor and employment, including the Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, characterization of workers as employees or independent contractors, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, employment and reemployment of members of the uniformed services, employee terminations and mass layoffs; (ii) as of the date hereof, the Sellers have not incurred any Liability or obligation which remains unsatisfied under the WARN Act regarding the termination or layoff of such Employees; (iii) the Sellers have not incurred, and no circumstances exist under which the Sellers would reasonably be expected to incur, any material Liability arising from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or analogous Laws or the misclassification of employees as independent contractors; and (iv) no arbitration, court decision or governmental order to which the Sellers are or would reasonably be expected to become a party, or are subject to in any way, limits or restricts any of the Sellers from relocating or closing any of the operations of such Seller.

(k) Except as required under the terms of this Agreement, a Seller Employee Plan or Special Arrangement or under applicable Law, the execution or delivery of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably, either alone or in combination with another event (whether contingent or otherwise), (i) entitle any Transferred Employee to severance pay or any other payment (or an increase thereof) or results in the payment or funding (through a grantor trust or otherwise, or (ii) accelerate the time of payment or vesting, or increase the amount of any payment or benefit due to any such Transferred Employee.

(l) Each Seller Employee Plan listed on Section 4.11(g) of the Sellers Disclosure Schedule has been established and administered in all material respects in accordance with its terms and in compliance with applicable Laws, rules and regulations.

SECTION 4.12 Brokers. Except for fees and commissions that will be paid or otherwise settled or provided for by the Sellers, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Sellers or any of their Affiliates.

SECTION 4.13 Taxes.

(a) Subject to Section 4.13(g), the Sellers have timely filed with the appropriate Tax Authorities all material Tax Returns required to be filed with respect to the Assets and the Business (excluding the Business of the EMEA Sellers) and all such Tax Returns are true, correct and complete in all material respects. Subject to Section 4.13(g), all material Taxes due and payable with respect to the Assets and the Business (excluding the Business of the EMEA Sellers) have been timely paid.

(b) Subject to Section 4.13(g), no deficiency for any material amount of Taxes has been claimed, proposed or assessed by any Tax Authority against any Seller and there is no pending audit, examination or other proceeding or Action in respect of material Taxes, in each case relating to any Asset or the Business.

(c) Subject to Section 4.13(g), no Seller has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes relating to any Asset or the Business.

(d) There is no Lien for Taxes, other than Permitted Encumbrances, on any Asset.

(e) None of the Assets located within the United States or which is owned by a U.S. Debtor (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(f) No Seller other than Sellers which are “United States persons” under section 7701 of the Code or applicable Treasury Regulations will transfer any United States real property interest (within the meaning of Section 897(c)(1) of the Code) to the Purchaser or any Designated Purchaser pursuant to this Agreement.

(g) Notwithstanding the foregoing, the representations and warranties set forth in Sections 4.13(a) through 4.13(c) shall not be applicable to the extent that no Asset can be made subject to a Tax Lien and neither the Purchaser nor any Designated Purchaser could be held liable for Taxes of that Seller on the assumption that it has breached any of such representations or warranties.

SECTION 4.14 Representations and Warranties by the Other Sellers. Except (a) as set forth in the Sellers Disclosure Schedule, (b) as disclosed in the Financial Statements, (c) as contemplated by this Agreement or (d) to the extent relating to the Excluded Assets or the Excluded Liabilities, each Other Seller severally but not jointly will, as of the date such Other Seller executes a counterpart or accedes to this Agreement pursuant to Section 10.18, represent and warrant to the Purchaser as follows:

4.14.1 Organization and Corporate Power.

(a) Such Other Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized. Subject to the receipt of the Bankruptcy Consents, at the time it executes a counterpart or accedes to this Agreement such Other Seller will have the requisite corporate power and authority to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is or, at the Closing Date, will become a party.

(b) Such Other Seller is qualified to do business and to own, lease or otherwise hold its properties and assets, including the Assets, and to conduct its business as presently conducted, as applicable in each jurisdiction in which its ownership of property or conduct of business relating to the Acquired Business requires it to so qualify, except to the extent that the failure to be so qualified would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14.2 Authorization; Binding Effect; No Breach.

(a) Subject to the receipt of the Bankruptcy Consents, the execution, delivery and performance by such Other Seller of the Transaction Documents to which such Other Seller will be a party will have been duly authorized by such Other Seller. Subject to receipt of the Bankruptcy Consents, and assuming due authorization, execution and delivery by the Purchaser and the Designated Purchasers parties thereto, the Transaction Documents to which such Other Seller will be a party will constitute a legal, valid and binding obligation of such Other Seller, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable principles of equity regarding the availability of remedies (whether in proceeding at law or in equity).

(b) The execution, delivery and performance by such Other Seller of the Transaction Documents to which such Other Seller will be a party will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in a violation of, give to any Person any right of termination, amendment, modification, acceleration or cancellation or any preemptive right or right to the payment of any penalty under, result in the creation or imposition of any Lien upon any of the Assets, or (subject to the receipt of Consents in connection with the Assigned Contracts and other Consents expressly provided for herein) require any Consent of any Person (other than the Mandatory Regulatory Approvals and the Bankruptcy Consents) or other action by or declaration or notice to any Government Entity pursuant to (i) the articles, charter or by-laws of such Other Seller, (ii) any Material Contract to which the such Other Seller is a party or to which any of its assets is subject, (iii) any order of any Government Entity applicable to such Other Seller or by which any of its properties or Assets are bound or (iv) any Laws to which such Other Seller, or any of the Assets owned by such Other Seller is subject, except, in the case of (ii), (iii) and (iv) above, for such defaults, violations, actions and notifications that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V.

COVENANTS AND OTHER AGREEMENTS

SECTION 5.1 U.S. Bankruptcy Actions. On the timetables and subject to the terms set forth below, the U.S. Debtors shall (i) file with the U.S. Bankruptcy Court one or more motions and proposed orders as set forth below, (ii) notify, as required by the U.S. Bankruptcy Code, the U.S. Bankruptcy Rules, and an order of the U.S. Bankruptcy Court, all parties entitled to notice of such motions and orders, as modified by orders in respect of notice that may be issued at any time and from time to time by the U.S. Bankruptcy Court, and such additional parties as the Purchaser may reasonably request, and (iii) subject to the provisions of this Agreement, including the provisions of Section 9.1, and the U.S. Bidding Procedures Order, if entered, use their commercially reasonable efforts to obtain U.S. Bankruptcy Court approval of such orders.

5.1.1 U.S. Bidding Procedures Order.

The U.S. Debtors shall file a motion with the U.S. Bankruptcy Court (the “U.S. Bidding Procedures and Sale Motion”) within five (5) Business Days of the date of this Agreement seeking the entry of the U.S. Bidding Procedures Order, in the form set forth in Exhibit 5.1.1, any modifications to which must be consented to by the Purchaser, such consent not to be unreasonably withheld (as approved, the “U.S. Bidding Procedures Order”). The U.S. Debtors shall use their reasonable best efforts to cause the U.S. Bankruptcy Court to enter the U.S. Bidding Procedures Order as soon as practicable after the filing of the U.S. Bidding Procedures and Sale Motion, but in no event later than thirty (30) days from the date of this Agreement.

5.1.2 U.S. Sale Hearing and U.S. Sale Order.

(a) The U.S. Debtors shall request that the U.S. Bankruptcy Court and the Canadian Debtors shall request that the Canadian Court schedule, subject to the availability of each of the U.S. Bankruptcy Court and the Canadian Court, a hearing to approve the U.S. Sale Order and the transactions contemplated by this Agreement (the “U.S. Sale Hearing”) and a hearing to approve the Canadian Approval and Vesting Order and the transactions contemplated by this Agreement (the “Canadian Sale Hearing”) on or prior to the tenth (10th) Business Day following the conclusion of the Auction. Each of the U.S. Debtors and Canadian Debtors shall use their reasonable best efforts to cause the U.S. Sale Hearing and Canadian Sale Hearing, respectively, to be heard on that date or the earliest date thereafter permitted by the schedules of the U.S. Bankruptcy Court and the Canadian Court.

(b) At the U.S. Sale Hearing, if the Purchaser is the Successful Bidder, the Sellers shall seek the entry of the U.S. Sale Order, in the form set forth in Exhibit 5.1.2, any modifications to which must be consented to by the Purchaser, such consent not to be unreasonably withheld (as approved, the “U.S. Sale Order”) (it being understood that certain provisions thereof must constitute findings of fact or conclusions of Law to be made by the U.S. Bankruptcy Court as part of the U.S. Sale Order).

SECTION 5.2 Canadian Bankruptcy Actions.

5.2.1 Canadian Sales Process Order. The Canadian Debtors shall file a motion with the Canadian Court (the “Canadian Sales Process Order Motion”) within seven (7) Business Days of the date of this Agreement seeking an order approving the execution, delivery and performance of this Agreement, including payment of the Break-Up Fee and Expense Reimbursement in the form set forth in Exhibit 5.2.1 (any modifications to which must be consented to by the Purchaser, such consent not to be unreasonably withheld) (as approved, the “Canadian Sales Process Order”). The Canadian Debtors shall use their reasonable best efforts to cause the Canadian Court to enter the Canadian Sales Process Order as soon as practicable after the filing of the Canadian Sales Process Order Motion, but in no event later than thirty (30) days from the date of this Agreement.

5.2.2 Canadian Approval and Vesting Order. At the Canadian Sale Hearing, if the Purchaser is the Successful Bidder, the Canadian Debtors shall seek the issuance of the Canadian Approval and Vesting Order in the form set forth in Exhibit 5.2.2 on notice satisfactory to the Purchaser, any modifications to which must be consented to by the Purchaser, such consent not to be unreasonably withheld (as approved, the “Canadian Approval and Vesting Order”).

5.2.3 Additional Requests. In connection with the foregoing, the Canadian Debtors shall seek in good faith in the Canadian Approval and Vesting Order Motion to (i) have the Canadian Approval and Vesting Order include a finding that, to the extent permitted by Law, neither the Purchaser nor any relevant Designated Purchaser is a successor to the Sellers or their bankruptcy estate by reason of any theory of law or equity, and neither the Purchaser nor any Designated Purchaser shall assume or in any way be responsible for any Liability of any of the Sellers and/or their bankruptcy estates, except as otherwise expressly provided in this Agreement or the Transaction Documents; and (ii) have the endorsement of the Canadian Approval and Vesting Order or the order itself, include a finding that the consideration provided by the Purchaser and any Designated Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Assets. For greater certainty, nothing herein shall require the items in the preceding sentence to be included in the Canadian Approval and Vesting Order or any endorsement thereof, notwithstanding that such provisions may be included in the form of the order set forth in Exhibit 5.2.2.

SECTION 5.3 Consultation; Notification.

(a) The Purchaser and the U.S. Debtors shall cooperate with filing and prosecuting the U.S. Bidding Procedures and Sale Motion, and obtaining entry of the U.S. Bidding Procedures Order and U.S. Sale Order, and the U.S. Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements schedules, applications, reports and other material papers to be filed by the U.S. Debtors in connection with such motions and relief requested therein.

(b) The Purchaser and the Canadian Debtors shall cooperate with filing and prosecuting the Canadian Sales Process Order Motion and the Canadian Approval and Vesting Order Motion, and obtaining entry of the Canadian Sales Process Order and the Canadian Approval and Vesting Order, and the Canadian Debtors shall deliver to the Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for the Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements schedules, applications and other material papers to be filed by the Canadian Debtors in connection with such motions and relief requested therein.

(c) If the U.S. Sale Order or any other order of the U.S. Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the U.S. Debtors agree to use their reasonable best efforts to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing contained in this Section shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the U.S. Sale Order shall have been entered and shall not have been stayed, modified, revised or amended, in which event the Purchaser and the relevant Designated Purchasers shall be able to assert the benefits of section 363(m) of the U.S. Bankruptcy Code and, as a consequence of which, such appeal shall become moot.

(d) If the Canadian Approval and Vesting Order or any other order of the Canadian Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing, re-argument or stay shall be filed with respect thereto), the Canadian Debtors agree to take all reasonable steps, and use their reasonable best efforts to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts. Each of the Parties hereby agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing in this Section shall preclude the Parties from consummating, or permit the Parties not to consummate, the transactions contemplated hereby if the Canadian Approval and Vesting Order shall have been entered and shall not have been stayed, modified, revised or amended.

SECTION 5.4 Pre-Closing Cooperation.

(a) Prior to the Closing, upon the terms and subject to the terms and conditions of this Agreement, in addition to any obligations pursuant to Section 5.5, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable and cause the fulfillment at the earliest practicable date of all of the conditions to the other Parties’ obligations to consummate the transactions contemplated by this Agreement, including: (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite Consent, provided, that the Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party in order to obtain any Consent (other than filing and application fees to Government Entities, and payment of Cure Costs if responsible therefor pursuant to Section 2.1.7) and provided, further, that the Purchaser shall be obligated to cooperate with the Sellers in order to obtain any required Consents from landlords under any Subleased Real Estate Leases (to the extent consent is required) and to enter into Subleases, (ii) defending all lawsuits and other proceedings by or before any Government Entity challenging this Agreement or the consummation of the Closing, (iii) using reasonable best efforts to cause to be lifted or rescinded any injunction, decree, ruling, order or other action of any Government Entity that would prohibit, prevent, restrict or materially delay the consummation of the transactions contemplated by this Agreement, and (iv) cooperating in any reorganization of the Sellers that the Sellers consider necessary for the Sellers to facilitate the transactions contemplated hereby, any such reorganization to occur on or prior to the Closing Date. With respect to all supply Contracts related to the Business, after the entry of the U.S. Sale Order, and in respect of the Canadian Debtors, after the entry of the Canadian Approval and Vesting Order, the Sellers shall (i) at the Purchaser’s request to the extent permitted by Law (including any applicable Antitrust Laws), send a letter substantially in the form set forth in Exhibit 5.4(a) to each of the counterparties to such Contracts, as identified in writing by the Purchaser to the Main Sellers, (ii) provide to the Purchaser such contact information as is reasonably requested by the Purchaser with respect to the counterparties to such Contracts and (iii) more generally, to facilitate an orderly transition at Closing, work with outside counsel on the prosecution of pending patent applications and maintenance of existing patents. For greater certainty, the obligations in this Section 5.4(a) do not include an obligation to negotiate, agree to or accept any form of remedy, condition, undertaking or divestiture with any Government Entity; provided, however, that nothing in this Section 5.4(a) shall limit the obligations of the Purchaser or any Designated Purchaser set forth in Section 5.5.

(b) Each Primary Party shall promptly notify the other Primary Parties of the occurrence, to such Party’s Knowledge, of any event or condition, or the existence, to such Party’s Knowledge, of any fact, that would reasonably be expected to result in any of the conditions to any other Primary Party’s obligation to effect the Closing set forth in Article VIII not being satisfied.

(c) NNC and NNL shall execute, at or within a reasonable amount of time after Closing, upon the Purchaser’s request, such documents as reasonably requested by the Purchaser and as contemplated or otherwise permitted under the Patent Cross-License Agreements listed on Section 4.5(g)(iii) of the Sellers Disclosure Schedule in order to provide a sublicense to the Business (to the extent permitted thereunder) or trigger any spin-off right thereunder, such that the Business may continue to be licensed or sublicensed thereunder, all in accordance with the relevant Section of each such Patent Cross-License Agreement that permits NNC or NNL to sublicense or spin off the license granted to NNC or NNL thereunder to a divested business unit or product line. To the extent that any Patent Cross-License Agreement listed on Section 4.5(g)(iii) of the Sellers Disclosure Schedule, including, without limitation, (i) the Patent Cross License Agreement, effective as of June 16, 2006, between Ciena Corporation and NNL; (ii) the Patent Cross License Agreement, effective as of July 17, 2006, among Microsoft Corporation, NNC and NNL; and (iii) the License Agreement, effective as of January 1, 2001, between International Business Machines Corporation and NNC, contains a limitation on the number of times the relevant Seller may exercise any sublicense or spin off rights thereunder and such rights have not been exhausted prior to the date hereof, the Sellers agree that they shall not exhaust any such rights they may have between the date hereof and the Closing in a manner that would render this Section 5.4(c) ineffective. Notwithstanding the foregoing, the Sellers shall be under no obligation to execute any such documents prior to the completion of the Auction or to expend any amount (other than as directly resulting from the execution of relevant documents), incur any Liabilities or provide any other consideration in complying with their obligations under this section 5.4(c).

SECTION 5.5 Antitrust and Other Regulatory Approvals.

(a) In furtherance and not in limitation of the provisions of Section 5.4, each of the Parties agrees to prepare and file as promptly as practicable, and in any event by no later than fifteen (15) Business Days from the date the U.S. Bidding Procedure Order and Canadian Sales Process Order shall have been entered, all necessary documents, registrations, statements, petitions, filings and applications for the Mandatory Regulatory Approvals, and any other Consent of any other Government Entities either required or that the Primary Parties mutually and reasonably agree are advisable to satisfy the condition set forth in Section 8.1(a) as expeditiously as possible.

(b) If a Primary Party or any of its Affiliates receives a request for information or documentary material from any Government Entity with respect to this Agreement or any of the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), then such Primary Party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other Primary Parties, an appropriate response in compliance with such request.

(c) Each Primary Party shall keep the other Primary Parties apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) and work cooperatively in connection with obtaining the Mandatory Regulatory Approvals of each applicable Government Entity, including, to the extent permitted by Law or Government Entity:

(i) cooperating with each other in connection with the filings required under the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement) and each Mandatory Regulatory Approval, and liaising with each other in relation to each step of the procedure before the relevant Government Entities and as to the contents of all communications with such Government Entities. In particular, to the extent permitted by Law or Government Entity, no Party will make any notification in relation to the transactions contemplated hereunder without first providing the Primary Parties with a copy of such notification in draft form (subject to reasonable redactions or limiting such draft, or parts thereof, on an outside-counsel only basis where appropriate) and giving such Primary Parties a reasonable opportunity to discuss its content before it is filed with the relevant Government Entities, and such first Party shall consider and take account in good faith of all reasonable comments timely made by the Primary Parties in this respect;

(ii) furnishing to the other Primary Parties all information within its possession that is required for obtaining the Mandatory Regulatory Approvals, or required for any application or other filing to be made by the other Party pursuant to the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement);

(iii) promptly notifying each other of any substantive communications from or with any Government Entity with respect to the transactions contemplated by this Agreement and/or by the EMEA Asset Sale Agreement and ensuring that each of the Parties is entitled to attend any meetings with, or other appearances before, any Government Entity with respect to the transactions contemplated by this Agreement and the EMEA Asset Sale Agreement; and

(iv) consulting and cooperating with each other in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Mandatory Regulatory Approvals, the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction, in connection with the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement).

(d) In addition, the Purchaser shall, and shall cause each of the Designated Purchasers to, use its reasonable best efforts to satisfy (or cause the satisfaction of) the conditions precedent to the Purchaser’s obligations hereunder as set forth in Section 8.1(a) to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement), including using its reasonable best efforts to make all required filings and obtain all Mandatory Regulatory Approvals, and any other Consent of a Government Entity required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement (and/or by the EMEA Asset Sale Agreement).

(e) The obligations of the Purchaser pursuant to Section 5.5(d) shall include committing, and causing the Designated Purchasers to commit, to any and all undertakings, divestitures, licenses or hold separate or similar arrangements with respect to their respective assets or the Assets and/or the EMEA Assets or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all Consents from any Government Entity necessary to consummate the transactions contemplated hereby and/or by the EMEA Asset Sale Agreement, including taking any and all actions necessary in order to ensure the receipt of the necessary Consents and Mandatory Regulatory Approvals; provided, however, that none of the Purchaser , the Designated Purchasers, or the EMEA Designated Purchasers are under any obligation under Section 5.5(d) or Section 5.5(e) of this Agreement or the applicable provisions of the EMEA Asset Sale Agreement, in respect of obtaining the Mandatory Regulatory Approvals, to commit, or cause the Designated Purchasers or the EMEA Designated Purchaser to commit, to any undertakings, divestitures, licenses or hold separate or similar arrangements with respect to their respective assets or the Assets and/or the EMEA Assets or conduct of business arrangements or terminate any and all existing relationships and contractual rights and obligations or take any other action where to do so would reasonably be expected to have a Material Adverse Effect on the Business or Assets being acquired pursuant to this Agreement and the EMEA Asset Sale Agreement.

(f) For the avoidance of doubt, the covenants under this Section 5.5 shall not apply to any action, effort, filing, Consent, proceedings, or other activity or matter under any Bankruptcy Law relating to the Bankruptcy Courts, the Bankruptcy Proceedings and/or the Bankruptcy Consents.

SECTION 5.6 Pre-Closing Access to Information.

(a) The Main Sellers shall, and shall cause the Other Sellers (other than the EMEA Debtors or EMEA Sellers) to, (i) give the Purchaser and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to (x) all books, records, personnel, officers and other facilities and properties of the Acquired Business and (y) only after the entry of the U.S. Sale Order and the Canadian Approval and Vesting Order, all product documentation and design specifications of the Acquired Business, including access to certain managerial Employees designated by the Sellers, who have knowledge of the skills and competencies of Employees relative to the Business and will provide such information to the Purchaser and Human Resources personnel designated by the Sellers who can provide information relevant to the Purchaser otherwise complying with the Purchaser’s obligations pursuant to ARTICLE VII, (ii) permit the Purchaser and its representatives to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as the Purchaser may reasonably request, (iii) cause the officers of the Sellers to furnish the Purchaser with such financial, business and operating data and other information with respect to the Acquired Business as is regularly prepared in the Ordinary Course that the Purchaser may from time to time reasonably request, (iv) without limiting the generality of subsections (i), (ii) and (iii), deliver to the Purchaser no later than ten (10) Business Days following the end of each fiscal quarter a report reflecting any changes to the headcount of the Business since the previous fiscal quarter; provided, however, that (A) any such access shall be conducted at the Purchaser’s expense, in accordance with Law (including any applicable Antitrust Law and Bankruptcy Law), at a reasonable time, under the supervision of the Sellers’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Business or the other businesses of the Sellers and their Affiliates, (B) except pursuant to

Section 7.1.1 and Section 5.6(e), the Sellers will not be required to provide to the Purchaser access to or copies of any Employee Records, other than as provided in Section 5.6(e). If any requested documentation and information includes what can reasonably be considered competitively sensitive information relating to sales, marketing or pricing of the Sellers products or services, such information shall be shared with any employees or representatives of the Purchaser who are designated by the Purchaser and reasonably agreed upon by the Sellers, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the Business by the Purchaser and who have executed the Clean Team Confidentiality Agreement, provided, however, that where such documentation or information relates to pricing or other material competitive terms offered to any customer of the Business, the employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or other material competitive terms for a competing business to the Business, and if the transaction does not close, agree not to be employed in such a role for an agreed-upon minimum period of time.

(b) Notwithstanding anything contained in this Agreement or any other agreement between the Purchaser and the Sellers executed on or prior to the date hereof (other than Section 6.5), the Sellers shall not have any obligation to make available to the Purchaser or its representatives, or provide the Purchaser or its representatives with, (i) any Tax Return filed by the Sellers or any of their Affiliates or predecessors, or any related material or (ii) more generally, any information if, in the good faith opinion of the Sellers, making such information available would (A) result in the loss of any attorney-client or other legal privilege or (B) cause the Sellers to be found in contravention of any applicable Law, or contravene any fiduciary duty or agreement existing on the date hereof (including any confidentiality agreement to which the Sellers or any of their Affiliates are a party), it being understood that the Sellers shall cooperate in any reasonable efforts and requests that would enable otherwise required disclosure to the Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.

(c) To the extent not already made available to the Purchaser, the Purchaser’s employees or the Purchaser’s representatives (including its outside counsel), in order to facilitate the Purchaser’s entry into new supply arrangements effective as of the Closing, upon request the Sellers shall make available to the Purchaser, its employees and representatives (including its outside counsel) unredacted copies of all Contracts relating to the Business with suppliers of the Business, or in the case of Non-Exclusive Supply Contracts, unredacted copies of any portion thereof that are applicable to the Business (other than pricing/cost information or other competitively sensitive information the sharing of which Sellers or their representatives reasonably determine may violate applicable Law), reasonably promptly following the date of such request (or in the event that such Contract is subject to confidentiality restrictions promptly following the receipt of any required consent which the Sellers will cooperate with the Purchaser to obtain as promptly as practicable). So long as the Purchaser is the Successful Bidder, the Sellers shall provide any competitively sensitive information redacted in accordance with the preceding sentence (including, but not limited to, Customer Contracts and Bundled Contracts) promptly following the later of the entry of the U.S. Sale Order, Canadian Approval and Vesting Order and the receipt of Antitrust Approvals; provided, that access to Bundled Contracts shall be limited to unredacted copies of any portion of any Bundled Contract that relates to the Business including any portion that relates to the Business and other businesses of the Sellers. Any access to Contracts pursuant to this Section 5.6(c) shall be subject to the available resources of the Sellers and availability of the Contracts and shall not interfere with the normal operations of the business of the Sellers. Any such disclosure shall be made to any employees or representatives of the Purchaser who are designated by the Purchaser, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the Business by the Purchaser and who have executed the applicable addendums to the Clean Team Confidentiality Agreement; provided, however, that employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or the other material competitive terms offered to any customer of a competing business to the Business.

(d) Following the later of the entry of the U.S. Sale Order, the Canadian Approval and Vesting Order and the receipt of Antitrust Approvals, the Sellers and the Purchaser shall cooperate (consistent with applicable Laws and any confidentiality restrictions requiring consent of Third Parties) in developing a strategy with respect to transitioning customers of the Business to the Purchaser, including a plan for the engagement of customers of the Business by the Purchaser. Commencing reasonably in advance of the expected Closing Date, the Sellers shall make introductions of the Purchaser to such customers with whom the Purchaser does not have an existing customer relationship, by, subject to applicable Law, participating in telephone calls and meetings with such customers.

(e) Within five (5) Business Days following the entry of the U.S. Sale Order and, in respect of the Canadian Debtors, the Canadian Approval and Vesting Order, the Sellers will provide the following additional information with respect to each of the Employees whose information was provided in Section 4.11(b) of the Sellers Disclosure Schedule: (i) full name and (ii) work e-mail address. Following the expiration of the Offer Consideration Period, provided, that the Purchaser provides the Sellers with proof that an Employee has consented in the Offer to its release and, if applicable, transfer across geographical boundaries, the Sellers will provide the Purchaser with the following additional information with respect to such Employees as permitted under applicable Law and within five (5) Business Days following the receipt by the Sellers of such proof: the HR SAP data elements (excluding data related to protected status under applicable Law) with respect to each such Employee, including payroll information where applicable from vendors, with such data elements to be updated by the Sellers ten (10) Business Days prior to the Closing Date. Following the completion of the Auction, and upon the Purchaser being named the Successful Bidder, upon the Purchaser’s reasonable request, the Sellers promptly will provide the Purchaser’s benefit service provider with census data with respect to gender, birthday, salary and zip code (if applicable) of the Employees (without individually identifying any Employee and excluding any Employee unique identifier) for the sole purpose of calculating projected employee benefit costs and on the condition that census data is not disclosed to the Purchaser or any other Person.

SECTION 5.7 Public Announcements. Subject to (i) the provisions of Section 7.4(a) with respect to communications and announcements to the Employees and the employees of the Purchaser and the Designated Purchasers and the last sentence of this Section 5.7 and (ii) the Parties’ disclosure obligations imposed by Law (including any obligations under any Bankruptcy Laws), the Parties shall (a) cooperate with each other in the development and distribution of all news releases, other public information disclosures and announcements, including announcements and notices to customers, suppliers and Employees, with respect to this Agreement, or any of the transactions contemplated by this Agreement and the other Transaction Documents and (b) not issue any such announcement or statement prior to consultation with, and the approval of, the Primary Parties (such approval not to be unreasonably withheld or delayed); provided, that approval shall not be required where a Party determines, based on advice of counsel and after consultation with the Primary Parties, that such disclosure is required by Law. For the avoidance of doubt, this Section 5.7 shall not impose any restrictions in addition to those set forth in the Confidentiality Agreement with respect to non-public communications between the Purchaser and its direct shareholders. The Parties shall comply with the provisions of Exhibit 5.7.

SECTION 5.8 Further Actions. From and after the Closing Date, each of the Parties shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and give effect to the transactions contemplated herein, including the execution and delivery of such assignments, deeds and other documents (including Local Sale Agreements) as may be necessary to transfer any Assets as provided in this Agreement; provided, that subject to Section 2.1.6(d), Section 2.1.7(f), Section 5.4, Section 5.5 and Section 5.25, neither the Purchaser nor the Sellers shall be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities and payment of Cure Costs for which such Party is responsible pursuant to Section 2.1.7) in order to obtain any Consent to the transfer of Assets or the assumption of Assumed Liabilities. If following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes an Asset, then such Seller shall promptly transfer such asset, property or right to the Purchaser for no additional consideration in accordance with Section 2.1.1 (provided, that any costs or expenses incurred by the Sellers in connection with such transfer shall be borne by the Purchaser).

SECTION 5.9 Conduct of Acquired Business. The Sellers covenant that except as (i) the Purchaser may approve otherwise in writing (such approval not to be unreasonably withheld or delayed), (ii) set forth in Section 5.9 of the Sellers Disclosure Schedule, (iii) otherwise expressly contemplated or permitted by this Agreement or another Transaction Document, including Section 5.4, (iv) required by Law (including any applicable Bankruptcy Law or by order of a Bankruptcy Court), or (v) relates solely to Excluded Assets or Excluded Liabilities in a manner that does not materially and adversely affect the Acquired Business, Assets or Assumed Liabilities, the Sellers shall (A) conduct the Acquired Business and maintain the Owned Equipment in the Ordinary Course, (B) use commercially reasonable efforts in the context of the Bankruptcy Proceedings and taking into account employee and customer attrition to continue operating the Business as a going concern and to maintain the business organizations of the Business intact, and (C) abstain from any of the following actions:

(a) sell, lease or otherwise dispose of a material portion of the Assets or any Assets material to the Acquired Business (other than sales of Inventory in the Ordinary Course);

(b) incur any Lien on any Assets, other than (i) Liens that will be discharged at or prior to Closing or (ii) Permitted Encumbrances;

(c) (x) grant any material license or sublicense of any rights under or with respect to any Transferred Intellectual Property other than (i) licenses or sublicenses granted in the Ordinary Course, (ii) such licenses or sublicenses as would be permitted by the grant back license rights set forth in the Intellectual Property License Agreement after the Intellectual Property License Agreement enters into effect, (iii) licenses or sublicenses granted pursuant to source code escrow arrangements listed in Section 5.9(c) of the Sellers Disclosure Schedule (the “IP Escrow Agreements”); or (y) enter into any exclusive license agreement that would restrict the Business or the Assets after the Closing in any material respect or which is in conflict with the provisions of this Agreement or the Intellectual Property License Agreement; or (z) sell, transfer, or assign any Licensed Intellectual Property (as defined in the Intellectual Property License Agreement) unless the relevant Seller(s) receive a written license from the buyer of such Licensed Intellectual Property sufficient for the Purchaser to retain all its rights in such Licensed Intellectual Property as set out in the Intellectual Property License Agreement;

(d) increase or commit to increase the rate of cash compensation or other fringe, incentive, equity incentive, pension, welfare or other employee benefits payable to the Employees, other than (i) increases in base salary of any Employee in the Ordinary Course (which, with respect to each Employee, such increases shall not exceed any amount greater than ten percent (10%) of such Employee’s base salary as of the date hereof) or as required by applicable Law, or under the terms and conditions of the Contracts or the Seller Employee Plans in effect as of the date hereof, or pursuant to the KEIP, KERP or Nortel Special Incentive Plan, or as otherwise approved by the Bankruptcy Court from time to time, or (ii) increases to welfare benefits that apply to substantially all similarly situated employees (including the Employees) of the Sellers or the applicable Affiliates of the Sellers, or (iii) increases in accordance with the Order of the U.S. Bankruptcy Court made on March 4, 2010 and the Canadian Court made on March 3, 2010;

(e) enter into any Collective Labor Agreement affecting Employees, except as required by applicable Law;

(f) take any action, other than in the Ordinary Course, to cause any employee of the Sellers who would otherwise be an Employee not to be such an employee (other than termination for cause or termination of Employees who failed to receive an Offer (as defined below) from the Purchaser or a Designated Purchaser pursuant to this Agreement; provided, that the Sellers make a reasonable effort to provide notice to the Purchaser prior to any such employment termination);

(g) amend or otherwise modify any

(i) Material Contract,

(ii) Cross-License Agreements referenced in Section 5.4(c), or

(iii) Inbound License Agreement that is an Assigned Contract or Bundled Contract material to the Business (other than as necessary to effect the unbundling of any Bundled Contract required with respect to any other business or business segment of the Sellers), unless (A) such Contract has become a Non-

Assigned Contract, an Excluded 365 Customer Contract, an Excluded Non-365 Customer Contract or will not be assigned to the Purchaser or any Designated Purchaser at Closing or (B) such amendment or modification is contemplated pursuant to Section 5.23 hereof, in each case, in a manner materially detrimental to the Purchaser, or terminate any agreement referred to in clause (i), (ii) or (iii) to the material detriment of the Purchaser;

(h) fail to make commercially reasonable efforts to maintain Owned Inventory at levels consistent with customer orders;

(i) waive, release, assign, settle or compromise any material Action relating to the Acquired Business to the extent that such waiver, release, assignment, settlement or compromise imposes any binding obligation, whether contingent or realized, on the Acquired Business that will bind the Purchaser or a Designated Purchaser after the Closing Date and is materially adverse to the Acquired Business;

(j) except with respect to endorsement of negotiable instruments in the Ordinary Course, incur, assume or guarantee any Indebtedness that will be an Assumed Liability, except for (A) purchase money borrowings and capitalized leases in the Ordinary Course in principal amount not exceeding $1,000,000 in the aggregate, and (B) pension accruals in the Ordinary Course under the Seller Employee Plans in existence on the date immediately prior to the date hereof;

(k) enter into or amend any Employment Contract, or enter into any employment or independent contractor agreement with a Person employed, engaged, or to be employed or engaged, in the Acquired Business on a basis that is not terminable at will and with severance benefits other than, in each case, employment or independent contractor agreements providing for (i) total annual base remuneration not to exceed $200,000 per person and (ii) severance benefits pursuant to applicable Law or the Seller Employee Plans in accordance with past practice;

(l) enter into any Material Contract pursuant to Section 4.4.(a)(ii) or amend any Contract to thereafter be a Material Contract pursuant to Section 4.4(a)(ii) that would reasonably be expected to bind the Purchaser or any of its Affiliates in any material respect after the Closing;

(m) intentionally fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Transferred Intellectual Property; provided that if the Sellers unintentionally fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any material Transferred Intellectual Property, the Sellers will, upon becoming aware of any such failure, make all reasonable efforts to correct any adverse effects of such failure;

(n) fail to use commercially reasonable efforts to maintain tangible property which, individually or in the aggregate, is material to the Business and which is included in the Assets, in the Ordinary Course;

(o) fail to use commercially reasonable efforts to maintain the material Consents with respect to the Acquired Business in the Ordinary Course;

(p) make, modify or rescind any material election in relation to Taxes that would reasonably be expected to materially and adversely impact the Purchaser or a Designated Purchaser after the Closing;

(q) enter into any Contract granting an indemnity in respect of intellectual property infringement or misappropriation other than in the Ordinary Course that would bind the Purchaser or any of its Affiliates after the Closing in any material respect, except for Contracts that will not be, or that the Purchaser may elect not to have, assigned to the Purchaser hereunder; or

(r) authorize, or commit or agree to take, any of the foregoing actions.

SECTION 5.10 Transaction Expenses. Except as otherwise provided in this Agreement or the other Transaction Documents to which the Sellers are parties, each of the Purchaser and the Sellers shall bear its own costs and expenses (including brokerage commissions, finders’ fees or similar compensation, and legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

SECTION 5.11 Confidentiality.

(a) The Parties acknowledge that the Confidentiality Agreement (including all amendments thereto) and the Clean Team Confidentiality Agreement (including all addenda thereto) remain in full force and effect in accordance with their respective terms, which are incorporated herein by reference, and the Parties agree to be bound thereby in the same manner and to the same extent as if the terms had been set forth herein in full, except that the Sellers shall be at liberty to disclose the terms of this Agreement: (i) to the extent required by Law or any Action in respect of the Acquired Business, (ii) to any court, any liquidator or any member of any committee of creditors, Tax Authority or Government Entity, (iii) in connection with any auction process approved by the Bankruptcy Court, (iv) to show appropriate figures in their administration records, accounts and returns, or (v) subject to entering into a confidentiality agreement with the relevant Third Party, in connection with acquiring, merging or otherwise combining, or being acquired by, or selling all or part of their assets to any Third Party (whether in a single transaction or a series of related transactions and whether structured as an acquisition of assets, securities or otherwise); provided, that, with respect to information and data relating exclusively to the Business, the Purchaser’s and the Purchaser’s Representatives’ confidentiality obligations under this Section 5.11, the Confidentiality Agreement (including all amendments thereto) and the Clean Team Confidentiality Agreement (including all addenda thereto) shall terminate after the Closing Date. The Purchaser’s confidentiality obligations with respect to other Confidential Information relating to the Business and/or Assets under the Confidentiality Agreement and the Clean Team Confidentiality Agreement (including as incorporated herein) shall terminate after the Closing Date except with respect to information relating to any Patent Cross-License Agreement or Omitted Patent Cross-License Agreement listed in Section

4.5(g)(iii) of the Sellers Disclosure Schedule; provided, that the Purchaser shall treat such other Confidential Information with at least the same degree of care and confidentiality as it would treat its own confidential information of similar sensitivity were it in the Sellers’ position. The Purchaser acknowledges that in the course of attempting to sell the Assets and the Business, one or more of the Sellers have entered into several confidential agreements with Third Parties in respect of information relating to the Assets and the Business and has disclosed such information to certain of those Third Parties.

(b) For purposes of this Agreement, “Confidential Information” consists of all competitively sensitive information and data related to the Sellers, the Business, the Assets (including Transferred Intellectual Property and competitively sensitive Business Information existing as of the Closing Date), the Purchaser or its Affiliates that is not, in each case, already available to the public (it being agreed that disclosure of Confidential Information to prospective purchasers, their representatives and other Persons affiliated with the sale process of the Business shall not be public disclosure thereof). Nothing herein or in the other Transaction Documents shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the Sellers, the Sellers’ Affiliates or their respective representatives to (i) disclose the terms of any of the Transaction Documents to any court or to any liquidator or in connection with any auction process approved by a Bankruptcy Court and show appropriate figures in their administration records, accounts and return; (ii) exercise or enforce any of their rights, or perform any obligations under this Agreement or the other Transaction Documents, including the Transition Services Agreement and the Intellectual Property License Agreement, (iii) make permitted disclosures under Section 5.7; (iv) make any disclosures that are required by applicable Law; (v) own, use or disclose Confidential Information that is not exclusive to the Business to the extent necessary to (in the reasonable judgment of the Sellers) operate the other business segments of the Sellers or their Affiliates or otherwise engage in any manner in any business activities unrelated to the Business; (vi) use Confidential Information to the extent necessary to perform any Seller Contracts not assigned to the Purchaser; (vii) share information to the extent reasonably necessary to allocate the purchase proceeds from the sale of the Assets; or (viii) make customary disclosures, subject to customary confidentiality agreements, regarding Confidential Information that is not exclusive to the Business and is primarily related to other business segments of the Sellers in connection with acquiring, merging or otherwise combining with, or being acquired by, or selling all or part of their assets to, any Person (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise).

SECTION 5.12 Certain Payments or Instruments Received from Third Parties. To the extent that, after the Closing Date, (a) the Purchaser and/or any Designated Purchaser receives any payment or instrument that is for the account of a Seller according to the terms of any Transaction Document or relates primarily to any business or business segment of the Sellers other than the Acquired Business, the Purchaser shall, and shall cause the Designated Purchasers to, promptly deliver such amount or instrument to the relevant Seller, and (b) any of the Sellers receives any payment that is for the account of the Purchaser or any of the Designated Purchasers according to the terms of any Transaction Document or relates primarily to the Acquired Business, the Sellers shall, and shall cause the other Sellers to promptly deliver such amount or instrument to the Purchaser or the relevant Designated

Purchaser, as applicable. All amounts due and payable under this Section 5.12 shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the account designated in writing by the relevant Party. Notwithstanding the foregoing, each Party hereby undertakes to use reasonable best efforts to direct or forward all bills, invoices or like instruments to the appropriate Party.

SECTION 5.13 Non-Assignable Contracts and Other Assets.

(a) To the extent that any Seller Contract or any Seller Consent is not capable of being assigned under Section 365 of the U.S. Bankruptcy Code (or, if inapplicable, pursuant to other applicable Laws or the terms of such Contract or Consent) to the Purchaser or a Designated Purchaser at the Closing, or that any Subleases cannot be entered into (A) without the Consent of the issuer thereof or the other party thereto, the master landlord or any Third Party (including a Government Entity) or (B) without the Sellers’ and their Affiliates’ compromising any right, asset or benefit or expending any amount or incurring any Liability or providing any other consideration (collectively, the “Non-Assignable Contracts”), this Agreement will not constitute an assignment thereof, or an attempted assignment, nor shall any Sublease be entered into under any Non-Assignable Contract, unless and until any such Consent is obtained, including any Consents obtained following Closing; provided, however, that the Sellers will use reasonable best efforts (without incurring any Third Party costs) to (i) cooperate with the Purchaser in any commercially reasonable arrangement to provide the Purchaser the same interest, benefits, rights and Liabilities under any such Non-Assignable Contracts as the applicable Seller had immediately prior to the Closing and the Purchaser and the Sellers shall use reasonable best efforts to enter into one or more mutually agreed Subcontract Agreements, and (ii) facilitate the Purchaser’s negotiation with the other party to each Non-Assignable Contract that is a license of Intellectual Property to provide the Purchaser the same interest, benefits and rights under any such Non-Assignable Contracts as the applicable Seller had immediately prior to the Closing (including that the Sellers shall request such Third Party’s Consent if so requested by the Purchaser); provided, that there shall be no obligation on Sellers or their Affiliates to compromise any material right, asset or benefit or expend any amount or incur any Liability. As between the Sellers and the Purchaser (or the relevant Designated Purchaser), such Non-Assignable Contracts described above shall be deemed to be assigned or subleased, as the case may be, and the Purchaser (or the relevant Designated Purchaser) shall perform all obligations and covenants thereunder. Notwithstanding the foregoing sentences, (w) nothing in this Section 5.13 shall require any Seller to renew, modify or amend any Non-Assignable Contract once it has expired, (x) any efforts required of the Sellers pursuant to this paragraph shall be strictly on an interim basis and in no event shall such efforts or arrangements be required after the earlier of the (1) the date on which the Transition Services Agreement either expires or is terminated in accordance with its terms or (2) the effective date of a plan under Chapter 11 of the U.S. Bankruptcy Code confirmed by any of the U.S. Debtors pursuant to an order of the U.S. Bankruptcy Court (such date, the “Contract Rejection Date”), (y) the Sellers shall have the right, any time on or after the Contract Rejection Date, to exercise any right to terminate, reject or repudiate any Non-Assignable Contract, and (z) to the extent not prohibited, be of an administrative nature only, without any substantive function, and shall be carried out by employees of the Sellers under the Transition Services Agreement. In addition to performing and holding the Sellers harmless from any Liabilities under any Non-Assignable Contract, the

Purchaser or the Designated Purchaser, as applicable, shall reimburse the relevant Seller for any direct, incremental and out-of-pocket costs and indemnify and hold each Seller harmless from and against all Liabilities, incurred or asserted, as a result of any actions taken pursuant to this Section 5.13. The Parties acknowledge that the fact that any Contract constitutes a Non-Assignable Contract shall not (i) constitute a breach of any covenant hereunder, (ii) entitle the Purchaser to terminate this Agreement or (iii) result in any reduction of the Purchase Price payable hereunder. Any Non-Assignable Contract assigned pursuant to the terms of this Section 5.13 shall, when assigned, constitute an Assigned Contract hereunder from and after such date.

(b) For the purposes of this Agreement (including Section 5.13(a) and all representations and warranties of the Sellers contained herein), the relevant Sellers shall be deemed to have obtained all required Consents in respect of the assignment of any Assumed and Assigned Contract if, and to the extent that, pursuant to the U.S. Sale Order, the Sellers are authorized to assume and assign to the Purchaser or the Designated Purchasers such Seller Contract pursuant to section 365 of the U.S. Bankruptcy Code and any applicable Cure Cost has been satisfied as provided in Section 2.1.7.

(c) If and to the extent that sale to the Purchaser or any Designated Purchaser of any Assets pursuant to Section 2.1.1 would be a violation of applicable Law or require any Consent or the approval of any Government Entity or the fulfillment of any condition that cannot be fulfilled by the Purchaser prior to the Closing, then, to the extent permitted by applicable Law, including any Antitrust Laws, and unless the Purchaser shall otherwise agree, the sale to the Purchaser or any Designated Purchaser of such Asset shall be, without any further action by any Party hereto, automatically deferred and any sale of such Asset pursuant to Section 2.1.1 or otherwise shall be null and void until such time as all such violations of applicable Law are eliminated, such Consents or approvals of Government Entities are obtained and such conditions are fulfilled. Any such Asset shall be deemed a “Deferred Transfer Purchased Asset.”

(d) If and to the extent that the allocation to the Purchaser or any Designated Purchaser, and the Purchaser or any Designated Purchaser becoming responsible for, any Assumed Liabilities pursuant to Section 2.1.3 or otherwise would be a violation of applicable Law or require any Consent or the approval of any Government Entity, then, to the extent permitted by applicable Law, including any Antitrust Laws and unless the Parties shall otherwise agree, the allocation to the Purchaser or any of its Subsidiaries of, and the Purchaser or any such Designated Purchaser becoming responsible for, such Assumed Liability shall, without any further action by any party, be automatically deferred and any allocation or responsibility for such Assumed Liability pursuant to Section 2.1.3 or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such Consents or approvals of Government Entities are obtained. Any such Assumed Liability shall be deemed a “Deferred Transfer Assumed Liability.”

(e) With respect to any Deferred Transfer Purchased Asset or any Deferred Transfer Assumed Liability, insofar as it is reasonably possible and permitted under applicable Law, including any Antitrust Laws, (i) the Sellers shall, following the Closing, hold such Deferred Transfer Purchased Asset for the use and benefit of the Purchaser and its Subsidiaries (at the expense of the Purchaser) and (ii) in addition to performing and holding the Sellers harmless from any Deferred Transfer Assumed Liability, the Purchaser shall, or shall cause its applicable Subsidiary to, pay or reimburse the Sellers for all direct, incremental and out-of-pocket amounts paid or costs incurred in connection with the retention of such Deferred Transfer Assumed Liability. The Sellers shall, insofar as reasonably possible and to the extent permitted by applicable Law, including any Antitrust Laws, hold and treat such Deferred Transfer Purchased Asset in the Ordinary Course and take such other actions as may be reasonably requested by the Purchaser in order to place the Purchaser or any of its Subsidiaries, insofar as permissible under applicable Law, including any Antitrust Laws, and reasonably possible, in the same position as if such Deferred Transfer Purchased Asset had been sold to the Purchaser or a Designated Purchaser at the Closing and so that, to the extent possible, all the benefits and burdens relating to such Deferred Transfer Purchased Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Purchased Asset, are to inure from and after the Closing to the Purchaser or its applicable Subsidiary entitled to the receipt of such Deferred Transfer Purchased Asset.

(f) If and when the violations of applicable Law are eliminated and such consents, approvals and/or conditions of Government Entities are obtained, the absence or non-satisfaction of which caused the deferral of transfer of any Deferred Transfer Purchased Asset pursuant to Sections 5.13(c), the sale of the applicable Deferred Transfer Purchased Asset shall be effected in accordance with and subject to the terms of this Agreement. If and when the violations of applicable Law are eliminated and such consents, approvals and/or conditions of Government Entities are obtained, the absence or non-satisfaction of which caused the deferral of the allocation of any Deferred Transfer Assumed Liability to the Purchaser or any Designated Purchaser pursuant to Sections 5.13(d), the allocation of the applicable Deferred Transfer Assumed Liability to the Purchaser or any Designated Purchaser shall be effected in accordance with and subject to the terms of this Agreement.

(g) Notwithstanding any other provision of this Section 5.13, any efforts required of the Sellers pursuant to this Section 5.13 in respect of Deferred Transfer Purchased Asset shall (i) be subject to receipt of adequate compensation in respect of all direct, incremental and out-of-pocket costs and expenses in respect of or related to such arrangement, (ii) be strictly on an interim basis and in no event required to continue after the expiration of the term of the Transition Services Agreement, (iii) to the extent not prohibited, be of an administrative nature only, without any substantive function, and be carried out by employees of the Sellers under the Transition Services Agreement. In no event shall the Sellers be under any obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in order to comply with its obligations under this Section 5.13 for which they are not reimbursed (other than filing and application fees to Government Entities and payment of Cure Costs for which the Sellers are responsible pursuant to Section 2.1.7) and the failure to transfer any Deferred Transfer Purchased Asset or any Deferred Transfer Assumed Liability shall not entitle the Purchaser to terminate this Agreement, not to complete the transactions contemplated hereby or reduce the Purchase Price payable hereunder.

SECTION 5.14 Bundled Contracts.

(a) Section 5.14(a) of the Sellers Disclosure Schedule lists each Contract that the Sellers have entered into prior to the date hereof providing for the sale or provision of

Products or Services and the sale or provision of other products or services of the Sellers or their Affiliates (as such list may be amended or supplemented pursuant to Section 5.14(c)) (each, a “Bundled Contract”). Subject to applicable Law, each of the Purchaser and the Sellers shall, and the Purchaser shall cause any relevant Designated Purchaser, as applicable, to, use its reasonable best efforts to, at least fifteen (15) Business Days prior to the Closing Date, enter into arrangements with the counterparty to each Bundled Contract to amend such Bundled Contract so as to delete all obligations and Liabilities therefrom as they relate to the Products and the Services and enter into a new Contract (effective as of, and conditioned upon the occurrence of, the Closing) with the applicable customer and which only relates to Products and Services in which event such new Contract shall be deemed to be a Seller Contract; provided, however, that the Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liability in obtaining such arrangements and the failure to enter into such arrangements with respect to any Bundled Contract shall not entitle the Purchaser to terminate this Agreement, not to complete the transactions contemplated hereby or reduce the Purchase Price payable hereunder; provided, further, that the Purchaser shall not be obligated to enter into any such new Contract (i) if such new Contract meets the Exclusion Criteria, and Purchaser notifies the Main Sellers of its decision that such Contract satisfies such Exclusion Criteria no later than ten (10) days after any such Bundled Contract has been listed on Section 5.14(a) of the Sellers Disclosure Schedule. To the extent permitted by the terms of such Bundled Contract and applicable Law, each of the Sellers and the Purchaser shall notify the other Party if any customer has contacted such Party with regard to the matters set forth in this Section 5.14 and shall keep such other Party reasonably informed regarding the content of any discussions with the customer. For the avoidance of doubt, nothing in this Section 5.14(a) shall restrict the Sellers from taking any actions with respect to Bundled Contracts otherwise permitted pursuant to Section 5.9, including any amendments thereof. The Sellers shall, and shall cause their respective Affiliates (to the extent practicable) to, not enter into any Bundled Contracts after the date hereof.

(b) Subject to applicable Law and the terms of such Bundled Contracts, for those Bundled Contracts for which the arrangements mentioned in Section 5.14(a) could not be entered into fifteen (15) Business Days prior to the Closing Date, (i) the relevant Seller shall, until the date that is the earlier of the (1) the date on which the Transition Services Agreement either expires or is terminated in accordance with its terms or (2) the effective date of a plan under Chapter 11 of the U.S. Bankruptcy Code confirmed by any of the U.S. Debtors pursuant to an order of the U.S. Bankruptcy Court , to the extent requested by the Purchaser, use its reasonable best efforts to facilitate the entry by the Purchaser or the relevant Designated Purchaser and the other party to each such Bundled Contract into a new Contract that only relates to the Business, including by making available those employees who are responsible for managing the customer relationships with the customers of such Bundled Contracts (to the extent reasonably practicable and to the extent such employees remain in the employ of the Sellers), reasonably cooperating with the Purchaser to jointly contact each counterparty to such Bundled Contracts by making such contacts (by phone or in person) as may be reasonably requested by the Purchaser and by sending a joint letter, in form and substance satisfactory to each of such Seller and the Purchaser notifying the counterparty to each such Bundled Contract of the transactions and requesting the counterparty to agree to amend such Bundled Contract after the Closing Date or (ii) the relevant Seller and the Purchaser shall use their reasonable best efforts to cooperate in any commercially reasonable arrangement to provide the Purchaser or a Designated

Purchaser, as applicable, with the same interest, benefits, rights and Liabilities (including obligations relating to indemnification, warranties and Known Product Defects (as defined in the Nortel Accounting Principles)) as the applicable Seller had immediately prior to the Closing under any such Bundled Contract insofar as they relate to the Acquired Business, including by entering into Subcontract Agreements with respect to the portion of any such Bundled Contract that relates to the Acquired Business (the “MSS Portion”) on the same terms and conditions as those set forth in the MSS Portion of the relevant Bundled Contract; provided, that (w) nothing in this Section 5.14 shall require any Seller to renew any Bundled Contract once it has expired, (x) the Sellers shall have the right after the Contract Rejection Date to exercise any right to terminate, reject or repudiate any Bundled Contract and (y) the Sellers shall be under no obligation with respect to the MSS Portion of any Bundled Contract that is, or is to be, subcontracted hereunder to compromise any right, asset or benefit or to expend any amount or incur any Liability in order to comply with its obligations under this sentence for which they are not reimbursed (other than filing and application fees to Government Entities, and payment of any Cure Costs for which the Sellers are responsible pursuant to Section 2.1.7) and the failure to enter into such arrangements with respect to any Bundled Contract shall not entitle the Purchaser to terminate this Agreement, not to complete the transactions contemplated hereby or reduce the Purchase Price payable hereunder.

(c) Prior to the Closing Date, the Sellers shall be entitled to update and/or supplement from time to time the list of Bundled Contracts entered into prior to the date hereof by written notices to the Purchaser promptly after discovering any such Bundled Contracts; provided, that within five (5) Business Days of Closing no update and/or supplement shall be permitted without the Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and provided further that the Sellers shall use commercially reasonable efforts to update the list of Bundled Contracts as soon as commercially practicable.

SECTION 5.15 Post-Closing Assistance for Litigation.

(a) Except with respect to Tax matters, after the Closing, the Purchaser shall, upon the reasonable request of the Sellers, and at no cost to the Sellers (other than reimbursement of direct, incremental and out-of-pocket expenses), make the Transferred Employees available at reasonable times and cooperate in all reasonable respects with the Sellers and their Affiliates in the preparation for, and defense of, any lawsuit, arbitration, Claim or other Action (whether disclosed or not disclosed in the Sellers Disclosure Schedule) filed or claimed against the Sellers or any of their Affiliates or any of the respective agents, directors, officers and employees of the Sellers and their Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Acquired Business prior to the Closing Date; provided, however, that the obligations of the Purchaser or its Affiliates hereunder shall only extend to the employees of such Purchaser or Purchaser’s Affiliates as of the date such employees are to be made available and shall not apply to former employees of such Purchaser or Purchaser’s Affiliates that have been terminated prior to such date.

(b) Except with respect to Tax matters, after the Closing, the Sellers and their Affiliates shall, upon the reasonable request of the Purchaser, and at no cost to the Purchaser or its Affiliates (other than reimbursement of direct, incremental and out-of-pocket expenses), make employees of the Sellers or their Affiliates and all necessary documents available at reasonable times and cooperate in all reasonable respects with the Purchaser and its Affiliates in the preparation for, and defense of, any lawsuit, arbitration or other Action filed or claimed against the Purchaser or any of its Affiliates or any of the respective agents, directors, officers and employees of the Purchaser and its Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the Acquired Business prior to the Closing Date; provided, however, that the obligations of the Sellers or their Affiliates hereunder shall only extend to the employees of such Sellers or Sellers’ Affiliates as of the date such employees are to be made available and shall not apply to former employees of such Sellers or Sellers’ Affiliates that have been terminated prior to such date.

SECTION 5.16 Tangible Asset Removal.

(a) The Purchaser shall, and shall cause the relevant Designated Purchasers to, at the Purchaser’s sole cost and expense, within five (5) Business Days after the Closing Date, relocate all tangible Assets and the Purchaser’s activities from all premises owned or leased by the Sellers or their Affiliates after the Closing (other than any premises to be occupied by the Purchaser or any Designated Purchasers after the Closing Date pursuant to the provisions of a Sublease) with the Sellers’ cooperation, and in each case where the Purchaser or a Designated Purchaser fails to so relocate, the Purchaser shall compensate the Sellers for 200% of the Sellers’ actual, out-of-pocket rent and other occupancy costs with respect to such premises, plus 200% of the charges that the Sellers would impose on a subtenant in such premises for all services provided to such premises by a Seller or a third party services provider, and indemnify the Sellers for any liability or damages resulting from the Purchaser’s or a Designated Purchaser’s continued occupancy from one (1) Business Day after the Closing Date through the date upon which the Purchaser or such Designated Purchaser completes the relocation of all tangible Assets and the Purchaser’s activities from such premises. Notwithstanding the foregoing, subject to receipt of landlord Consent where required (it being agreed that the Sellers shall only be obligated to use commercially reasonable efforts, without incurring any third-party costs, to obtain any such required Consents) and subject to the Purchaser’s obligation to use commercially reasonable efforts to vacate all such premises as soon as reasonably practicable following the Closing Date, (w) the Purchaser shall be permitted to remain in occupancy at the Sellers’ Ottawa, Ontario facility through but no later than June 30, 2011, (x) the Purchaser shall be permitted to remain in occupancy at the Sellers’ St. Laurent, Quebec facility (BAN1) until the earlier of (1) the day which is sixty (60) days immediately following the Closing Date and (2) December 31, 2010, (y) the Purchaser shall be permitted to remain in occupancy at the Sellers’ St. Laurent, Quebec facility (BAN2) until December 31, 2010, and (z) the Purchaser shall be permitted to remain in occupancy at the Sellers’ Research Triangle Park North Carolina facility through the day which is six (6) months from the Closing Date, in each case provided that the Purchaser compensates the Sellers for the Sellers’ actual, out-of-pocket rent and other occupancy costs with respect to the space so licensed, compensates the Sellers for the services provided to the Purchaser or its Affiliate by a Seller or third party services provider at such facility, such services being those which have been normally and customarily provided to such facility prior to Closing, and indemnifies the Sellers for any liability or damages resulting from the Purchaser’s or a Designated Purchaser’s continued occupancy from the Closing Date through the date upon which the Purchaser or such Designated Purchaser actually surrenders such property in accordance with the requirements of a license agreement in the form of Exhibit 5.16 attached hereto, subject to the following conditions:

(i) The Sellers’ obligation to make any space available to the Purchaser or any other party on the date of or following Closing shall be subject to the Sellers’ right to implement their global real estate strategy, as such strategy develops over time, and in connection therewith to dispose of or retain real estate assets as the Sellers deem appropriate in their sole discretion and the Sellers shall have no liability to the Purchaser or any other party resulting from the implementation of the Sellers’ real estate strategy as contemplated hereby; provided, that, if the Sellers exercise their right to dispose of any real estate asset prior to the earlier of (A) the date on which the Purchaser vacates the related property at its own election and (B) thirty (30) days after the Closing Date, the Sellers shall give the Purchaser or the relevant Designated Purchaser reasonable prior notice of such disposal and a reasonable opportunity to remove the Assets located thereon; and provided, further, that such notice from the Sellers shall in no event be given later than ten (10) Business Days prior to such disposal.

(ii) To the extent that the Sellers elect to, prior to Closing, terminate a lease or otherwise dispose of real property which is not included among the Assets and which is not a Subleased Real Estate Lease and at which Owned Equipment is located, the Sellers shall provide the Purchaser reasonable prior notice of such termination or disposal (provided, that such notice from the Sellers shall in no event be given later than ten (10) Business Days prior to such termination or disposal) and, following receipt of such notice, the Purchaser shall be permitted reasonable access to the real property for not less than ten (10) Business Days after receipt of the termination notice to identify any Assets acquired hereunder located at the subject premises. The Sellers agree that they will remove and store such Assets at the Sellers’ sole cost until delivery to the Purchaser or a Designated Purchaser at Closing (it being understood that the Sellers shall not be obligated to remove trade fixtures or fixtures, furniture, furnishings or fittings from any such real property or to store the same or to deliver the same at any point to the Purchaser or a Designated Purchaser unless the same are included in the Assets and are specifically identified by the Purchaser for removal). It is further agreed that transfer of any Assets stored in accordance herewith may be made by delivery of a receipt from any warehouse or storage facility entitling the Purchaser or a Designated Purchaser to retrieve all such Assets and the Purchaser shall be responsible for the cost of delivering such Assets to the Purchaser or a Designated Purchaser on or after the Closing Date. In the event the Purchaser fails to identify any Assets that it wishes to have stored, the Sellers shall be entitled to abandon or otherwise dispose of such Assets in their sole discretion without any liability to the Purchaser.

(b) The Sellers shall, within five (5) Business Days after the Closing Date, relocate all the Excluded Assets and the Sellers’ activities from any real property subject to a Sublease to be entered at Closing, with the Purchaser’s cooperation.

(c) In furtherance of the foregoing Sections 5.16(a) and 5.16(b), the Sellers and the Purchaser shall use reasonable efforts to agree on reasonable transition arrangements that provide for reasonable conditions under which each Party shall vacate those premises intended to be used exclusively by the other Party after the Closing Date.

SECTION 5.17 Termination of Overhead and Shared Services. The Purchaser acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date (i) all Overhead and Shared Services provided to the Business shall cease and (ii) the Sellers or their Affiliates shall have no further obligation to provide any Overhead and Shared Services to the Business; provided, however, that the Purchaser and the Sellers acknowledge that overhead costs of the Sellers associated with the provision of services under any Subleases will be included in the rental rates assessed under such Subleases.

SECTION 5.18 Insurance Matters.

(a) The Purchaser acknowledges and agrees that coverage of the assets, tangible or intangible property, Liabilities, ownership, activities, businesses, operations, current and former shareholders, and current and former directors, officers, employees and agents of, the Business (collectively, the “Covered Assets and Persons”) under all current or previous insurance policies of the Sellers and their Affiliates, including all environmental, directors’ and officers’ Liability, fiduciary Liability, employed lawyers, property and casualty flood, ocean marine, and contaminated products insurance policies and all other insurance policies or programs arranged or otherwise provided or made available by the Sellers or their Affiliates that cover (or covered) any of the Covered Assets and Persons at any time prior to the Closing (the “Seller Insurance Policies”) shall cease as of the Closing Date and the Covered Assets and Persons will be deleted in all respects as insured (or additional insured, as the case may be) under all Seller Insurance Policies. Subject to Section 5.18(c), the Sellers shall retain any rights to, including any right to any proceeds received in respect of, any claim pending as of the date hereof or made after the date hereof under any Seller Insurance Policy, even if such claims relates to the capital assets or properties of the Business.

(b) If after the Closing Date the Purchaser or the Sellers (or any of their respective Affiliates) reasonably require any information regarding claim data or other information pertaining to a claim or an occurrence reasonably likely to give rise to a claim (including any pre-Closing claims under the Seller Insurance Policies that are to be covered under the retrospective component of the new insurance policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then the Sellers or the Purchaser, as the case may be, shall cause such information to be supplied to the other (or their designee), to the extent such information is in their possession and control or can be reasonably obtained by the Sellers or the Purchaser (or their respective Affiliates), as applicable, promptly upon a written request therefor. If the Purchaser desires access to, and utilization of, claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Closing claims under any Seller Insurance Policies that are covered under the retrospective component of the new insurance policies), the Sellers, at the request of the Purchaser, shall use its commercially reasonably efforts to cause such insurance company or Third Party, at the Purchaser’s sole cost and expense, to transfer such claims data or information to any insurance company or Third Party designated by Purchaser, in each case to the extent permitted by applicable Law. If any Third Party requires the consent of the Sellers or any of their Affiliates to the disclosure of such information, such consent shall not be unreasonably withheld.

(c) Prior to Closing, the Sellers shall at all times maintain their current insurance in respect of the Owned Equipment, or in the event any such policies are cancelled or otherwise terminated, shall obtain other substantially comparable insurance policies that have substantially the same terms and conditions and make and pursue any applicable insurance claims related to damage or destruction to any Owned Equipment to the extent that it is in the ordinary course to do so. Notwithstanding anything in this Agreement to the contrary if and to the extent that any item of Owned Equipment, wherever located, is destroyed or damaged prior to Closing, and is not replaced or repaired or restored to its condition prior to such damage or destruction, then at Closing, the Sellers shall pay to the Purchaser the amount of any net insurance proceeds received in respect of such Owned Equipment (excluding any insurance proceeds related to business interruption insurance) that have not been applied to repair, replacement or restoration, as applicable, and assign any such claim and the rights to receive the proceeds of any such claim that has not yet been finally adjusted. For the avoidance of doubt, in the event that the Sellers transfer such proceeds to the Purchaser, the Sellers shall have no further obligations with respect to the Owned Equipment that was destroyed or damaged and the Purchaser shall not be entitled to rescind or terminate this Agreement and such events shall not result in any reduction of the Purchase Price.

SECTION 5.19 Sellers Deposits, Guarantees and Other Credit Support of the Business. Following the Closing, the Purchaser shall, or shall cause the applicable Designated Purchaser to:

(a) unless previously returned and/or released, procure the return or release by the applicable counterparty, as soon as reasonably practicable but in no event later than thirty (30) days after the Closing Date, of any continuing obligation of any Seller or any Affiliate thereof with respect to any Assigned Contract or any Contract, asset or obligation of the Acquired Business (including any guarantee, counter guarantee or credit support provided or procured by, or any letter of credit, performance bond or surety posted or procured by, any Seller or any of its Affiliates or any Third Party on behalf of the Sellers (and with a counter guarantee of the Sellers) in favor of Third Parties), all of which that involve the posting of cash or other collateral, any letter of credit, or any performance bond are set forth on Section 5.19(a) of the Sellers Disclosure Schedule; and

(b) indemnify and hold harmless the Sellers and their Affiliates from and against any Loss resulting from, or relating to, any failure of the Purchaser or Designated Purchasers to comply with the obligations set forth in clause (a) of this Section 5.19.

SECTION 5.20 Receivables. The Purchaser shall, and shall cause the Designated Purchasers to, use commercially reasonable efforts to cooperate with, and provide all necessary assistance to, any Seller to the extent necessary to enable or allow such Seller to collect any Seller Receivables (including, to the extent considered necessary by the Sellers in their reasonable good-faith judgment, collecting or facilitating the collection of any outstanding Seller Receivables on behalf of such Seller). The Purchaser shall not, and shall procure that no Designated Purchaser shall, without the prior written consent of the relevant Seller (such consent not to be unreasonably withheld), (i) compromise, enter into any settlement with, or release any, Third Party in respect of any Seller Receivables or (ii) institute, take any part in, defend, compromise, abandon or call for judgment, any legal proceedings or arbitration in connection with any Seller Receivables.

SECTION 5.21 Use of the Sellers’ Trademarks. Except as expressly provided in the Trademark License Agreement, as of the Closing Date, neither the Purchaser nor any Designated Purchaser shall have the right to use the name “Nortel” or any other Trademarks owned by the Sellers or any of their Affiliates or any other Trademark employing the word “Nortel” or any confusingly similar Trademarks to any of the foregoing (collectively, the “Sellers’ Trademarks”). Without prejudice to the obligation of the Purchaser to cease and desist from the use of the Sellers’ Trademarks, the Purchaser shall not use the Sellers’ Trademarks in any manner that might dilute, tarnish, disparage or reflect adversely on any Seller or any of the Sellers’ Trademarks or result in any Liability to any Seller.

SECTION 5.22 Maintenance of Books and Records.

(a) Subject to the provisions of Section 6.5 with respect to Tax records, after the Closing, the Purchaser shall, and shall cause the Designated Purchasers to, preserve, until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), all pre-Closing Date records to the extent relating to the Acquired Business possessed by, or that comes into the possession of, such Person. After the Closing Date and up until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), upon any reasonable request from the Sellers or their representatives, the Purchaser shall, and/or shall cause the Person holding such records to, (i) provide to the Sellers or their representatives reasonable access to such records during normal business hours and (ii) permit the Sellers or their representatives to make copies of such records (to the extent permitted by applicable Law or Contract), in each case at no cost to the Sellers or their representatives (other than for reasonable out-of-pocket expenses) and in such a manner not to interfere with the normal operations of the business of the Purchaser and its Affiliates; provided, however, that nothing herein shall require the Purchaser to disclose any information to the Sellers if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Purchaser shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Sellers to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or, other than as provided in Section 6.5, require the Purchaser to disclose its Tax records. Such records may be sought under this Section 5.22(a) for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities Law disclosure or other similar needs of the Sellers (other than claims between the Sellers and the Purchaser or any of their respective Subsidiaries under this

Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (i) any and all such records may be destroyed by the Purchaser if the Purchaser sends to the Sellers written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Sellers notify the destroying party that the Sellers desire to obtain possession of such records, in which event the Purchaser shall transfer or cause to be transferred the records to the Sellers and the Sellers shall pay all reasonable expenses of the Purchaser in connection therewith and (ii) the Purchaser shall not be required to provide the Sellers access to, or copies of, any Tax records, the sharing of which shall be governed exclusively by Section 6.5 hereof, or audited financial statements covering any pre-Closing period.

(b) Subject to the provisions of Section 6.5 with respect to Tax records, after the Closing, the Sellers shall preserve, until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), all pre-Closing Date records to the extent relating to the Acquired Business possessed by, or that comes into the possession of, such Person. After the Closing Date and up until the fifth (5th) anniversary of the Closing Date (or such longer period as may be required under applicable Law), upon any reasonable request from the Purchaser, any Designated Purchaser or their respective representatives, the relevant Seller shall, and/or shall cause the Person holding such records to, (i) provide to the Purchaser, any Designated Purchaser or their respective representatives reasonable access to such records (to the extent permitted by applicable Law or Contract), and to that portion of records or information relating to the Business that would constitute Business Information but for the fact that it does not relate exclusively to the Business, during normal business hours and (ii) permit the Purchaser, any Designated Purchaser or their respective representatives to make copies of such records or information referred to in clause (i), in each case at no cost to the Purchaser, such Designated Purchaser or their respective representatives (other than for reasonable costs of segregating information commingled with information not relating to the Business and out-of-pocket expenses) and in such a manner not to interfere with the normal operations of the business of the Sellers; provided, however, that nothing herein shall require any Seller or any of its Affiliates to disclose any information to the Purchaser, any Designated Purchaser or their respective representatives if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Sellers shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the Purchaser, any Designated Purchaser or their respective representatives to occur without so jeopardizing privilege or contravening such Law, duty or agreement) or, other than as provided in Section 6.5, require the Sellers to disclose their Tax records. Such records may be sought under this Section 5.22(b) for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, federal securities Law disclosure or other similar needs of the Purchaser, any Designated Purchaser or their respective representatives (other than claims between the Sellers and the Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, (y) any and all such records may be destroyed by the Sellers if the Sellers send to the Purchaser written notice of their intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth (60th) day following such notice unless the Purchaser notifies the destroying party that the Purchaser or any Designated Purchaser desire to obtain possession of such records, in which event the Sellers shall transfer or cause to be transferred the records to the

Purchaser and the Purchaser shall pay all reasonable expenses of the Sellers in connection therewith and (z) the Sellers shall not be required to provide the Purchaser, any Designated Purchaser or their respective representatives access to, or copies of, any Tax records, the sharing of which shall be governed exclusively by Section 6.5 hereof, or audited financial statements covering any pre-Closing period.

SECTION 5.23 Certain Ancillary Agreements.

(a) The Primary Parties and, to the extent applicable, the relevant EMEA Sellers, shall use their reasonable best efforts to:

(i) negotiate in good faith with the relevant contract manufacturers to finalize the terms of the Contract Manufacturing Inventory Agreements based on the term sheet attached hereto as Exhibit E; and

(ii) negotiate in good faith the Subcontract Agreement.

(b) The Purchaser shall use its reasonable best efforts to negotiate in good faith and enter into the NN Turkey Distribution and Services Agreement with NN Turkey.

(c) On or before the Closing, the relevant Parties shall enter into the Transition Services Agreement, the Intellectual Property License Agreement and the Trademark License Agreement, each in the form attached hereto.

(d) On or prior to the Closing Date, the relevant Parties shall enter into the Loaned Employee Agreement in the form attached hereto as Exhibit I.

SECTION 5.24 Subleases.

(a) For each Subleased Real Estate Lease designated to be subleased pursuant to Section 2.1.6(b), the relevant Seller, as sublandlord, and the Purchaser or a Designated Purchaser, as subtenant, will enter into a sublease in the form attached hereto as Exhibit K (each such sublease a “Sublease”) at Closing with a term to expire, on the one (1) year anniversary of the Closing Date, with respect to the portion of the applicable property to be used by the Purchaser or a Designated Purchaser for the Acquired Business.

(b) The Sellers and the Purchaser will cooperate to determine how to segregate and demise the subleased premises, including the size and configuration of space to be subleased to the Purchaser or a Designated Purchaser (which shall be based upon the employee headcount reasonably agreed between the Purchaser and the Sellers on or prior to the Closing Date, as adjusted to take into account any laboratory and other non-desk space to be subject to a Sublease, which shall also take into account the continued marketability and required contiguity of that portion of the premises to be subject to the related Sublease and the premises not to be subject to the related Sublease and which shall not, in any instance, take into account any plans of the Purchaser to relocate employees included in the aforementioned employee headcount to other locations) and provide relevant information (subject to confidentiality limitations) on the subleased premises to the other; provided, that it is understood and agreed that all costs of such segregation and demising will be the sole responsibility of the Purchaser and that the Purchaser’s plans and specifications therefor will be subject to the Sellers’ reasonable approval. Prior to Closing, the Sellers will not engage in any segregation and demising activities to be undertaken (x) in order to maintain the marketability of the applicable premises prior to Closing or (y) in order to move any Owned Equipment from the applicable premises.

(c) The relevant Sellers shall provide, or cause a third party services provider (each, including any of its subcontractors, a “Service Provider”) to provide, with respect to any space subject to a sublease, to the Purchaser or its Affiliate services which are substantially the same in scope as the services which have been normally and customarily provided to the applicable space prior to Closing. In the consideration of the provision of such services by the respective Seller or Service Provider, the Purchaser shall pay to the Sellers a monthly fee at each Site (as described in a schedule to the relevant sublease).

SECTION 5.25 Finalization of Transition Services Agreement. The Parties agree to enter into and finalize the schedules to the Transition Services Agreement in accordance with the provisions of Exhibit 5.25.

SECTION 5.26 Financing.

(a) Until two (2) weeks after the entry of the U.S. Sale Order, the Purchaser, at its own expense, may engage the Sellers’ independent accountants to prepare the audited balance sheets of the Business as of December 31, 2008 and December 31, 2009 and the related statement of earnings and cash flows for the Business for the one (1) year periods ended December 31, 2008 and December 31, 2009 (the “Audited Financial Statements”). The Sellers shall cooperate with the Purchaser’s preparation of the Audited Financial Statements and provide reasonable and prompt access by such accountants to the financial records necessary to the preparation of the Audited Financial Statements. For the avoidance of doubt, the Parties acknowledge and agree that completion of the Audited Financial Statements shall not be a condition to Closing.

(b) Notwithstanding anything to the contrary set forth herein, the Purchaser acknowledges and agrees that (i) its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon receipt of the Financing or any financing from any other Person, and (ii) failure to consummate the transactions contemplated herein as a result of the failure to obtain financing shall constitute a breach of this Agreement by the Purchaser (including its obligations pursuant to Section 2.3).

SECTION 5.27 Competing Transactions. From the date of this Agreement until the entry of the U.S. Bidding Procedures Order, and from the date of the conclusion of the Auction until the Closing Date or termination of this Agreement, neither any Seller nor any Affiliate of any Seller shall, directly or indirectly through any of its officers, directors, employees, agents, professional advisors or other representatives (collectively, the “Representatives”), (i) engage in negotiations with respect to any proposal or offer from any Person (other than the Purchaser or its Affiliates) relating to in each case any acquisition, divestiture, recapitalization, business combination or reorganization of or involving all or a substantial part of the business and operations of the Business (a “Competing Transaction”) other than with respect to the provision of information regarding the Business and the Assets, (ii) execute any letter of intent or agreement providing for a Competing Transaction other than with respect to the provision of information regarding the Business and the Assets, or (iii) seek or support U.S. Bankruptcy Court or Canadian Court approval of a motion or Order inconsistent with the transactions contemplated herein (provided, however, that nothing contained herein shall prohibit the Sellers from providing any Person with the Bidding Procedures and related documents, answering questions about the Bidding Procedures or announcing the execution of this Agreement or the Auction). Notwithstanding the foregoing, the Sellers may provide access to written due diligence and other information regarding the Business or the Assets (excluding, for the avoidance of doubt, the Transaction Documents) in an electronic data room, or in written or oral form; provided, however, that the Sellers must provide the Purchaser at least equivalent access to all such due diligence materials and information. Without prejudice to any other methods or actions that may result in the cure of any breach of this Section 5.27, the Parties acknowledge and agree that in the event that any officer or other employee of any Seller acting alone (without the assistance of outside advisors) in violation of a corporate policy approved by the board of directors of NNC takes an action that constitutes a breach of clause (i) of this Section 5.27 but does not constitute a breach of any other clause of this Section 5.27, such breach shall be deemed cured in the event such action ceases and one or more of the Sellers notifies the counterparty or counterparties to the potential Competing Transaction in writing that the Sellers will not undertake such Competing Transaction, in each case no later than the fifth (5th) day after the Sellers become aware of such breach (for such purposes excluding the knowledge of the employee or officer whose action constitutes such breach), provided that such action that constituted the breach did not involve substantive negotiations regarding the terms of such Competing Transaction.

ARTICLE VI.

TAX MATTERS

SECTION 6.1 Transfer Taxes.

(a) The Parties agree that the Purchase Price is exclusive of any Transfer Taxes. The Purchaser shall (on behalf of itself and the Designated Purchasers) promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the execution of any other Transaction Document; provided, that if any such Transfer Taxes are required to be collected, remitted or paid by a Seller or any Subsidiary, Affiliate, representative or agent thereof, such Transfer Taxes shall be paid by the Purchaser to such Seller, Subsidiary, Affiliate, representative or agent, as applicable, at the Closing or thereafter, as requested of or by the applicable Seller. Upon request from the Sellers, the Purchaser shall provide to the Sellers an original receipt (or such other evidence as shall be reasonably satisfactory to the Sellers) evidencing the payment of Transfer Taxes by the Purchaser to the applicable Tax Authority under this Section 6.1. For the avoidance of doubt, the Purchaser shall remain liable in respect of any Transfer Taxes as provided in this Section 6.1 regardless of the date that the Assets are removed from the premises of a Seller or any Seller’s supplier. The Sellers, the Purchaser and any Designated Purchasers shall cooperate in timely filing all Tax Returns as may be required in connection with the payment of Transfer Taxes that are the subject of this Section 6.1. The Sellers, on the one hand, and the Purchaser and the Designated Purchasers, on the other hand, shall, as appropriate, use commercially reasonable efforts to execute and deliver all instruments and certificates reasonably necessary to enable the other to comply with any filing requirements and Laws relating to any such Transfer Taxes.

(b) The Parties shall make commercially reasonable efforts to cooperate in good faith to mitigate the Purchaser’s liability for any Transfer Taxes for which the Purchaser is liable under Section 6.1(a), provided that any such cooperation to be provided in this Section 6.1(b) shall not include or extend to (a) a liquidation or restructuring of a Seller or any business of a Seller, including the transfer of any assets or Assets or liabilities or Assumed Liabilities between Sellers or their Affiliates, except in the Sellers’ discretion, but in no case if there is a material cost to Seller or its Affiliates resulting from such liquidation or restructuring unless the Seller or the relevant Affiliate is indemnified (prior to such liquidation or restructuring) against any cost or expense of such liquidation or restructuring to its satisfaction (acting at all times reasonably and in good faith); (b) any action or omission that would result in the imposition on any Seller or any Affiliate of any Seller of any additional Tax liability or making any additional payment to any Tax Authority or Government Entity in respect of Tax which is an Excluded Liability, unless such Seller or Affiliate is (prior to the relevant action or omission) indemnified against such additional Tax liability or payment; (c) any action or omission that would result in any material out of pocket cost or expense for any Seller or any Affiliate of any Seller, unless such Seller or Affiliate is (prior to the relevant action or omission), indemnified against such cost or expense to their satisfaction (acting at all times reasonably and in good faith) by the Purchaser; (d) any action or omission which would cause the Sellers or any Affiliates of the Sellers to be in contravention of any applicable Law (including Bankruptcy Law) or published practice of a Tax Authority; (e) changing the identity or Tax residence of any Sellers, the location of any Assets or Assumed Liabilities, the nature or extent of any Assets or Assumed Liabilities, the Assets or Assumed Liabilities to be transferred by any particular Seller or the structure of the transaction as an asset sale rather than the sale of any form of entity, except in the Sellers’ commercially reasonable discretion, but in no case if there is a material cost to Seller or its Affiliates resulting from such action, unless the Seller or the relevant Affiliate is indemnified (prior to such action) against any cost or expense of such action to its satisfaction (acting at all times reasonably and in good faith); or (f) any reduction in the obligations of the Purchaser or rights of the Sellers, in each case under Section 2.4.

(c) If the Purchaser or any Designated Purchaser wishes to claim any exemption relating to, or a reduced rate of, or make an election with the effect of reducing, Transfer Taxes, in connection with this Agreement or the transactions contemplated herein, or in connection with the execution of any other Transaction Document, the Purchaser or any Designated Purchaser, as the case may be, shall be solely responsible for ensuring that such exemption, reduction or election applies and, in that regard, shall provide the Sellers prior to Closing with its permit number, GST/HST, VAT, provincial sales taxes or other similar registration numbers and/or any appropriate certificate of exemption, election and/or other document or evidence to support the claimed entitlement to such exemption or reduction by the

Purchaser or such Designated Purchaser, as the case may be. All Parties shall make commercially reasonable efforts to cooperate to the extent necessary to obtain any such exemption or reduction.

(d) Provided that, in the opinion of the Sellers the sale qualifies for such an election or application, the Purchaser (or relevant Designated Purchaser) will jointly execute with the applicable Seller an election under Section 167(1) of Part IX of the Excise Tax Act (Canada) and any similar election or application provided under applicable provincial Laws, in the forms prescribed for such purposes, such that the sale and purchase of the Assets will take place without payment of any GST/HST. The Purchaser (or the relevant Designated Purchaser) will file such election with the relevant Tax Authority in the manner and within the time prescribed by Law and will provide the applicable Seller with a copy of the election and with satisfactory evidence that the election has been filed in a timely manner. The applicable Seller(s) confirms that it is registered for purposes of the Excise Tax Act (Canada) and its GST/HST registration number is 119409258RT0001 (in the case of NNL) and 118802974RT0001 (in the case of Nortel Networks Technology Corporation (“NNTC”). The Purchaser (or the relevant Designated Purchaser(s), as applicable) shall be responsible and indemnify and hold harmless the applicable Seller(s) for any GST/HST (and any comparable provincial Taxes) to the extent payable notwithstanding the elections contemplated by this Section 6.1, plus any interest and/or penalties payable as a consequence thereof.

SECTION 6.2 Withholding Taxes.

(a) To the extent that the Purchaser or a Designated Purchaser is required under the Code or any provision of U.S. state or local or non-U.S. Law to deduct and withhold an amount from the Purchase Price, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deductions and withholdings were made. The Purchaser and the Designated Purchasers shall promptly remit such withheld amounts to the appropriate Government Entity. None of the Parties is aware of any obligation to deduct and withhold any material amounts from the Purchase Price under the Code or any provision of U.S. state or local, or non-U.S. Law, with respect to the making of such payment. If any of the Parties learns of any such obligation on or prior to the Closing Date, then (i) in the case of a Seller, such Seller shall promptly provide reasonable notice of such obligation to the Purchaser and (ii) in the case of the Purchaser, the Purchaser shall promptly provide reasonable notice of such obligation to the Sellers. The Parties shall make commercially reasonable efforts to cooperate in good faith to minimize the amounts that the Purchaser or Designated Purchasers, as the case may be, are required to deduct and withhold.

(b) Notwithstanding the foregoing, if the Purchaser or a Designated Purchaser is required for any reason to deduct or withhold from any payment made pursuant to this Agreement or any other Transaction Document, which payment is for, or deemed to be for, the purchase or use of Intellectual Property (including the license thereof), for any Tax imposed by a Tax Authority, and if the applicable Seller is unable to recover such Tax from such Tax Authority, the payment of the Purchase Price shall be increased to an amount which, after taking into account such deduction or withholding, will result in payment to the applicable Seller of the full amount such Seller would have received from the Purchaser or such Designated Purchaser had no such deduction or withholding been made. The Purchaser shall or shall cause such Designated Purchaser to promptly furnish the Sellers with such evidence as may be required by the applicable Tax Authorities to establish that any such Tax has been paid, and shall indemnify and hold harmless the Sellers on an after-Tax basis from any liability for penalties or interest due to the payor’s failure to timely withhold and remit amounts in respect of Taxes to the applicable Tax Authority.

SECTION 6.3 Tax Characterization of Payments Under This Agreement. The Sellers and the Purchaser agree to treat all payments made either to or for the benefit of the other Party under this Agreement (other than payment of the Estimated Purchase Price and any interest payments) as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof to the extent permitted under applicable Tax Law.

SECTION 6.4 Apportionment of Taxes.

(a) Except as otherwise provided in this Article VI, (i) the Sellers shall and shall cause the Other Sellers, as the case may be, to bear (A) all Taxes of any kind relating to the Assets or the conduct or operation of the Acquired Business for all Tax periods or portions thereof ending on or before the Closing Date and (B) all Taxes of any Seller imposed on or measured by such Seller’s net income, gross income, capital, gross receipts, profits, and all Taxes of the same or of a similar nature, for any Tax period (excluding Transfer Taxes that are the responsibility of the Purchaser pursuant to Section 6.1(a)) and (ii) the Purchaser shall and shall cause the Designated Purchasers to bear all Taxes relating to the Assets or the conduct or operation of the Acquired Business for all Tax periods or portions thereof beginning after the Closing Date.

(b) For purposes of this Agreement, any Taxes for a “Straddle Period” (a Tax period that includes, but does not end on, the Closing Date) shall be apportioned between the Sellers, on the one hand, and the Purchaser and the Designated Purchasers, on the other hand, based on the portion of the period ending on and including the Closing Date and the portion of the period beginning after the Closing Date, respectively. The amount of Taxes shall be allocated between portions of a Straddle Period in the following manner: (i) in the case of a Property Tax, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of all other Taxes (other than Transfer Taxes allocated under Section 6.1), such Taxes shall be determined from the books and records of the relevant Person as though the taxable period terminated at the close of business on the Closing Date.

SECTION 6.5 Records.

(a) Except as provided elsewhere in this Section 6.5, after the Closing Date, (i) the Purchaser and the Designated Purchasers, on the one hand, and the Sellers, on the other hand, will make available to the other, as reasonably requested, and to any Tax Authority, all records or documents relating to liability for Taxes with respect to the Assets, the Assumed Liabilities, or the Business for all periods prior to the Closing (including any item relating to a Canadian tax deduction or Canadian tax credit in respect of scientific research and experimental development), and will preserve such records or documents until the expiration of any applicable statute of limitations or extensions thereof, and (ii) in the event that one party needs access to records or documents in the possession of a second party relating to any of the Assets, the Assumed Liabilities, or the Business for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or other investigative demand by any Tax Authority, or for any other legitimate Tax-related purpose (including conducting any proceeding with respect of Taxes) not injurious to the second party, the second party will allow representatives of the other party access to such records or documents during regular business hours at the second party’s place of business for the sole purpose of obtaining information from records or documents for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient, provided, however, that nothing herein shall require the Purchaser and the Designated Purchasers, on the one hand, and the Sellers, on the other hand, to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement. The obligation to cooperate pursuant to this Section 6.5 shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof).

(b) Notwithstanding Section 6.5(a), the Sellers shall use their reasonable best efforts to calculate and provide to the Purchaser historical data relating to the qualified research expenses and gross receipts of the Business pursuant to Section 41 of the Code (including in particular Section 41(f)(3)(A) of the Code) and any analogous data under corresponding provisions of state, local or foreign law as requested by the Purchasers or the Designated Purchasers, provided that such historical data is available to the Sellers or could be made available to the Sellers with Sellers’ reasonable best efforts. Sellers shall use their reasonable best efforts to update such historical data to reflect any relevant adjustments arising after the Closing and provide copies of any such updates to the Purchaser or the applicable Designated Purchaser within ten (10) days of the date on which such adjustment is made. Notwithstanding the foregoing, nothing herein shall require Sellers to indemnify the Purchaser to the extent a credit of the Purchaser under section 41 of the Code (or any corresponding provisions of state, local or foreign law) is unavailable or challenged by the relevant Taxing Authority.

(c) At any time within the ten (10) years immediately following the Closing, NNL and NNTC may cause copies of Restricted Technical Records to be placed into escrow with the Records Custodian, who shall hold such Restricted Technical Records for a term ending no later than ten (10) years after the Closing Date in accordance with an escrow agreement between the Purchaser (or the relevant Designated Purchaser, as applicable), NNL and NNTC and the Records Custodian, in form satisfactory to the Purchaser (or the relevant Designated Purchaser), NNL and NNTC. The escrow agreement will provide for access to the copies of the Restricted Technical Records only by the relevant Canadian Tax Authority or by Tax advisors of any purchaser (“Tax Credit Purchaser”) relating to the scientific research and experimental development Tax credits of NNL and NNTC under the Income Tax Act (Canada), and only if such advisors have executed an appropriate confidentiality agreement in form satisfactory to the Purchaser (or the relevant Designated Purchaser), acting reasonably. The access permitted by the escrow agreement shall be only for the limited purpose of defending any audit, claim or action by any Canadian Tax Authority in respect of the characterization of expenditures by NNL or NNTC as qualified expenditures on scientific research and experimental development for purposes of the applicable provisions of the Income Tax Act (Canada) (“Qualified Expenditures”).

(d) The Purchaser shall use reasonable efforts to make available to the relevant Taxing Authority or Tax advisors of the Tax Credit Purchaser, those former employees of NNL or NNTC, as the case may be, with direct knowledge of the Qualified Expenditures who are then employed by the Purchaser and whose cooperation is necessary for the purpose of defending any audit, claim or action by any Taxing Authority of the characterization of expenditures by NNL or NNTC, as the case may be, as Qualified Expenditures, and provided, that such advisors have executed an appropriate confidentiality agreement satisfactory to the Purchaser.

(e) The Purchaser shall have no obligation to provide any access under this provision unless the Seller (if there is no Tax Credit Purchaser in respect of the request for access) or the Tax Credit Purchaser pays all the Purchaser’s reasonable expenses in connection with the foregoing provisions, including a reasonable per diem rate for access to former employees of NNL or NNTC, as the case may be (based on the total compensation of the employee at the time access is provided).

(f) At the request of the Purchaser, the Sellers shall provide reasonable access to records and employees of the Sellers to assist the Purchaser in claiming any future scientific research and experimental development Tax credits for Qualified Expenditures. The Sellers shall have no obligation to provide any access under this provision unless the Purchaser pays all of the Sellers’ reasonable expenses in connection with the foregoing provisions, including a reasonable per diem rate for access to employees of the Sellers (based on the total compensation of the employee at the time access is provided).

SECTION 6.6 Tax Disclosure. Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws and regulations, any Party may (i) consult any Tax adviser regarding the U.S. federal income Tax treatment or Tax structure of the transactions contemplated by this Agreement, and (ii) disclose to any and all Persons, without limitation of any kind, the U.S. federal income Tax treatment and Tax structure of the transactions contemplated hereunder and all materials of any kind (including opinions or other Tax analyses) that are provided to such Person relating to such Tax treatment and Tax structure (but without disclosure of identifying information or any non-public commercial or financial information); provided, however, that clause (ii) of this paragraph shall not apply until the date of the public announcement of the execution of this Agreement and performance of the transactions contemplated hereunder. For this purpose, “Tax structure” is limited to any facts relevant to the U.S. federal income Tax treatment of the transactions contemplated hereunder.

SECTION 6.7 Tax Returns.

(a) The Sellers shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns in respect of the Assets or the Acquired Business, for all Pre-Closing Taxable Periods (other than any Tax Returns with respect to Transfer Taxes (“Transfer Tax Returns”) described below in Section 6.7(b)). Such Tax Returns shall be true, correct and complete in all material respects. Except as otherwise provided in this Agreement, all Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) the Sellers as and when required by Law.

(b) Each Transfer Tax Return with respect to Transfer Taxes imposed in respect of this Agreement and the transactions contemplated hereunder or in respect of the execution of any other Transaction Document shall be prepared by the Party that has primary responsibility for filing such Transfer Tax Return pursuant to the applicable Tax Laws. The Sellers shall make available to the Purchaser that portion of such Transfer Tax Returns prepared by the Sellers that is applicable to the sale and purchase transaction contemplated by this Agreement, and, to the extent not already disclosed, such information as will enable the Purchaser to review such portion of such Transfer Tax Returns, at least five (5) Business Days before such Tax Returns are due to be filed. The Purchaser shall be entitled to comment on any Transfer Tax Return prepared by a Seller prior to making any payment in respect thereof, such comments to be provided at least three (3) Business Days before such Transfer Tax Returns are due to be filed, and in the event of disagreement between the Parties, and the relevant Transfer Tax Return shall be filed in accordance with the Purchaser’s reasonable comments, it being understood that the Purchaser shall remain responsible for any Transfer Taxes for which it is responsible pursuant to Section 6.1(a) whether or not shown on such Tax Return. The Purchaser shall pay to the Sellers any amount of Transfer Taxes payable in respect of Transfer Tax Returns to be filed by the Sellers pursuant to this Section 6.7(b) at least one (1) Business Day before such Transfer Tax becomes due and payable in each case to the extent such Transfer Taxes are the responsibility of the Purchaser pursuant to Section 6.1(a).

(c) The Purchaser or a Designated Purchaser shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant Tax Authorities) of all Tax Returns with respect to the Assets or the Acquired Business for all Straddle Periods. Such Tax Returns shall be true, correct and complete in all material respects. All Taxes indicated as due and payable on such Tax Returns shall be paid by (or shall be caused to be paid by) the Purchaser or a Designated Purchaser as and when required by Law; provided, however, that Taxes that are the responsibility of the Sellers pursuant to this Article VI shall be paid by the Sellers to the Purchaser or Designated Purchaser no later than one (1) Business Day prior to the due date for the applicable Straddle Period Tax Return.

(d) The Sellers shall be entitled to review and comment on any Tax Return (other than a Transfer Tax Return described in Section 6.7(b)) prepared by the Purchaser or a Designated Purchaser for any Straddle Period before any such Tax Return is filed. The Purchaser shall submit a draft of any such Tax Return to the Main Sellers at least thirty (30) days before the date such Tax Return is required to be filed with the relevant Tax Authority. The Main Sellers shall have ten (10) days after the date of receipt thereof to submit to the Purchaser, in writing, the Main Sellers’ written comments with respect to such Tax Return. The Purchaser shall notify the Main Sellers within five (5) days after receipt of such comments of (a) the extent, if any, to which the Purchaser accepts such comments and will file such Tax Return in accordance therewith and (b) the extent, if any, to which the Purchaser rejects such comments. To the extent the Purchaser rejects the comments of the Main Sellers, the Purchaser and the Main Sellers promptly shall negotiate in good faith to resolve their disagreements; if no agreement has been reached within three (3) days, the parties immediately shall appoint an Accounting Arbitrator to determine the correct manner for reporting the items that are in dispute and shall provide to the Accounting Arbitrator all relevant information. The Accounting Arbitrator shall have ten (10) days to submit its determination, which shall be binding upon the Parties, and the Purchaser shall file such Tax Return in accordance therewith. The fees and expenses of the Accounting Arbitrator shall be paid by the Party whose position is deemed to be least correct by the Accounting Arbitrator.

(e) To the extent any Tax Returns of the Sellers that are listed in Section 4.13(a) of the Sellers Disclosure Schedule are required to be filed by the Sellers have not been filed by the Closing Date, such Tax Returns shall be filed as soon as reasonably practicable but in no event later than three (3) months after the Closing Date; provided, however, that this Section 6.7(e) shall not be applicable to the extent that no Asset can be made subject to a Tax Lien and neither the Purchaser nor any Designated Purchaser could be held liable for Taxes of that Seller.

SECTION 6.8 Canadian Tax Election.

(a) Provided that a portion of the Assets transferred pursuant to this Agreement by the Sellers to the Purchaser or each Designated Purchaser which is a resident of Canada for purposes of the Income Tax Act (Canada) (and any equivalent provincial statute) is being transferred to the Purchaser (or the relevant Designated Purchaser) in consideration for the Purchaser (or the relevant Designated Purchaser) assuming prepaid obligations of the Seller to deliver goods or provide services in the future, the Sellers and the Purchaser (or the relevant Designated Purchaser) will prepare, execute and file, on a timely basis and using any prescribed form, a joint election under subsection 20(24) of the Income Tax Act (Canada) (and any equivalent provincial statute) as to such assumption hereunder, and prepare their respective Tax Returns in a manner consistent with such joint election. The elected amount will be jointly determined by the Sellers and the Purchaser (or relevant Designated Purchaser), acting reasonably. The Sellers and the Purchaser (or relevant Designated Purchaser) will make any required elections under corresponding provincial or territorial law and the foregoing provisions will apply mutatis mutandis in respect thereof.

(b) To the extent the Seller and the Purchaser (or the relevant Designated Purchaser) cannot agree on the amount to be elected under subsection 20(24) of the Income Tax Act (Canada) (and any equivalent provincial statute), the Seller and the Purchaser (or the relevant Designated Purchaser) promptly shall negotiate in good faith to resolve their disagreements; if no agreement has been reached within five (5) days, the relevant parties immediately shall appoint an Accounting Arbitrator to determine the correct amount to be elected and shall provide to the Accounting Arbitrator all relevant information. The Accounting Arbitrator shall have thirty (30) days to submit its determination, which shall be binding upon the Parties, and the Parties shall file all relevant elections and Tax Returns in accordance therewith.

The fees and expenses of the Accounting Arbitrator shall be paid by the Party whose position is deemed to be least correct by the Accounting Arbitrator.

SECTION 6.9 Other Tax Matters.

(a) In the event that any Tax Authority shall (A) make any claim against any Purchaser Parties for any Taxes that are Excluded Liabilities of any Seller or (B) have in its favor a Lien on any of the Assets arising out of the non-payment of any Taxes that are Excluded Liabilities of a Seller (any Taxes described in (A) and (B) above hereby are referred to collectively as “Excluded Taxes”), such Purchaser Party shall be entitled to recover all Losses arising out of or in connection with such Excluded Taxes promptly (in accordance with the following provisions) by obtaining cash from the Succession Tax Escrow Amount in an amount equal to the aggregate amount of such Losses, provided that (i) the aggregate amount to be recovered under this Section 6.9 in respect of such Losses shall not exceed the Succession Tax Escrow Amount (plus any accrued interest on the Succession Tax Escrow Amount); and (ii) the only Losses recoverable under this Section 6.9 shall be the amount of Excluded Taxes claimed, and any additional Losses incurred by a Purchaser Party after the earlier of the date on which a Tax Authority has made a claim described in (A) above or registered or imposed a Lien described in (B) above, as applicable.

(b) If a claim for Losses under Section 6.9(a) (a “Tax Claim”) is to be made by a Purchaser Party, the Purchaser shall give written notice (a “Tax Claim Notice”) on behalf of such Purchaser Party to the Main Sellers promptly after such Purchaser Party becomes aware that a Tax Authority has made a claim against it for any Excluded Taxes or that such Taxes have given rise to a Lien described in clause (B) of subsection (a) above, as applicable, stating, with reasonable specificity, the basis for the Tax Claim, and including a copy of all relevant documents received from the relevant Tax Authority. In the event that any Purchaser Party is entitled to recover the amount of any such Losses from the Succession Tax Escrow Amount, the Purchaser and the Main Sellers shall issue joint written instructions to the Escrow Agent authorizing distribution of the amount of such Losses to such Purchaser Party and such Purchaser Party shall be responsible for paying over to the relevant Tax Authority the amount of Excluded Taxes distributed to it from the Succession Tax Escrow Amount to the extent it has not already done so at the time of the distribution of such amount from such fund and shall provide Sellers with such written evidence as is reasonably requested in writing to confirm that payment to the relevant Tax Authority has been duly made.

(c) On the date that is the first Business Day after the first anniversary of the Closing Date, the Purchaser and the Main Sellers shall deliver to the Escrow Agent joint written instructions to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, any remaining portion of the Succession Tax Escrow Amount (including any accrued interest thereon) in excess of an amount equal to the aggregate of all Tax Claims which have been asserted prior to such date evidenced by one or more Claim Notices and which remain pending and unresolved on such date. Thereafter, as soon as reasonably practicable after the final resolution of the last Tax Claim, the Purchaser and the Main Sellers shall issue joint written instructions to the Escrow Agent to release to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, any remaining portion of the Succession Tax Escrow Amount (including any accrued interest thereon) after any distributions to Purchaser required hereby.

(d) In the event that a Claim Notice is served, the Purchaser shall take such steps as are commercially reasonable to mitigate or otherwise defend the assessment(s) made by the relevant Tax Authority. In the event that a payment from the Succession Tax Escrow Amount is made to a Purchaser Party pursuant to this Section 6.9, and subsequently a Purchaser Party becomes entitled to and receives a refund that is attributable to Excluded Taxes that were paid to such Purchaser Party from the Succession Tax Escrow Amount (in whole or in part), then the Purchaser shall, or shall cause the relevant Purchaser Party to, promptly pay to the Distribution Agent, on behalf of the Sellers and the EMEA Sellers, an amount equal to the portion of such refund so attributable (including any interest paid in connection with such portion), net of reasonable out-of-pocket expenses (including taxes) incurred by the Purchaser Party in obtaining such portion, unless (i) such refund is received prior to the first anniversary of the Closing Date or (ii) at the time the refund is received, the Succession Tax Escrow Amount is less than the sum of the Tax Claims that are evidenced by one or more Claim Notices and which remain pending and unresolved on such date, then, in each case, the Purchaser Party shall pay the net amount of such portion to the Escrow Agent to be added to the Succession Tax Escrow Amount.

(e) Notwithstanding anything to the contrary in this Agreement, recourse to the Succession Tax Escrow Amount under this Section 6.9 shall be the sole and exclusive remedy available to the Purchaser and any Designated Purchaser following the Closing in respect of any liability for Taxes that are Excluded Liabilities of a Seller or any liability for Taxes that give rise to any Lien on any Assets in each case in the jurisdictions set forth on Section 6.9(e) of the Sellers Disclosure Schedule.

SECTION 6.10 Cooperation. The Sellers and the Purchaser shall make commercially reasonably efforts (taking into account available resources) to cooperate with each other in connection with the conduct of any Tax audit, investigation, dispute, or appeal relating to the Business or the Assets.

ARTICLE VII.

EMPLOYMENT MATTERS

SECTION 7.1 Employment Obligations with Respect to Non-Union Employees. Except as provided in the first sentence of Section 7.1.1, and except as the schedules referenced in Section 7.1.2(c) may apply to Union Employees, the provisions of this Section 7.1 shall apply only to Non-Union Employees.

7.1.1 Employment Terms. The Purchaser hereby agrees to offer employment to at least ninety-five percent (95%) of the Employees. Promptly following the latest of the granting of the U.S. Sale Order and the Canadian Approval and Vesting Order and receipt of all Regulatory Approvals, the Purchaser shall, or shall cause a Designated Purchaser to, extend a written offer of employment (each, an “Offer” and collectively, “Offers”) in a manner that provides no less than a one-week Employee consideration period (“Offer Consideration Period”), in a form reasonably agreed by the Primary Parties (provided that the Seller provides feedback on any proposed offer letter or any revision thereof within two (2) Business Days following receipt from the Purchaser) and in compliance with applicable Law to each Employee (other than Employees whose employment transfers automatically by operation of Law to the Purchaser or a Designated Purchaser) with such employment to take effect under the terms stated herein as of the Effective Hire Date, as defined below. Offers shall, except to the extent otherwise required by Law, be for employment with (a) an annual base salary and annual target incentive opportunity for each such Employee at least equal to the annual base salary and annual target incentive opportunity (excluding the KEIP, KERP and the Nortel Special Incentive Plan) for such Employee as set out in the Employee Information (provided that the form and performance metrics of such incentive opportunity shall be determined by the Purchaser in its sole discretion), (b) employment in a reasonably comparable position as set out for the Employee in the Employee Information, (c) a location reasonably contiguous to their current location as set out in the Employee Information, and (d) a deemed consent by the Employee to allow the Seller to transfer such Employee’s Employee Records as of the Effective Hire Date. Employees whose employment transfers by operation of Law shall be employed on terms and conditions of employment that are no less favorable than those set out above. For purposes of this Agreement, to the extent certain terms and conditions of employment are required to be maintained under applicable Law in order to avoid the Sellers incurring severance or other termination obligations with respect to Employees at any time after the Closing Date, such terms and conditions shall be deemed required by applicable Law. The Sellers shall provide to the Purchaser available and relevant information, and the Sellers and the Purchaser shall cooperate in good faith, so as to enable the Purchaser to comply with its undertakings under this Section 7.1.1. Employees’ employment with the Purchaser or a Designated Purchaser or, with respect to Employees whose employment transfers by operation of Law, continued employment after the Effective Hire Date, shall not include a probationary period and shall not be conditioned upon such employees satisfactorily completing a drug test or other employment screening processes unless such screening process is required by applicable Law; provided, however, that Employees’ employment with the Purchaser or Designated Purchaser may be contingent on (i) if, and only to the extent, required pursuant to the terms and conditions of any Customer Contract or similar contract or arrangement to which the Purchaser or a Designated Purchaser is a party, with respect to Employees providing services pursuant to the terms and conditions of such Customer Contract or similar contract or arrangement only, satisfactory completion of a background check, to the extent permitted and consistent with applicable Law, (ii) Employees’ providing evidence that they are legally permitted to be employed by the Purchaser or a Designated Purchaser, as required by applicable Law, (iii) in the case of an Inactive Employee (other than an Employee whose employment transfers by operation of Law), such Employee’s return to active status with the Sellers and (iv) the Closing. The Purchaser shall notify the Main Sellers of the acceptance and rejections of Offers that have been received from each of the Employees (A) periodically during the Offer Consideration Period and (B) in total within three (3) Business Days following the end of the Offer Consideration Period. Any Employee who accepts an Offer and commences employment with the Purchaser or a Designated Purchaser, as applicable, pursuant to this Agreement and any Employees whose employment transfers by operation of Law shall all be deemed to be a Transferred Employee for all purposes of this Agreement. Inactive Employees shall remain employed by the relevant Seller until the first (1st) Business Day immediately following the date the Inactive Employee is released to return to active employment in accordance with the Sellers’ leave policies and on which such Inactive Employee reports to work with the Purchaser or a Designated Purchaser. To the extent not already provided pursuant to Section 5.6(e), the Sellers will use commercially reasonable best efforts to provide to the Purchaser Employee Records on or prior to seven (7) Business Days following the Effective Hire Date. The Purchaser or a Designated Purchaser shall use reasonable best efforts from the date hereof until the Closing Date to obtain, at its cost, such visas or permits as are required for it to employ Employees with visas or permits, as indicated in the Employee Information, who accept Offers. Visa Employees and Other Loaned Employees (collectively, the “Loaned Employees”) shall remain employed by the relevant Seller under the terms and conditions of the Loaned Employee Agreement. The Effective Hire Date for Non-Union Employees is (x) the Employee Transfer Date for those Employees other than Inactive Employees and Loaned Employees, (y) 12:01 a.m. on the first (1st) Business Day following the release to return to active employment from leave for all Inactive Employees and on which such Inactive Employee reports to work with the Purchaser or Designated Purchaser and (z) the date specified in the Loaned Employee Agreement with respect to Loaned Employees. Unless otherwise expressly provided, as of the Effective Hire Date for a period of not less than twelve (12) months after the Closing Date, the employment of Non-Union Employees shall be on the terms and conditions set forth in Section 7.1, including any applicable schedules thereto.

7.1.2 Employee Benefits.

(a) The Purchaser or a Designated Purchaser shall, and shall cause its relevant Affiliates to, except as otherwise provided herein, recognize the service date of each Transferred Employee as set out in the Employee Information for all purposes, other than (x) benefit accrual or (y) otherwise for determination of the amount or duration of benefits under any defined benefit pension plan or equity incentive plan, to the extent that each such Transferred Employee was entitled to recognition of such service date under the corresponding Seller Employee Plan in which such Transferred Employee participated or was eligible to participate (including any Seller Employee Plan that is suspended or the benefits of which are suspended), and to the extent that such recognition would not result in a duplication of benefits or the funding thereof.

(b) After the date hereof, the Sellers and the Purchaser shall cooperate promptly and in good faith in preparing the transition of the Transferred Employees (and their eligible dependents, as applicable) from coverage under the Seller Employee Plans to coverage under the Purchaser Employee Plans effective as of the Transferred Employee’s Effective Hire Date. Except with respect to any Employee whose benefits are specified by applicable Law, the Purchaser or the relevant Purchaser’s Affiliates shall use reasonable best efforts to cause each Transferred Employee (and their eligible dependents, as applicable) to be eligible as of the relevant Effective Hire Date to participate in and accrue benefits under the Purchaser Employee Plans, in each case under the terms of such Purchaser Employee Plans. Notwithstanding the foregoing, for a period of twelve (12) months following the Closing Date, Purchaser shall, or cause its relevant Affiliate to, provide Transferred Employees with employee benefits substantially comparable, in the aggregate, to the employee benefits (other than benefits under (i) the KEIP, (ii) the KERP or (iii) the Nortel Special Incentive Plan, retiree medical benefits, equity based compensation or defined pension benefits) provided to such Transferred Employees under

Seller Employee Plans set forth on Section 4.11(a) of the Sellers Disclosure Schedule and as required by applicable Law prior to the Closing.

(c) Without limiting the generality of the foregoing, the Purchaser shall, or shall cause its relevant Affiliates to, provide the following benefits to Transferred Employees:

(i) For the period beginning on the Closing Date and ending on the date that is nine (9) months from the Closing Date, the Purchaser shall, or shall cause its relevant Affiliates to, provide Transferred Employees with the severance payments to which the Transferred Employee would have been entitled to under the applicable Seller Employee Plan covering the Transferred Employee in effect immediately prior to the Effective Hire Date.

(ii) Section 7.1.2(c)(ii) of the Sellers Disclosure Schedule will set forth the amount of accrued and unused vacation days that are due and owing to the Transferred Employees as of the date hereof and such amount shall be updated by the Sellers as of the Closing Date. The Purchaser shall, or shall cause its relevant Affiliates to, grant each Transferred Employee paid time off in an amount equal to such accrued unused vacation days set forth for such Transferred Employee in the applicable Section of the Sellers Disclosure Schedule. If such Transferred Employee terminates employment with the Purchaser or an Affiliate of the Purchaser prior to receiving such paid time off, as described above, the Purchaser shall pay such Transferred Employee an amount equal to any such unused paid time off upon such employment termination.

(iii) The vacation accrual rate and maximum accrual of each Transferred Employee on and after the Effective Hire Date shall be determined under the vacation policy of the Purchaser or its relevant Affiliate following the crediting of such Transferred Employee with service as provided in Section 7.1.2(a). For the avoidance of doubt, such vacation accrual rate and maximum accrual applicable to Transferred Employees whose accrued vacation is specified in Section 7.1.2(c)(ii) of the Sellers Disclosure Schedule shall not be decreased prior to the date which is twelve (12) months following the Closing Date, or later if required by applicable Law, by the Purchaser or its Affiliates as a result of the obligation in Section 7.1.2(c)(ii) that Purchaser or its Affiliates grant or compensate such Employees with respect to accrued and unused vacation days due and owing as of the Effective Hire Date.

(iv) The Purchaser or Designated Purchaser shall provide each Transferred Employee employed in Australia with the benefit of the amount set forth on Section 7.1.2(c)(iv) of the Sellers Disclosure Schedule of long service leave and sick leave, at such time, if any, as payment of such amount is due and owing to each such Transferred Employee under applicable Law, taking into account in the calculation of such payment the service of such Transferred Employee as set forth in the Employee Information and such Transferred Employee’s service with the Purchaser on and after the Closing Date. Section 7.1.2(c)(iv) of the Sellers Disclosure Schedule shall be updated as of the Closing

Date to reflect employee hiring, promotions, demotions, transfers or other status changes and attrition, and further accruals or reductions or other changes from the date hereof to the Closing Date, in each case if and only to the extent permitted under Section 5.9.

(v) For the avoidance of doubt, Inactive Employees and Loaned Employees, as of the Closing Date will be listed on Section 7.1.2(c)(ii) of the Sellers Disclosure Schedule and Section 7.1.2(c)(iv) of the Sellers Disclosure Schedule, as applicable; provided, however, that unless and until such Inactive Employees and Loaned Employees become Transferred Employees, the Purchaser shall have no obligation with respect to Inactive Employees and Loaned Employees under this Section 7.1.2(c).

(d) With respect to each Transferred Employee (and their eligible dependents, as applicable), the Purchaser or the relevant Purchaser’s Affiliates shall use reasonable best efforts to cause the Purchaser Employee Plans to (i) waive any eligibility periods, evidence of insurability or pre-existing condition limitations and (ii) honor any deductibles, co-payments, co-insurance or out-of-pocket expenses paid or incurred by such employees, including with respect to their dependents, under comparable Seller Employee Plans during the Purchaser Employee Plan year in which the relevant Effective Hire Date occurs, in each case to the extent waived, inapplicable to such Transferred Employee, or honored under the Seller Employee Plans in which such Transferred Employee participated immediately prior to the Closing and to the extent doing so will not result in the duplication of benefits; provided, that such Transferred Employee provides an explanation of benefits or similar documentation, as reasonably required by the Purchaser, of any expenses paid or incurred to the Purchaser or its Affiliates. Nothing in this paragraph or otherwise in this Article VII shall be construed as constituting an amendment of any employee benefit plan.

(e) As of the Closing Date, the Purchaser or a Designated Purchaser shall establish or otherwise provide a registered pension plan for Transferred Employees employed in Canada and maintain such plan for a period of at least five (5) years following the Closing Date, or such period as may be required by applicable Law and each such Transferred Employee’s participation shall commence on such Transferred Employee’s Employee Transfer Date.

(f) The Sellers shall be solely responsible for any required notice under the WARN Act with respect to terminations of employment of Employees that occur on or prior to the Closing Date and for any individual who does not become a Transferred Employee regardless of the date of termination; provided, that the Purchaser or Designated Purchaser, as applicable, has satisfied its obligations as set out in this Article VII. The Purchaser shall be solely responsible for any required notice under the WARN Act with respect to terminations of employment of Transferred Employees that occur after the Closing Date. On the Closing Date, the Sellers shall provide to the Purchaser, in writing, the number of Employees, by facility and operating unit, who have experienced an “employment loss” (as defined under the WARN Act) during the ninety (90) days prior to Closing.

(g) Nothing express or implied in this Agreement (including anything set forth in this Section 7.1) restricts the right of the Purchaser or any Designated Purchaser to terminate the employment of any Transferred Employee after the Closing, to modify the compensation or employee benefits of any Transferred Employee or relocate any Transferred Employee’s principal place of employment; provided any such termination, modification or relocation is effected in accordance with applicable Law and the terms and conditions of this Section 7.1.

SECTION 7.2 Employment Obligations with Respect to Union Employees. The provisions of this Section 7.2 shall apply to Union Employees

(a) As of the Closing Date, the Purchaser or its relevant Affiliate will be bound by the terms and obligations of the Collective Labor Agreements specified in the Employee Information with respect to the employment of the relevant Union Employees as a successor, assign or purchaser of the relevant Seller and shall employ the Union Employees in accordance therewith. Notwithstanding anything to the contrary herein, nothing in this Section 7.2 shall be deemed to preclude the Purchaser or the relevant Affiliates from renegotiating the terms of any Collective Labor Agreement after the Closing Date.

(b) During the period beginning on the later of (i) the approval of the U.S. Sale Order and (ii) the Canadian Approval and Vesting Order, and ending on the Closing Date, unless otherwise specifically required by applicable Law, the Sellers shall not limit the Purchaser or the Designated Purchasers’ ability to contact and communicate with the unions or any collective bargaining agents that are parties to the Collective Labor Agreements listed in Section 4.11(d) of the Sellers Disclosure Schedule. For the avoidance of doubt, unless otherwise specifically required by applicable Law, the Sellers shall not limit the Purchaser or the Designated Purchasers’ ability to negotiate with the union or any collective bargaining agent regarding the terms and conditions of employment with respect to the Union Employees; provided, however, that (i) the Purchaser or the Designated Purchasers shall not negotiate directly or indirectly with any Union Employee who is not a recognized representative of a union or a member of the union’s collective bargaining team, (ii) the Purchaser or Designated Purchaser shall provide, upon the Sellers’ reasonable request, updated information regarding the Purchaser’s or Designated Purchaser’s contact and communication with the unions or collective bargaining agent, as applicable, and the status of any such negotiations, (iii) the Purchaser or the Designated Purchasers shall not bind or purport to bind any of the Sellers to any amendment to any collective agreement or any other agreement with any union, and (iv) any changes that the Purchaser or the Designated Purchasers may negotiate with a union shall be conditional upon and only take effect following Closing.

SECTION 7.3 Excluded Employee Liabilities. For purposes of clarity, except as otherwise provided in the Loaned Employee Agreement, the Sellers shall retain, and neither the Purchaser, any of the Designated Purchasers nor any Purchaser Employee Plan shall assume at the Closing, any of the following Liabilities of the Sellers, their Affiliates or Seller Employee Plans (the “Excluded Employee Liabilities”):

(a) any Liabilities related to the Seller Employee Plans or any employee plans or arrangements related to employees of the Business employed by the Sellers, including the Sellers’, any of their Affiliates’ or Seller Employee Plans’ obligations to contribute to, make payments or provide benefits under any Seller Employee Plan, except with respect to any payments or benefits provided for in Section 2.1.3(h);

(b) any obligation to provide continuation coverage pursuant to COBRA or any similar Law under any Seller Employee Plan that is a “group health plan” (as defined in Section 5000(b)(1) of the Code) to any Transferred Employees and/or their qualified beneficiaries who have a COBRA qualifying event that occurs prior to such Employees’ Effective Hire Date;

(c) any Liabilities resulting from any Action (i) by any Employee relating to his/her employment or termination of employment with any of the Sellers, except any Action related to the Purchaser’s failure to perform its obligations under this Article VII, or (ii) by an applicant with respect to potential employment with any of the Sellers in the Acquired Business.

(d) any other Liabilities for former employees, Employees and independent contractors related to the Acquired Business that are not Transferred Employees; and

(e) any Liability with respect to the KERP, the KEIP, the Nortel Special Incentive Plan or any other retention plan, program or arrangement of the Sellers that provides benefits to any Transferred Employee.

SECTION 7.4 Other Employee Covenants.

(a) After the date hereof, and subject to each Party’s disclosure obligations imposed by Law or by Government Entities and each Party’s obligations hereunder, the Parties shall not, and shall procure that each of their Affiliates shall not, issue any announcement or communication to their respective employees or the Employees, prior to consultation with, and the approval of, the other Party (not to be unreasonably withheld or delayed) with respect to this Agreement or any of the transactions contemplated hereby (including any announcement or communication to any individual employee that the Purchaser is required to provide under applicable Law). Each Party shall cooperate in respect of the development and distribution of any announcement and communication to the employees of the other Party including Employees thereof, with respect to this Agreement or any of the transactions contemplated hereby.

(b) The Purchaser undertakes to keep the Employee Information in confidence and that, until the relevant Employee Transfer Date with respect to those Employees who become Transferred Employees, and at all times with respect to those Employees who do not become Transferred Employees:

(i) the Purchaser shall, and shall cause the Designated Purchasers to, restrict the disclosure of the Employee Information only to such of its employees, agents and advisors as is reasonably appropriate for the purposes of complying with its obligations pursuant to this Agreement, and the Employee Information shall not be disclosed to any other Person without the consent of the Main Sellers, such consent not to be unreasonably withheld;

(ii) the Employee Information shall not be used except for the purposes of complying with the obligations of the Purchaser and the Designated Purchasers pursuant to this Agreement, and for the purposes reasonably related to the same, and shall be returned to the Sellers or destroyed, at the Sellers’ election, if this Agreement is terminated; and

(iii) the Purchaser shall, and shall cause the Designated Purchasers to, comply with such additional obligations as may be reasonably required in any particular jurisdiction to comply with any applicable data privacy Laws.

(c) The Purchaser and the Sellers shall cooperate with each other in order to provide for an orderly transition of the Transferred Employees from the Sellers to the Purchaser or the Designated Purchasers, as applicable, and to minimize the disruption to the respective businesses of the Parties resulting from the transactions contemplated hereby.

(d) During the Non-Solicitation Period the Sellers shall not, and shall not permit, cause or encourage any of their Affiliates to, without the advance written consent of the Purchaser, either directly or indirectly solicit for employment, hire or otherwise engage to provide services any Transferred Employee or other employee of the Purchaser or Designated Purchaser unless the Purchaser or a Designated Purchaser involuntarily terminate the employment of such employee, without cause, prior to such action by the Sellers; provided, however, that nothing in this Section 7.4(d) shall prevent the Sellers from conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such Transferred Employees or other employees of the Purchaser or Designated Purchaser and hiring such Transferred Employees or other employees of the Purchaser or Designated Purchaser identified through such employment searches. During the Non-Solicitation Period, the Purchaser and the Designated Purchasers shall not, and shall not permit, cause or encourage any of their Affiliates to, without the Seller’s advance written consent, either directly or indirectly solicit for employment, hire or otherwise engage to provide services (i) any of the employees of the Sellers (other than Employees), unless the Sellers involuntarily terminate the employment of such employee, without cause, prior to such action by the Purchaser or the Designated Purchasers, or (ii) any Employees who have rejected an Offer of the Purchaser or a Designated Purchasers or objected to their transfer of employment to the Purchaser or a Designated Purchasers pursuant to this Agreement or Employees to whom the Purchaser or a Designated Purchaser did not make a compliant Offer pursuant to Section 7.1.1; provided, however, that nothing in this Section 7.4(d) shall prevent the Purchaser or the Designated Purchasers from conducting generalized employment searches, including placing bona fide public advertisements, that are not specifically targeted at such employees or former employees of the Sellers and hiring such employees or former employees of the Sellers identified through such employment searches.

(e) As of the Effective Hire Date, the Sellers and their Affiliates shall release any non-competition or confidentiality obligations in respect of the Acquired Business or Assets binding to the Transferred Employees which would survive the termination of the employment relationship between the Sellers and the Transferred Employees. For the avoidance of doubt, this release shall operate only to facilitate the Transferred Employees’ employment with the Purchaser or a Designated Purchaser, as applicable, in the Acquired Business and the subject non-competition and confidentiality obligations shall remain in full force and effect as to all other aspects of the Sellers’ business and all other Persons.

(f) Each Party shall reasonably cooperate to communicate relevant information to Employees relating to this Agreement and the transactions contemplated hereunder, and shall provide copies of all notices required by Law and related to the transactions contemplated by this Agreement to the other Party. Each Party shall provide copies of such communications to the other Party reasonably in advance of distribution, and shall provide an opportunity for such other Party to comment.

(g) In the event and for so long as the Seller is actively contesting or defending against any third party Action or Claim in which the Employee Records are pertinent, the Purchaser or Designated Purchaser agrees to provide reasonable access to Employee Records solely for the purposes of such Action or Claim, at the cost of the Sellers.

(h) The Sellers shall use reasonable efforts to provide updated Employee Information to the Purchaser on the first Business Day of each month beginning after the date hereof and shall provide the Purchaser with the final updated Employee Information with respect to Employees ten (10) Business Days prior to the Closing Date in order to reflect Employee hiring, promotions, demotions, transfers, or other status changes and attrition, and further accruals or reductions or, if and to the extent applicable to such schedule, other changes in each Employee’s compensation from the date hereof to the Closing Date, in each case if and only to the extent permitted under Section 5.9.

SECTION 7.5 Sole Benefit of the Sellers and the Purchaser or Designated Purchaser. The terms and provisions of this Article VII are for the sole benefit of the Sellers and the Purchaser or Designated Purchaser. Nothing contained herein, express or implied (i) shall be construed to establish, amend, or modify any Seller Employee Plan, any Purchaser Employee Plan, or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of the Purchaser or Designated Purchaser, the Sellers, or any of their respective Affiliates to amend, modify or terminate any Seller Employee Plan, any Purchaser Employee Plan (other than as provided in Section 7.1.2(E), or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment, or constitute or create an employment agreement with any Transferred Employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement.

ARTICLE VIII.

CONDITIONS TO THE CLOSING

SECTION 8.1 Conditions to Each Party’s Obligation. The Parties’ obligation to effect, and, as to the Purchaser, to cause the relevant Designated Purchasers to effect, the Closing is subject to the satisfaction or the express written waiver of the Primary Parties, at or prior to the Closing, of the following conditions:

(a) Regulatory Approvals. All Mandatory Regulatory Approvals shall have been obtained and shall remain in force and effect and have not been set aside or modified, on appeal or otherwise.

(b) No Injunctions or Restraints. There shall be in effect no Law, or any material order, injunction, decree or judgment of any Court or other Government Entity in the U.S., Canada or the United Kingdom, or of any European Union Entity staying, enjoining, preventing or prohibiting the consummation of any of the transactions contemplated hereby or by the EMEA Asset Sale Agreement, and there shall not be any proceedings pending by any Government Entity in the U.S., Canada, U.K. or any European Union Entity seeking to stay, enjoin, prevent or prohibit the consummation of any of the transactions contemplated hereby or by the EMEA Asset Sale Agreement.

(c) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in Clause 15.1 thereof (other than the conditions regarding the satisfaction or waiver of the conditions set out in this Section 8.1) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement (provided, that a Party may not assert the failure of this condition to be satisfied in the event that such failure is the result of, or has been caused by, a breach by such Party or its Affiliates of this Agreement or the EMEA Asset Sale Agreement that caused the applicable condition to Closing in the EMEA Asset Sale Agreement to not be satisfied).

(d) Consummation of Closing under EMEA Asset Sale Agreement. The transactions contemplated by the EMEA Asset Sale Agreement to be completed as of the Closing shall be completed contemporaneously with the Closing hereunder.

(e) U.S. Sale Order and Canadian Approval and Vesting Order. After notice and a hearing as required by section 363(b) and as defined in section 102(1) of the U.S. Bankruptcy Code, the U.S. Bankruptcy Court shall have entered the U.S. Sale Order and such Order shall be a Final Order. In addition, the Canadian Court shall have granted the Canadian Approval and Vesting Order and such Order shall be a Final Order.

SECTION 8.2 Conditions to the Sellers’ Obligation. The Sellers’ obligation to effect the Closing shall be subject to the fulfillment (or express written waiver by the Main Sellers), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties. Each of the representations and warranties contained in Article III (disregarding all materiality and material adverse effect qualifications contained therein) shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, except, in each case, for any failure to be true and correct that, individually and together with other such failures, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

(b) No Breach of Covenants. The Purchaser shall have performed in all material respects all material covenants, obligations and agreements contained in this Agreement required to be performed by the Purchaser on or before the Closing.

(c) Officer Certificate. The Sellers shall be furnished with a certificate of one of the executive officers of the Purchaser certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in Clause 15.2 thereof (other than the conditions regarding the satisfaction or waiver of the conditions set out in this Section 8.2) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement.

SECTION 8.3 Conditions to the Purchaser’s Obligation. The Purchaser’s obligation to effect, and to cause the relevant Designated Purchasers to effect, the Closing shall be subject to the fulfillment (or express written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

(a) No Breach of Representations and Warranties. Each of the representations and warranties set forth in Article IV, disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct (i) as if restated on and as of the Closing Date or (ii) if made as of a date specified therein, as of such date, except in each case for any failure to be true and correct that, individually and together with other such failures, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No Breach of Covenants. The Sellers shall have complied in all material respects with all material covenants, obligations and agreements contained in this Agreement required to be performed by the Sellers on or before the Closing.

(c) Officer Certificate. The Purchaser shall be furnished with a certificate of an executive officer of one of the Main Sellers certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d) Satisfaction of Conditions under EMEA Asset Sale Agreement. The conditions to Closing of the EMEA Asset Sale Agreement set out in Clause 15.3 thereof (other than the conditions regarding the satisfaction or waiver of the conditions set out in this Section 8.3) shall have been satisfied or waived in accordance with the terms of the EMEA Asset Sale Agreement.

ARTICLE IX.

TERMINATION

SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Primary Parties;

(b) by either Primary Party, upon written notice to the other:

(i) if the Closing does not take place on or prior to the date that is six (6) months following either the date of the Auction or the date on which the Sellers determine there shall not be an Auction;

(ii) if the Auction has occurred and (A) the Purchaser is not the Successful Bidder or (B) the U.S. Bankruptcy Court and the Canadian Court otherwise approve an Alternative Transaction; provided, however, that if the Purchaser is selected as the Alternate Bidder (as defined in the U.S. Bidding Procedures Order), the Purchaser may exercise its termination rights pursuant to this clause (b)(ii) on or after the fortieth (40th) calendar day following the conclusion of the Auction, unless, prior to such date, the Main Sellers have delivered written notice to the Purchaser that the Alternative Transaction will not occur and the Main Sellers intend to consummate the transaction contemplated by this Agreement or by any Subsequent Bid (as defined in the U.S. Bidding Procedures Order) submitted by the Purchaser and is the basis on which the Purchaser is selected by the Main Seller to the Alternate Bidder;

(iii) if the EMEA Asset Sale Agreement is terminated in accordance with its terms;

(iv) if the U.S. Debtors Chapter 11 Cases are converted to a liquidation proceeding under Chapter 7 of the U.S. Bankruptcy Code, and such conversion materially affects the Sellers’ ability to consummate the transactions contemplated by this Agreement;

(c) (i) by the Purchaser, upon written notice to the Main Sellers, in the event of a material breach by the Sellers of the Sellers’ representations, warranties, agreements or covenants set forth in this Agreement, which breach would result in a failure of the conditions to Closing set forth in Section 8.1(a), Section 8.1(c), Section 8.1(d), Section 8.3(a), Section 8.3(b) or Section 8.3(d), as applicable, or (ii) by the Main Sellers, upon written notice to the Purchaser, in the event of a material breach by the Purchaser of the Purchaser’s representations, warranties, agreements or covenants set forth in this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure of the conditions to Closing set forth in Section 8.1(a), Section 8.1(c), Section 8.1(d), Section 8.2(a), Section 8.2(b) or Section 8.2(d), as applicable, and, in each case, which, if capable of being cured, has not been cured within twenty-five (25) days from receipt of a written notice thereof from the non-breaching Party;

(d) by the Purchaser, upon written notice to the Main Sellers,

(i) if the U.S. Debtors shall fail to file the U. S. Bidding Procedures and Sale Motion within five (5) Business Days of the date of this Agreement and/or the Canadian Debtors shall fail to file the Canadian Sales Process Motion within seven Business Days of the date of this Agreement;

(ii) if the U.S. Bankruptcy Court shall fail to enter the U.S. Bidding Procedures Order and/or the Canadian Court shall have failed to enter the Canadian Sales Process Order on or prior to the date that is thirty (30) days from the date of this Agreement;

(iii) if the Purchaser is the Successful Bidder and the U.S. Sale Hearing and the Canadian Sale Hearing have not been commenced before the respective Bankruptcy Courts on or prior to the later of (A) the tenth (10th) Business Day after the Auction or (B) the first available date thereafter that the U.S. Bankruptcy Court and the Canadian Court are available to hold a joint hearing;

(iv) if the U.S. Bankruptcy Court has not entered the U.S. Sale Order on or prior to the date that is sixty (60) days from the date of this Agreement; or

(v) if the Canadian Court has not entered the Canadian Approval and Vesting Order on or prior to the date that is sixty (60) days from the date of this Agreement; or

(e) (i) by any of the Main Sellers upon written notice to the Purchaser, if the Purchaser is in material breach of its obligation to close the transactions contemplated hereby at the Closing, which breach is not cured within five (5) days from the receipt of a written notice thereof from any Main Seller or (ii) by the Purchaser upon written notice to the Main Sellers, if the Sellers are in material breach of any of their respective obligations to close the transactions contemplated hereby at the Closing, which breach is not cured within five (5) days from the receipt of a written notice thereof from the Purchaser;

provided, however, that the right to terminate this Agreement pursuant to Section 9.1 (b)(i), Section 9.1(b)(ii), 9.1(b)(iii) (pursuant to Sections 15.4.2.(A), 15.4.2(B), 15.4.2(C), 15.4.3, 15.4.4 or 15.4.5of the EMEA Asset Sale Agreement), Section 9.1(c), Section 9.1(d) or Section 9.1(e) shall not be available to the Party seeking to terminate if such Party is then in breach of this Agreement (or, in the case of 9.1(b)(iii) (pursuant to Section 15.4.2(C) of the EMEA Asset Sale Agreement, the EMEA Asset Sale Agreement) and such breach has been the cause of, or has resulted in, the event or condition giving rise to a right to terminate this Agreement (or, in the case of 9.1(b)(iii) (pursuant to Section 15.4.2(C) of the EMEA Asset Sale Agreement, the EMEA Asset Sale Agreement).

SECTION 9.2 Break-Up Fee/Expense Reimbursement.

(a) The Sellers shall pay, or cause to be paid, to the Purchaser the Seller Break-Up Fee if this Agreement is terminated pursuant to Section 9.1(b)(i), 9.1(b)(ii), 9.1(b)(iii)

(pursuant to Sections 15.4.2(A), 15.4.2(B), 15.4.2(C), 15.4.2(D), 15.4.4(D), 15.4.4(E)of the EMEA Asset Sale Agreement), Section 9.1(b)(iv), Section 9.1(d)(iv) or Section 9.1(d)(v) (A) when the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 or Section 8.2 of this Agreement, and (B) Sellers enter into an agreement with respect to an Alternative Transaction no later than the nine months following such termination, which Seller Break-Up Fee shall be paid no later than three (3) Business Days following the consummation by the Sellers of the Alternative Transaction.

(b) The Sellers shall pay, or cause to be paid, to the Purchaser the Seller Break-Up Fee if the Purchaser is the Successful Bidder and this Agreement is terminated pursuant to Section 9.1(c)(i) and 9.1(d)(iii) when the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 or Section 8.2 of this Agreement.

(c) The Sellers shall pay, or cause to be paid, to the Purchaser the Seller Expense Reimbursement if this Agreement is terminated pursuant to Sections 9.1(b)(i), Section 9.1(b)(ii), 9.1(b)(iii) (pursuant to Sections 15.4.2(A), 15.4.2(B), 15.4.2(C), 15.4.2(D), 15.4.3(A), 15.4.4(C), 15.4.4(D), 15.4.4(E)of the EMEA Asset Sale Agreement), Section 9.1(b)(iv), Section 9.1(c)(i), Section 9.1(d)(iii), Section 9.1(d)(iv) and Section 9.1(d)(v) when the Purchaser is not in breach of this Agreement or the EMEA Asset Sale Agreement, which breach would result in a failure to satisfy any of the conditions to Closing set forth in Section 8.1 or Section 8.2 of this Agreement. The Seller Expense Reimbursement shall be paid no later than three (3) Business Days following such termination.

(d) The Parties acknowledge that the damages resulting from termination of this Agreement under circumstances where the Purchaser is entitled to the Seller Break-Up Fee and/or Seller Expense Reimbursement are uncertain and incapable of accurate calculation and that the delivery of the Seller Break-Up Fee and/or Seller Expense Reimbursement to the Purchaser is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate the Purchaser in the circumstances where the Purchaser is entitled to the Seller Break-Up Fee and/or Seller Expense Reimbursement for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, the Purchaser would not enter into this Agreement. If the Sellers fail to take any action necessary to cause the delivery of the Seller Break-Up Fee and/or Seller Expense Reimbursement under circumstances where the Purchaser is entitled to the Seller Break-Up Fee and/or Seller Expense Reimbursement and, in order to obtain such Seller Break-Up Fee and/or Seller Expense Reimbursement, the Purchaser commences a suit which results in a judgment in favor of the Purchaser requiring payment by the Sellers of the full amount of the Seller Break-Up Fee and Seller Expense Reimbursement, the Sellers shall pay to the Purchaser an amount in cash equal to the direct out of pocket costs and expenses (including reasonable out of pocket attorneys’ and advisor fees) incurred by the Purchaser or its Affiliates and supported by reasonable and appropriate documentation in connection with such suit. Notwithstanding anything herein to the contrary, payment of the Seller Break-Up Fee and/or Seller Expense Reimbursement, if payable in accordance with the terms hereof, will be the sole and exclusive remedy of the Purchaser Parties, whether at Law or in equity, for any and all breaches prior to Closing by the Sellers of the terms and conditions of this Agreement.

(e) Notwithstanding anything to the contrary herein, the Sellers’ obligations to pay the Seller Break-Up Fee and/or Seller Expense Reimbursement pursuant to this Section 9.2 is expressly subject to entry of the U.S. Bidding Procedures Order and the Canadian Sales Process Order.

SECTION 9.3 Effects of Termination. If this Agreement is terminated pursuant to Section 9.1:

(a) all further obligations of the Parties under or pursuant to this Agreement shall terminate without further liability of any Party to the other except for the provisions of (i) Section 2.2.4 (Good Faith Deposit), (ii) Section 2.2.5 (Escrow), (iii) Section 5.7 (Public Announcements), (iv) Section 5.10 (Transaction Expenses), (v) Section 5.11 (Confidentiality), (vi) Section 7.4(b)(ii) (Other Employee Covenants), (vii) Section 9.1 (Termination), (viii) Section 9.2 (Expense Reimbursement and Break-Up Fee), (ix) this Section 9.3 (Effects of Termination) and (x) ARTICLE X (Miscellaneous); provided, that subject to the limitations set forth in Section 9.2(c) and Section 10.14, neither the termination of this Agreement nor anything in this Section 9.3 shall relieve any Party from liability for any breach of this Agreement occurring before the termination hereof;

(b) except as required by applicable Law, the Purchaser shall return to the Sellers all documents, work papers and other material of any of the Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof to the extent and in the manner required by the Confidentiality Agreement; and

(c) the provisions of the Confidentiality Agreement shall continue in full force and effect.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1 No Survival of Representations and Warranties or Covenants. Except for the representations set forth in Section 3.5, no representations or warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date, except for covenants set forth in Section 5.8, Section 5.26 and Article VI and covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

SECTION 10.2 Remedies. No failure to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement by any Party will operate as a waiver of such right, remedy, power or privilege, nor will any single or partial exercise of any right, remedy, power or privilege under this

Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege.

SECTION 10.3 No Third-Party Beneficiaries. Except for any acknowledgments, rights, undertakings, representations or warranties expressed to be for the benefit of the EMEA Sellers or the Joint Administrators, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.4 Consent to Amendments; Waivers. No Party shall be deemed to have waived any provision of this Agreement or any of the other Transaction Documents unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement and the Ancillary Agreements shall not be amended, altered or qualified except by an instrument in writing signed by all the parties hereto or thereto, as the case may be.

SECTION 10.5 Successors and Assigns. Except as otherwise expressly provided in this Agreement, all representations, warranties, covenants and agreements set forth in this Agreement or any of the Ancillary Agreements by or on behalf of the parties hereto or thereto will be binding upon and inure to the benefit of such parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the Main Sellers in case of an assignment by the Purchaser or the Purchaser in case of an assignment by any Seller, which consent may be withheld in such Party’s sole discretion, except for the following assignments which shall not require consent: (i) assignment to an Affiliate of a Party (provided, that such Party remains liable jointly and severally with its assignee Affiliate for the assigned obligations to the other Party), (ii) assignment by a U.S. Debtor to a succeeding entity following such U.S. Debtor’s emergence from the Chapter 11 Cases, (iii) assignment by any of the Canadian Debtors pursuant to any plan of arrangement approved by the Canadian Court and (iv) designation by the Purchaser of Designated Purchasers pursuant to Section 2.4.

SECTION 10.6 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any questions, claims, disputes, remedies or Actions arising from or related to this Agreement, and any relief or remedies sought by any Parties, shall be governed exclusively by the Laws of the State of New York applicable to contracts made and to be performed in that State and without regard to the rules of conflict of laws of the State of New York or any other jurisdiction.

(b) To the fullest extent permitted by applicable Law, each Party: (i) agrees that any claim, action, proceeding by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement, or the transactions contemplated hereby shall be brought only in (A) the U.S. Bankruptcy Court, if brought prior to the entry of a final decree closing the Chapter 11 Cases, or the Canadian Court, if brought prior to the termination of the CCAA Cases, provided, that if (X) a final decree closing the Chapter 11 Cases has not been entered and (Y) the CCAA Cases have not terminated, the U.S. Debtors, the Canadian Debtors or the Purchaser may, in accordance with the Cross-Border Protocol, move the U.S. Bankruptcy Court and the Canadian Court to hold a joint hearing of the U.S. Bankruptcy Court and the Canadian Court to determine the appropriate jurisdiction for such claim, action or proceeding, or (B) in the Federal Courts in the Southern District of New York or the State Courts of the State of New York, County of Manhattan (collectively, the “New York Courts”), if brought after entry of a final decree closing the Chapter 11 Cases and termination of the CCAA Cases (the courts specified in clauses (A) and (B) collectively, the “Designated Courts”), and shall not be brought in each case, in any other court in the United States of America, Canada or any court in any other country; (ii) agrees to submit to the jurisdiction of the Designated Courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby; (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of such action brought in any Designated Court or any claim that any such action brought in any Designated Court has been brought in an inconvenient forum; (iv) agrees that the mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or any other manner as may be permitted by Law shall be valid and sufficient service thereof, and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) The Purchaser hereby appoints Cassels Brock & Blackwell LLP, Barristers & Solicitors, 2100 Scotia Plaza, 40 King Street West, Toronto, ON, Canada M5H 3C2, as its authorized agent (the “Purchaser Authorized Canadian Agent” and, together with the Purchaser Authorized Agent, the “Purchaser Authorized Agents”) upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian Court by any other party hereto, which appointment in each case shall be irrevocable. The Purchaser further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointments in full force and effect as aforesaid. Service of process upon the applicable Purchaser Authorized Agent in respect of the relevant jurisdiction and written notice of such service to the Purchaser shall be deemed, in every respect, effective service of process upon the Purchaser in relation to such jurisdiction.

(d) Each Seller hereby appoints (i) NNI as its authorized agent (the “Seller Authorized U.S. Agent”) upon whom process and any other documents may be served in the Chapter 11 Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the U.S. Bankruptcy Court or in the New York Courts by any other party hereto, and (ii) NNL as its authorized agent (the “Seller Authorized Canadian Agent” and together with the Seller Authorized U.S. Agent, the “Seller Authorized Agents”) upon whom process and any other documents may be served in the CCAA Cases and any Action arising out of, or in connection with, this Agreement or the transactions contemplated hereby, which may be instituted in the Canadian Court by any other party hereto, which appointment in each case shall be irrevocable. Each such Seller further agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the applicable Seller Authorized Agent in respect of the relevant jurisdiction and written notice of such service to the Main Sellers shall be deemed, in every respect, effective service of process upon every such Seller.

(e) Section 10.6(b) shall not limit the jurisdiction of (i) the Accounting Arbitrator set forth in Section 2.2.3.1 (c) or (ii) the arbitrator(s) entrusted with the resolution of disputes relating to the Transition Services Agreement pursuant to the provisions of Exhibit 5.25, although claims may be asserted in the courts referred to in Section 10.6(b) for purposes of enforcing the jurisdiction and judgments of the Accounting Arbitrator or such arbitrator(s).

(f) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

SECTION 10.7 Notices. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 10.7.

If to the Purchaser to:

PSP Holdings LLC

c/o Marlin Equity Partners

2121 Rosecrans Avenue, Suite 4325

El Segundo, CA 90245

United States

Attention: Andres Martinez

Facsimile: +1 310-364-0110

With copies (that shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

United States

Attention: Rick Presutti

Facsimile: +1 212-593-5955

and

Cassels Brock & Blackwell LLP

2100 Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3C2

Canada

Attention: Alison Manzer

Facsimile: +1 416-350-6938

If to the Main Sellers or the Sellers, to:

Nortel Networks Corporation

5945 Airport Road

Suite 360

Mississauga, Ontario, Canada L4V 1R9

Attention:	Anna Ventresca
General Counsel-Corporate, Corporate Secretary and
Chief Compliance Officer
Facsimile:	+1-905-863-2057

Nortel Networks Limited

5945 Airport Road

Suite 360

Mississauga, Ontario, Canada L4V 1R9

Attention:	Anna Ventresca
General Counsel-Corporate, Corporate Secretary and
Chief Compliance Officer

Facsimile: +1-905-863-2057

Nortel Networks Inc.

Legal Department

220 Athens Way, Suite 300

Nashville, Tennessee, USA 37228

Attention:	Lynn C. Egan
Secretary
Facsimile:	+1-615-432-4067

With copies (that shall not constitute notice) to:

Nortel Networks Limited

5945 Airport Road

Suite 360

Mississauga, Ontario

Canada L4V 1R9

Attn:	Robert Fishman
Senior Counsel

Facsimile: +1-347-427-3815 & +1-615-432-4067

and

Nortel Networks Inc.

Legal Department

220 Athens Way, Suite 300

Nashville, TN 37228

USA

Attention:	Robert Fishman
Senior Counsel

Facsimile: +1-347-427-3815 & +1-615-432-4067

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

United States

Attention:	James L. Bromley
Paul Marquardt
Facsimile:	+1-212-225-3999

and

Ogilvy Renault LLP

200 Bay Street

Suite 3800, P.O. Box 84

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2Z4

Canada

Attention:	Michael Lang
Facsimile:	+1-416-216-3930

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the calendar day after deposit with a reputable overnight courier service, as applicable.

SECTION 10.8 Exhibits; Sellers Disclosure Schedule.

(a) The Sellers Disclosure Schedule and the Exhibits attached hereto constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

(b) For purposes of the representations and warranties of the Sellers contained in this Agreement, disclosure in any section of the Sellers Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by the Sellers calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent from the Sellers Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Sellers Disclosure Schedule or other document delivered by the Sellers pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor that such item could have a Material Adverse Effect, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 10.9 Counterparts. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

SECTION 10.10 No Presumption. The Parties agree that this Agreement was negotiated fairly between them at arm’s length and that the final terms of this Agreement are the product of the Parties’ negotiations. Each Party represents and warrants that it has sought and received experienced legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a Party on the grounds that such Party drafted or was more responsible for drafting the provisions.

SECTION 10.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, illegal or incapable of being enforced in any jurisdiction, (i) as to such jurisdiction, the remainder of this Agreement or the application of such provision, clause or part under other circumstances, and (ii) as for any other jurisdiction, all provisions of this Agreement, shall not be affected and shall remain in full force and effect, unless, in each case, such invalidity, illegality or unenforceability in such jurisdiction materially impairs the ability of the Parties to consummate the transactions contemplated by this Agreement. Upon such determination that any clause or other provision is invalid, illegal or incapable of being enforced in such jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible even in such jurisdiction.

SECTION 10.12 Headings. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

SECTION 10.13 Entire Agreement.

(a) This Agreement, the other Transaction Documents, the Confidentiality Agreement and the Clean Team Confidentiality Agreement together set forth the entire understanding of the Parties relating to the subject matter thereof, and all prior or contemporaneous understandings, agreements, representations and warranties, whether written or oral, are superseded by this Agreement, the other Transaction Documents, the Confidentiality Agreement and the Clean Team Confidentiality Agreement, and all such prior or contemporaneous understandings, agreements, representations and warranties are hereby terminated. In the event of any irreconcilable conflict between this Agreement and any other Transaction Documents, the Confidentiality Agreement or the Clean Team Confidentiality Agreement, the provisions of this Agreement shall prevail, regardless of the fact that certain other Transaction Documents, such as the Local Sale Agreements, may be subject to different governing Laws.

(b) For the sake of clarity, the provisions of the EMEA Asset Sale Agreement have been drafted separately from the provisions in the body of this Agreement to reflect differing market practices in the countries of jurisdiction of the EMEA Sellers. Unless the context specifically requires, the provisions contained in the body of this Agreement and the provisions of the EMEA Asset Sale Agreement shall be interpreted independently and without reference to each other.

SECTION 10.14 Availability of Equitable Relief; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Section 10.14 and Section 9.2(d), each of the Parties shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to equitable relief to prevent or remedy breaches of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. Each Party further agrees that the only permitted objections that it may raise in response to any action for such equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement or that equitable relief is not permitted pursuant to this Section 10.14, and no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law except as expressly provided in this Section 10.14. For the avoidance of doubt, the Parties agree that specific performance shall not constitute the sole and exclusive remedy of the Parties, whether at Law or equity, for any and all breaches after Closing of the terms and conditions of this Agreement. In no event shall any Party be liable for special, exemplary, consequential or punitive damages.

SECTION 10.15 Bulk Sales Laws. Subject to the entry of the U.S. Sale Order and the Canadian Approval and Vesting Order, each Party waives compliance by the other Party with any applicable bulk sales Law.

SECTION 10.16 Main Sellers as Representatives of Other Sellers.

(a) For all purposes of this Agreement:

(i) each Other Seller listed in Section 10.16(a)(i) of the Sellers Disclosure Schedule hereby irrevocably appoints NNC as its representative;

(ii) each Other Seller listed in Section 10.16(a)(ii) of the Sellers Disclosure Schedule hereby irrevocably appoints NNL as its representative; and

(iii) each Other Seller listed in Section 10.16(a)(iii) of the Sellers Disclosure Schedule hereby irrevocably appoints NNI as its representative.

(b) Pursuant to Section 10.16(a), each of NNC, NNL and NNI shall expressly have the power to, in the name and on behalf of each of its Respective Affiliates (as defined below), (i) take all decisions and carry out any actions required or desirable in connection with this Agreement, including the execution of the Ancillary Agreements, (ii) send and receive all notices and other communications required or permitted hereby, and (iii) consent to any amendment, waivers and modifications hereof.

(c) For the purposes of this Agreement, “Respective Affiliates” means: (i) with respect to NNC, each Other Seller listed in Section 10.16(a)(i) of the Sellers Disclosure Schedule, (ii) with respect to NNL, each Other Seller listed in Section 10.16(a)(ii) of the Sellers Disclosure Schedule, and (ii) with respect to NNI, all the other U.S. Debtors and each Other Seller listed in Section 10.16(a)(iii) of the Sellers Disclosure Schedule.

(d) Each Respective Affiliate shall indemnify the Main Seller that acts as representative of such Respective Affiliate pursuant to this Section 10.16 for, and hold it harmless against, any loss, liability or expense, including reasonable attorneys’ fees, incurred by such Main Seller without gross negligence, bad faith or willful misconduct, for serving in the capacity of representative of such Respective Affiliate hereunder.

SECTION 10.17 Obligations of the Sellers. When references are made in this Agreement to certain Sellers causing other Sellers or other Affiliate(s) to undertake (or to not undertake) certain actions, or agreements are being made on behalf of certain other Sellers or other Affiliates, “Sellers” for purposes of such clause shall be deemed to mean, respectively, NNI (in the case of a U.S. Debtor) and NNL (in the case of a Canadian Debtor other than NNC and a Non-Debtor Seller).

SECTION 10.18 No Set-Off, Deduction or Counterclaim. Every payment payable by the Purchaser, the Designated Purchasers and the EMEA Designated Purchasers

under this Agreement, the EMEA Asset Sale Agreement or under any of the other Transaction Documents shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and without deduction of, or withholding for or on account of, any amount which is due and payable by the Sellers or the EMEA Sellers whether under this Agreement, the EMEA Asset Sale Agreement, under any of the other Transaction Documents or otherwise.

SECTION 10.19 Execution by Other Sellers. The Purchaser hereby acknowledges that the Other Sellers are not executing this Agreement as of the date hereof. This Agreement shall be binding on all parties that have executed or acceded to this Agreement from the time of such execution or accession, regardless of whether all Sellers have done so. Between the date hereof and the Closing Date, the Main Sellers hereby agree that they shall cause each Other Seller to execute a counterpart or accede to this Agreement no later than the Closing Date, agreeing to be bound as a Seller under this Agreement and authorizing NNC, NNL or NNI, as applicable, to act as its representative under Section 10.16.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

NORTEL NETWORKS CORPORATION

By:	/s/ ANNA VENTRESCA
	Name:	Anna Ventresca
	Title:	General Counsel – Corporate and Corporate Secretary

By:	/s/ ELENA KING
	Name:	Elena King
	Title:	Senior Vice-President, HR

NORTEL NETWORKS LIMITED

By:	/s/ ANNA VENTRESCA
	Name:	Anna Ventresca
	Title:	General Counsel – Corporate and Corporate Secretary

By:	/s/ ELENA KING
	Name:	Elena King
	Title:	Senior Vice-President, HR

NORTEL NETWORKS INC.

By:	/s/ ANNA VENTRESCA
	Name:	Anna Ventresca
	Title:	Chief Legal Officer

PURCHASER

By:	/s/ ANDRES MARTINEZ
	Name:	Andres Martinez
Title: